Exhibit 2.1

EXECUTION VERSION

MERGER

AND

CONTRIBUTION AND SHARE EXCHANGE AGREEMENT

by and among

BSKE LTD.,

TITAN PHARMACEUTICALS, INC.,

TTNP MERGER SUB, INC.

and

KE SDN BHD

dated as of August 19, 2024

i

Exhibits

Exhibit A	Form of Exchange Agreement	A-1
Exhibit B	Form of Surviving Corporation Charter	B-1
Exhibit C	Form of Surviving Corporation Bylaws	C-1

MERGER AND CONTRIBUTION AND SHARE EXCHANGE AGREEMENT

This Merger and Contribution and Share Exchange Agreement, dated as of August 19, 2024 (this “Agreement”), is made and entered into by and among (i) BSKE Ltd., a Cayman Islands exempted company (“PubCo”), (ii) Titan Pharmaceuticals, Inc., a Delaware corporation (“Parent”), (iii) TTNP Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of PubCo (“Merger Sub” and, together with PubCo, each, individually, an “Acquisition Entity” and, collectively, the “Acquisition Entities”), and (iv) KE Sdn Bhd, a Malaysian private limited company (the “Company”).

RECITALS

WHEREAS, the Company is engaged in software implementation and training, with specific focus on human resource solutions (as conducted or proposed to be conducted by the Company, the “Business”);

WHEREAS, Parent has been pursuing potential strategic alternatives, including an acquisition, merger, reverse merger, other business combination, sales of assets, licensing or other transaction;

WHEREAS, PubCo is a newly formed entity, wholly owned by Parent, and was formed for the purpose of participating in the transactions contemplated hereby and becoming the publicly traded holding company for the Company and the Surviving Corporation (as defined below);

WHEREAS, Merger Sub is a newly incorporated Delaware corporation, wholly owned by PubCo, and was formed for the purpose of effectuating the Merger (as defined below);

WHEREAS, the Company Shareholders (as defined below) own beneficially and of record 100% of the issued and outstanding equity securities of the Company as of immediately prior to the Effective Time (as defined below);

WHEREAS, within five (5) Business Days after the Proxy Statement/Prospectus becoming effective, PubCo, Parent and the Company will, and each of the Company Shareholders may elect to, enter into a share exchange agreement, substantially in the form attached hereto as Exhibit A (the “Exchange Agreement”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the Delaware General Corporation Law (“DGCL”) and the Malaysian Companies Act 2016 (the “Malaysian Companies Act”), as applicable, (a) Merger Sub will merge with and into Parent (the “Merger”), the separate existence of Merger Sub will cease and Parent will be the surviving corporation of the Merger and a direct wholly owned subsidiary of PubCo (Parent is hereinafter referred to for the periods from and after the Effective Time as the “Surviving Corporation”), and (b) immediately following confirmation of the effective filing of the Merger and upon the terms and subject to the conditions of this Agreement, the Company Shareholders will contribute and exchange all of the issued and outstanding equity securities of the Company for PubCo Ordinary Shares (as defined below) in accordance with this Agreement (the “Exchange” and together with the Merger, the “Business Combination”), and the Company will be a direct wholly owned subsidiary of PubCo;

WHEREAS, at Closing, PubCo and certain Company Shareholders will enter into a registration rights agreement in customary form and substance (the “Registration Rights Agreement”) pursuant to which, among other things, PubCo agrees to provide such Company Shareholders with certain rights relating to the registration for resale of the PubCo Ordinary Shares that they will receive in the Exchange; and

WHEREAS, each of the board of directors of Parent (the “Parent Board”), the board of directors of PubCo (the “PubCo Board”), the board of directors of Merger Sub (the “Merger Sub Board”), and the board of directors of the Company (the “Company Board”) has (i) determined that it is fair to, advisable for and in the best interests of Parent, PubCo, Merger Sub and the Company and their respective stockholders and shareholders, as applicable, to enter into this Agreement and to consummate the Business Combination and the other Transactions, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the Business Combination and the other Transactions, and (iii) determined to recommend to their respective stockholders and shareholders the approval and adoption of this Agreement, the Business Combination and the other Transactions.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

Article I
DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Entity” has the meaning set forth in the preamble hereto.

“Acquisition Proposal” means, as to the Company or Parent, other than the Transactions, any offer or proposal relating to: (i) any acquisition or purchase, direct or indirect, of (A) 20% or more of the consolidated assets of such Person and its Subsidiaries or (B) 20% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 20% or more of the consolidated assets of such Person and its Subsidiaries; (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity or voting securities of (A) such Person or (B) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 20% or more of the consolidated assets of such Person and its Subsidiaries; or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (A) such Person or (B) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 20% or more of the consolidated assets of such Person and its Subsidiaries.

“Action” means any action, lawsuit, complaint, claim, petition, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Additional SEC Reports” has the meaning set forth in Section 7.6.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Alternative Transaction” means, (i) as to the Company, a transaction (other than any Transaction) concerning the sale or transfer of (A) all or any material part of the business or assets of the KE Companies (as defined below), taken as a whole, or (B) any of the Company Shares or other equity interests or profit interests (including any phantom or synthetic equity) of any KE Company, whether newly issued or already outstanding, in any case, whether such transaction takes the form of a sale or issuance of shares or other equity interests, assets, merger, consolidation, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise, and (ii) as to Parent, a transaction (other than any Transaction) involving the sale or transfer of Parent Common Stock, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, business combination, issuance of debt securities or convertible securities, warrants, management Contract, joint venture or partnership, or otherwise.

“Ancillary Agreements” means, collectively, the Exchange Agreement, the Registration Rights Agreement, and the PubCo Governing Documents.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, anti-bribery provisions of Malaysian Anti-Corruption Commission Act 2009 and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010 or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means the financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, anti-money laundering provisions of the USA PATRIOT Act of 2001, as amended, anti-money laundering provision of the Malaysian Anti-Money Laundering, Anti-Terrorism Financing and Proceeds of Unlawful Activities Act 2001, as amended, all other applicable anti-money laundering Laws of any jurisdiction, and similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority.

“Business Combination” has the meaning set forth in the recitals hereto.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble hereto.

“Company Audited Financial Statements” has the meaning set forth in Section 3.4(a).

“Company Benefit Plan” has the meaning set forth in Section 3.21(a).

“Company Board” has the meaning set forth in the recitals hereto.

“Company Certificates” has the meaning set forth in Section 2.6(a).

“Company Cure Period” has the meaning set forth in Section 10.1(f).

“Company Disclosure Schedules” has the meaning set forth in Article III.

“Company Exchange Ratio” means 8.524.

“Company Financial Statements” has the meaning set forth in Section 3.4(a).

“Company Governing Documents” means the Company’s Constitution.

“Company Intellectual Property” means, collectively, any and all (i) Owned Company Intellectual Property, if any and (ii) Licensed Company Intellectual Property.

“Company Related Party” has the meaning set forth in Section 3.19(a).

“Company Services” means each service or solution that has been sold, distributed or made available to third parties by any of the KE Companies, or ordered or purchased by third parties from the Company or its Subsidiaries, in each case at any time during the three-year period preceding the date of this Agreement.

“Company Shareholder” means any holder of any Company Shares at the time of determination as the context requires.

“Company Shares” means the ordinary shares of the Company.

“Company Transaction Expenses” means fees and disbursements of outside counsel to the Company or the Company Shareholders incurred in connection with the Transactions and fees and expenses of any other agents, advisors, consultants, experts and financial advisors employed by the Company in connection with the Transactions.

“Company Transaction Expenses Certificate” has the meaning set forth in Section 2.1(a)(i).

“Company Unaudited Financial Statements” has the meaning set forth in Section 3.4(a).

“Computer Security Incident” means any data or security breaches or unauthorized access, modification, disclosure, misuse, loss, or unavailability of Personal Information or IT Systems or violation or suspected (after investigation that did not eliminate such suspicion) violation of Privacy Laws, computer security policies, acceptable use policies, standard security practices or Privacy Policies. Examples of such incidents include: (i) an attacker commands a botnet to send high volumes of connection requests to a web server, causing it to crash; (ii) users are tricked into opening a “quarterly report” sent via email that is actually malware; running the tool has infected their computers and established connections with an external host; (iii) an attacker obtains sensitive data and threatens that the details will be released publicly if the organization does not pay a designated sum of money; or (iv) a user provides or exposes sensitive information to others through peer-to-peer file sharing services.

“Continental” means Continental Stock Transfer & Trust Company.

“Contracts” means any contracts, subcontracts, agreements, arrangements, understandings, commitments, instruments, undertakings, indentures, leases, mortgages and purchase orders, whether written or oral.

“Copyrights” means all rights in copyrights, and other rights in any works of authorship of any type, in all forms, media or medium, now known or hereinafter developed, and whether or not completed, published, or used, including all drafts, plans, sketches, artwork, layouts, copy, designs, photographs, illustrations, collections, serials, printed or graphic matter, slides, compilations, serials, promotions, audio or visual recordings, transcriptions, Software, and all derivative works, translations, adaptations and combinations of any of the foregoing, all registrations and applications therefor and all extensions, restorations, and renewals of any of the foregoing, all worldwide rights and priorities afforded under any Law with respect to any of the foregoing, and all termination rights, moral rights, author rights and all other rights associated therewith.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof.

“D&O Indemnified Parties” has the meaning set forth in Section 7.5(a).

“Databases” means all compilations of data, the selection and arrangement of that data, and all related documentation, including documentation regarding the procedures used in connection with the selection, collection, arrangement, processing and distribution of data contained therein to the extent they exist, together with documentation regarding the attributes of the data contained therein or the relationships among such data and documentation regarding data structures and formats, and file structures and formats, whether registered or unregistered, and any registrations or applications for registration therefor.

“Develop” or “Development” means any conception, reduction to practice, invention, creation, formulation, design, enhancement, testing, discovery, editing, commercialization, modification, improvement, or development (and any contribution to the foregoing), whether independently or jointly.

“DGCL” has the meaning set forth in the recitals hereto.

“Disclosure Schedules” means, as applicable, the Company Disclosure Schedules or the Parent Disclosure Schedules.

“DTC” means the Depository Trust Company.

“Effective Time” has the meaning set forth in Section 2.2(c).

“Environmental Laws” means any and all applicable Laws relating to pollution, protection, preservation or remediation of the environment (including natural resources) and human health and safety, including but not limited to the use, storage, emission, disposal or release of or exposure to Hazardous Materials.

“Environmental Permits” means the Permits required under Environmental Laws.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with a company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Event” means any event, state of facts, development, change, circumstance, occurrence or effect.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.6(a).

“Exchange Agreement” has the meaning set forth in the preamble hereto.

“Exchange Consideration” means $27,000,000.

“Exchange Shares” has the meaning set forth in Section 2.3.

“Export Laws” means (i) all Laws imposing trade sanctions on any Person, including, all Laws administered by OFAC, all sanctions Laws or embargos imposed or administered by the U.S. Department of State, the United Nations Security Council, His Majesty’s Treasury or the European Union and all sanctions Laws or embargos imposed or administered by Government of Malaysia, and all anti-boycott Laws administered by the U.S. Department of State or the Department of Treasury and all anti-boycott Laws administered by Government of Malaysia, (ii) all Laws relating to the import, export, re-export, or transfer of information, data, goods, and technology, including the Export Administration Regulations administered by the U.S. Department of Commerce, the International Traffic in Arms Regulations administered by the U.S. Department of State, and the export control Laws of the United Kingdom or the European Union, and (iii) all Laws relating to the import, export, re-export, or transfer of information, data, goods, and technology, of Malaysia and the export control laws of Malaysia.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a Delaware corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a Delaware limited liability company are its limited liability company agreement and certificate of formation under the Delaware Limited Liability Act, the “Governing Documents” of a Malaysian private limited company are its constitution under the Malaysian Companies Act and the “Governing Documents” of a Cayman Islands exempted company are its memorandum of association and articles of association under the Cayman Companies Act, in each case, as amended and/or restated from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local, international, supranational or foreign government, governmental authority, regulatory or administrative agency (which for the purposes of this Agreement shall include the SEC), governmental commission, department, board, bureau, agency, court, arbitral tribunal, securities exchange or similar body or instrumentality thereof.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Materials” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive” (or words of similar intent or meaning) under Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, per- and polyfluoroalkyl substances or pesticides.

“Healthcare Reform Laws” has the meaning set forth in Section 4.21(l).

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (i) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (ii) amounts owing as deferred purchase price for property or services, including “earnout” payments, (iii) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (iv) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (v) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (vi) obligations under capitalized leases, (vii) obligations under any Financial Derivative/Hedging Arrangement, (viii) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (i) through (vii) above, and (ix) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the Ordinary Course.

“Intellectual Property” means all of the following: (i) Copyrights; (ii) Trademarks; (iii) Patents; (iv) Proprietary Information (including knowledge databases, customer lists and customer databases); (v) all domain names, uniform resource locators and other names and locators associated with the internet, including applications and registrations thereof; (vi) all rights (as such may exist or be created in any jurisdiction), whether statutory, common law or otherwise, in, arising out of, or associated with the foregoing; (vii) all other intellectual property or proprietary rights now known or hereafter recognized in any jurisdiction worldwide; (viii) all rights equivalent or similar or pertaining to the foregoing, including those arising under international treaties and convention rights; (ix) all rights and powers to assert, defend and recover title to any of the foregoing; (x) all rights to assert, defend, sue, and recover damages for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any rights in or to any of the foregoing; and (xi) all administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions and extensions of legal protection pertaining to any of the foregoing.

“Intended Tax Treatment” has the meaning set forth in Section 8.5(a)(i).

“Interim Period” has the meaning set forth in Section 6.1.

“Investment Company Act” means the United States Investment Company Act of 1940.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means, collectively, the hardware, Software, data, Databases, data communication lines, network and telecommunications equipment, platforms, servers, peripherals, computer systems, and other information technology equipment, facilities, infrastructure and documentation used, owned, leased or licensed by any of the KE Companies or Parent, as applicable, and used in their business as currently conducted.

“KE Companies” means, collectively, the Company and its Subsidiaries.

“KE Company Interests” means all of the outstanding equity interests of the KE Companies.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, or any provisions or interpretations of the foregoing, including general principles of common and civil law and equity.

“Leased Real Property” means all real property leased, licensed, subleased, sublicensed or otherwise used or occupied by any of the KE Companies or Parent, as applicable, or to which the KE Companies or Parent, as applicable, otherwise has a right to use.

“Letter of Transmittal” has the meaning set forth in Section 2.6(a).

“Licensed Company Intellectual Property” means Intellectual Property licensed or made available by another Person to any of the KE Companies.

“Licensed Parent Intellectual Property” means Intellectual Property licensed or made available by another Person to Parent.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, charges, security interests, options, leases, subleases, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).

“Loeb” has the meaning set forth in Section 8.5(a)(vi).

“Lost Certificate Affidavit” has the meaning set forth in Section 2.6(e).

“Malaysian Companies Act” has the meaning set forth in the recitals hereto.

“Material Adverse Effect” means any event, change or circumstance that has or is reasonably likely to have a material adverse effect on (i) the assets, business, results of operations, financial condition or prospects of the KE Companies or Parent, as applicable, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (A) any change in applicable Laws or GAAP after the date hereof or any official interpretation thereof, (B) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (C) the announcement or the execution of this Agreement, the pendency or consummation of the Business Combination or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (C) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 3.10, 4.10, or 5.4 and, to the extent related thereto, the condition in Section 9.2(a)) or 9.3(a), as applicable, (D) any change generally affecting any of the industries or markets or the economy as a whole in which the Company or Parent operates, (E) the compliance with the terms of this Agreement or the taking of any action required by this Agreement or by KE with the prior written consent of Parent or by Parent, PubCo, or Merger Sub with the prior written consent of KE (provided, that the exceptions in this clause (E) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 3.10, 4.10, or 5.4 and, to the extent related thereto, the condition in Section 9.2(a) or 9.3(a), as applicable), (F) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, pandemic, weather condition, explosion fire, act of God or other force majeure event, and any Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company’s or Parent’s compliance therewith, (G) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company or Parent operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (H) any failure of any KE Company to meet any projections, forecasts or budgets; provided, that clause (H) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), except in the case of clause (A), (B), (D), (F) and (G) to the extent that such change does not have a disproportionate impact on the Company as compared to other industry participants or (ii) the ability of the Company or Parent to consummate the Transactions.

“Material Contracts” has the meaning set forth in Section 3.5(a).

“Material Permits” has the meaning set forth in Section 3.16.

“Merger” has the meaning set forth in the recitals hereto.

“Merger Certificate” has the meaning set forth in Section 2.2(c).

“Merger Constituent Corporations” has the meaning set forth in Section 2.2(b).

“Merger Filing Documents” has the meaning set forth in Section 2.2(c).

“Merger Sub” has the meaning set forth in the preamble hereto.

“Merger Sub Board” has the meaning set forth in the recitals hereto.

“Merger Sub Shares” has the meaning set forth in Section 5.2(a).

“Nasdaq” means The Nasdaq Capital Market.

“OFAC” means the United States Office of Foreign Assets Control.

“Olshan” has the meaning set forth in Section 8.5(a)(vi).

“Ordinary Course” means, with respect to an action taken by a Person, that (i) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person’s business, including (with respect to the use of such term in Article III or Article IV as to the period prior to the date of this Agreement); and (ii) such action complies with, in all material respects, all applicable Laws.

“Owned Company Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the KE Companies.

“Owned Company Software” means all Software owned or purported to be owned by a KE Company.

“Owned Parent Intellectual Property” means any and all Intellectual Property owned or purported to be owned by Parent.

“Owned Parent Software” means all Software owned or purported to be owned by Parent.

“Parent” has the meaning set forth in the preamble hereto.

“Parent Board” has the meaning set forth in the recitals hereto.

“Parent Board Recommendation” has the meaning set forth in Section 8.3(b)(ii).

“Parent Bylaws” means the Bylaws of Parent, as amended by the Amendment to the Bylaws of Parent effective as of December 29, 2021, and as further amended by the Amendment to the Bylaws of Parent effective as of July 5, 2022.

“Parent Capital Stock” means, collectively, the Parent Common Stock and the Parent Preferred Stock.

“Parent Certificates” has the meaning set forth in Section 2.6(a).

“Parent Charter” means (i) the Amended and Restated Certificate of Incorporation of Parent, dated January 23, 1996, as amended by the Certificate of Amendment to the Restated Certificate of Incorporation dated September 24, 2015, as amended by the Certificate of Amendment to the Restated Certificate of Incorporation dated January 23, 2019, as amended by the Certificate of Amendment to the Restated Certificate of Incorporation dated November 30, 2020, and as amended by the Certificate of Amendment to the Amended and Restated Certificate of Incorporation dated January 8, 2024, and (ii) that certain Certificate of Designations, Preferences, Rights and Limitations of Series AA Convertible Preferred Stock, dated September 13, 2023.

“Parent Common Stock” means the common stock of Parent, par value $0.001 per share.

“Parent Cure Period” has the meaning set forth in Section 10.1(g).

“Parent Disclosure Schedules” has the meaning set forth in Article IV.

“Parent Exchange Ratio” means the exchange of Parent Common Stock for PubCo Ordinary Shares on a one-for-one basis.

“Parent Intellectual Property” means, collectively, any and all (i) Owned Parent Intellectual Property and (ii) Licensed Parent Intellectual Property.

“Parent Financial Statements” has the meaning set forth in Section 4.4(a).

“Parent Governing Documents” means, collectively, the Parent Charter and the Parent Bylaws.

“Parent Options” means any option to purchase Parent Common Stock granted under any equity incentive plan of the Parent.

“Parent Preferred Stock” means preferred stock of Parent, par value $0.001 per share.

“Parent Related Party” has the meaning set forth in Section 3.19(a).

“Parent SEC Filings” has the meaning set forth in Section 4.30.

“Parent Series AA Preferred Stock” means the Parent Preferred Stock designated as Series AA Convertible Preferred Stock having a par value of $0.001 per share and a stated value equal to $10.00.

“Parent Stockholder” means any holder of any shares of Parent Capital Stock.

“Parent Stockholder Meeting” has the meaning set forth in Section 8.3(a)(i).

“Parent Stockholders’ Approval” means the approval of the Transaction Proposals, in each case, by (i) an affirmative vote of the holders of at least a majority of the outstanding shares of Parent Common Stock entitled to vote, who attend and vote thereupon (as determined in accordance with the Parent Governing Documents) at a Parent Stockholder Meeting duly called by the Parent Board and held for such purpose and (ii) to the extent required by applicable Law and Parent’s organizational documents, an affirmative vote or written consent of the holders of at least a majority of the outstanding shares of Parent Preferred Stock entitled to vote, voting as a separate class.

“Parent Transaction Expenses” means fees and disbursements of Parent for outside counsel to Parent and PubCo incurred in connection with the Transactions and fees and expenses of any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Parent or PubCo in connection with the Transactions.

“Parent Transaction Expenses Certificate” has the meaning set forth in Section 2.1(a)(ii).

“Parent Warrants” means the warrants to purchase shares of Parent Common Stock set forth on Schedule 1.1.

“Patents” means all (i) U.S. and foreign patents (including certificates of invention and other patent equivalents), utility models, and applications for any of the foregoing, including provisional applications, and all patents of addition, improvement patents, continuations, continuations-in-part, divisionals, reissues, re-examinations, renewals, confirmations, substitutions and extensions thereof or related thereto, and all applications or counterparts in any jurisdiction pertaining to any of the foregoing, including applications filed pursuant to any international patent law treaty, (ii) inventions, discoveries, improvements, idea submissions and invention disclosures, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, and (iii) other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventors’ certificates, petty patents and innovation patents), together with all worldwide rights and priorities afforded under any Law with respect to any of the foregoing.

“Payment Spreadsheet” has the meaning set forth in Section 2.1(a)(iii).

“PCAOB” means the United States Public Company Accounting Oversight Board and any division or subdivision thereof.

“Permit” means any consent, franchise, approval, registration, variance, license, permit, grant, certificate, registration or other authorization or approval of a Governmental Authority or pursuant to any Law, and all pending applications for any of the foregoing.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the Ordinary Course, (B) that relate to amounts not yet delinquent or (C) that are being contested in good faith through appropriate Actions, and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course, (iii) Liens for current period Taxes not yet delinquent or for Taxes that are being contested in good faith in the Ordinary Course through appropriate Actions by the Person responsible for the payment thereof, and for which adequate accruals or reserves have been established in accordance with GAAP or other applicable accounting principles with respect thereto, (iv) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (v) non-exclusive licenses of Owned Parent Intellectual Property, entered into in the Ordinary Course, (vi) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Company Unaudited Financial Statements or Liens the existence of which is referred to in the notes to the balance sheet included in the Company Unaudited Financial Statements, (vii) in the case of Leased Real Property, matters that would be disclosed by an accurate survey or inspection of such Leased Real Property, which do not materially interfere with the current use or occupancy of any Leased Real Property, (viii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any Leased Real Property, (ix) statutory Liens of landlords for amounts that (A) are not due and payable, (B) are being contested in good faith by appropriate proceedings and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP or (C) may thereafter be paid without penalty and (x) Liens described on Section 1.01 of the Company Disclosure Schedules.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, trust, estate, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means (i) all data and information that, whether alone or in combination with any other data or information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a natural person, household, or his, her or its device, including name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, government-issued ID number, customer or account number, health information, financial information, credit report information, device identifiers, transaction identifier, cookie ID, browser or device fingerprint or other probabilistic identifier, IP addresses, physiological and behavioral biometric identifiers, viewing history, platform behaviors, and any other similar piece of data or information; and (ii) all other data or information that is otherwise protected by any Privacy Laws or otherwise considered personally identifiable information or personal data under applicable Law.

“Privacy Laws” means all applicable Laws in any applicable jurisdiction governing the privacy, secrecy, security, protection, international transfer or other Processing of Personal Information, and all regulations or guidance issued thereunder, including incident reporting and security incident notifying requirements.

“Process” or “Processing” means, with respect to data, the use, collection, creation, processing, receipt, storage, recording, organization, structuring, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination, making available, alignment, combination, restriction, protection, security, erasure or destruction of such data.

“Proprietary Information” means all rights under applicable Laws in and to trade secrets, confidential information, proprietary information, designs, formulas, algorithms, procedures, methods, techniques, discoveries, developments, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, recordings, graphs, drawings, reports, analyses, documented and undocumented information, information and materials not generally known to the public, protocols, schematics, compositions, sketches, photographs, websites, content, images, graphics, text, artwork, audiovisual works, build instructions, Software, Databases, pricing, customer and user lists, market studies, business plans, systems, structures, architectures, devices, concepts, methods and information, together with any and all notes, analysis, compilations, lab reports, notebooks, invention disclosures, studies, summaries, and other material containing or based, in whole or in part, on any information included in the foregoing, including all copies and tangible embodiments of any of the foregoing in whatever form or medium.

“Proxy Statement/Prospectus” has the meaning set forth in Section 8.3(a)(i).

“PubCo” has the meaning set forth in the preamble hereto.

“PubCo Board” has the meaning set forth in the recitals hereto.

“PubCo Governing Documents” means the Amended and Restated Memorandum of Association and Articles of Association of PubCo to be adopted by PubCo and registered by the Cayman Registrar prior to Closing.

“PubCo Ordinary Shares” means the ordinary shares of PubCo.

“Publicly Available Software” means (i) any Software that is distributed as free software or open source software (including Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, any Creative Commons “ShareAlike” license, the Server Side Public License, or the Apache Software License), or pursuant to open source, copyleft, or similar licensing and distribution models; and (ii) any Software that requires as a condition of use, modification, and/or distribution of such Software that such Software or other Software incorporated into, linked to, derived from, or distributed with such Software (A) be disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no or minimal charge.

“Real Property Lease” has the meaning set forth in Section 3.5(a)(viii).

“Registered Intellectual Property” means all Intellectual Property that is registered, filed, certified, applied for, perfected, recorded, renewed or issued under the authority of, with or by any Governmental Authority, domain name registrar or other public or quasi-public legal authority anywhere in the world.

“Registration Rights Agreement” has the meaning set forth in the recitals hereto.

“Regulatory Approvals” has the meaning set forth in Section 8.2(a).

“Remedial Action” means all action required under applicable Laws: (x) to cleanup, remove, treat or in any other way remediate any chemical, Hazardous Material or waste containing any chemical or Hazardous Material in the environment; (y) to prevent the release of any chemical, Hazardous Material or waste containing any chemical or Hazardous Material so that they do not endanger or otherwise adversely affect the environment or public health or welfare; or (z) to perform pre-remedial studies, investigations or monitoring, in or under any real property, assets or facilities.

“Representatives” of a Person means, collectively, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives of such Person or its Affiliates.

“Sanctions” means any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Software” means all (a) computer software, programs, applications, scripts, middleware, firmware, interfaces, tools, operating systems, software code of any nature, (including object code, source code, interpreted code, data files, rules, definitions and methodology derived from the foregoing) and any derivations, updates, enhancements and customization of any of the foregoing, together with all related processes, technical data, algorithms, APIs, subroutines, operating procedures, report formats, development tools, templates and user interfaces, (b) electronic data, Databases and data collections, and (c) documentation, including user manuals, technical manuals, programming comments, descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, and training materials related to any of the foregoing.

“Stockholder Certificates” has the meaning set forth in Section 2.6(a).

“Stockholder Consideration” means, with respect to each Parent Stockholder or Company Shareholder, as applicable, subject to the terms and conditions of this Agreement, the sum of all PubCo Ordinary Shares receivable by such Parent Stockholder pursuant to Section 2.2(g)(ii) and (iii) or Company Shareholder pursuant to Section 2.3 (and with respect to each such Company Shareholder, as allocated in accordance with the Payment Spreadsheet).

“Stockholder Litigation” has the meaning set forth in Section 8.6.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a general or limited partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Corporation” has the meaning set forth in the recitals hereto.

“Surviving Corporation Bylaws” has the meaning set forth in Section 2.2(d).

“Surviving Corporation Charter” has the meaning set forth in Section 2.2(d).

“Surviving Corporation Governing Documents” has the meaning set forth in Section 2.2(d).

“Tax Return” means any return, declaration, report, claim for refund, statement, information statement or other document (including any related or supporting schedules, statements or information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means any and all federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, withholding, payroll, ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, Value Added Tax, estimated, customs duties, sales, use, or other taxes, governmental fees or other like assessments, together with any interest, penalty, addition to tax or additional amounts imposed with respect thereto by a Governmental Authority and any liability for the payment of or in respect of any amounts of the type previously described as a result of being a member of an affiliated, consolidated, combined, or other group for tax purposes for any period, as a result of any tax sharing or tax allocation agreement or arrangement or as a result of being liable for or in respect of another Person’s taxes as a transferee or successor, by contract or otherwise.

“Terminating Company Breach” has the meaning set forth in Section 10.1(f).

“Terminating Parent Breach” has the meaning set forth in Section 10.1(g).

“Termination Date” means August 19, 2025.

“Trademarks” means all trademarks, service marks, trade names, business names, corporate names, trade dress, look and feel, product and service names, logos, brand names, slogans, 800 numbers, Internet domain names, URLs, social media usernames, handles, hashtags and account names, symbols, emblems, insignia and other distinctive identification and indicia of source of origin, whether or not registered, including all common law rights thereto, and all applications and registrations therefor, and all goodwill associated with any of the foregoing or the business connected with the use of and symbolized by the foregoing.

“Trading Day” means any day on which Nasdaq is open for trading.

“Transaction Financing” has the meaning set forth in Section 8.1.

“Transaction Investor” means any investor in the Transaction Financing.

“Transaction Proposals” has the meaning set forth in Section 8.3(a)(i).

“Transactions” means, collectively, the Business Combination and each of the other transactions contemplated by this Agreement or any of the Ancillary Agreements.

“Transfer Tax” has the meaning set forth in Section 8.5(b).

“Transmittal Documents” has the meaning set forth in Section 2.6(c).

“Value Added Tax” means value added tax or any similar, replacement or additional tax.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

Section 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires or unless otherwise specified, (i) words of any gender shall be construed as masculine, feminine, neuter or any other gender, as applicable; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “herewith,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the terms “Schedule” or “Exhibit” refer to the specified Schedule or Exhibit of this Agreement; (vi) the words “including,” “included,” or “includes” shall mean “including, without limitation;” (vii) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends and such phrase shall not simply mean “if;” and (viii) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) References to “$,” “US$,” “USD” or “dollars” are to the lawful currency of the United States of America.

(d) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Time periods within or following which any payment is to be made or act is to be done under this Agreement shall be calculated by excluding the calendar day on which the period commences and including the calendar day on which the period ends, and by extending the period to the next following Business Day if the last calendar day of the period is not a Business Day.

(e) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(f) Unless the context of this Agreement otherwise requires, references to Parent with respect to periods following the Effective Time shall be construed to mean the Surviving Corporation and vice versa.

(g) The phrases “delivered”, “provided to”, “furnished to”, or “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been (i) provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (A) in the virtual “data room” set up by the Company in connection with this Agreement or (B) by delivery to such party or its legal counsel via electronic mail or hard copy form, or (ii) with respect to Parent, filed with the SEC by Parent on or prior to the date hereof.

Section 1.3 Knowledge. As used herein, (i) the phrase “to the knowledge of the Company” or “to the Company’s knowledge” shall mean the actual knowledge of the individuals identified on Section 1.3 of the Company Disclosure Schedules; (ii) the phrase “to the knowledge of Parent” shall mean the actual knowledge of the individuals identified on Section 1.3 of the Parent Disclosure Schedules.

Article II
TRANSACTIONS; CLOSING

Section 2.1 Pre-Closing Actions.

(a) Transaction Expenses Certificates; Payment Spreadsheet.

(i) No later than three Business Days prior to the Closing Date, the Company shall provide to Parent a written report setting forth a list of all of the Company Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (the “Company Transaction Expenses Certificate”).

(ii) As soon as reasonably practicable (but in any event no later than one Business Day) prior to the Closing Date, Parent shall deliver to the Company a written report setting forth a list of all of the Parent Transaction Expenses (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date (the “Parent Transaction Expenses Certificate”).

(iii) Promptly following delivery by (A) the Company of the Company Transaction Expenses Certificate pursuant to Section 2.1(a)(i) and (B) Parent of the Parent Transaction Expenses Certificate pursuant to Section 2.1(a)(ii) and, in any event, not less than two Business Days prior to the Closing Date, the Company shall (1) deliver to Parent a spreadsheet schedule (the “Payment Spreadsheet”) in excel format with underlying calculations setting forth the portion of the Exchange Consideration payable to each Company Shareholder (including the allocation of PubCo Ordinary Shares). As promptly as practicable following the Company’s delivery of the Payment Spreadsheet, the parties hereto shall work together in good faith to finalize the Payment Spreadsheet in accordance with this Agreement. The allocation of a portion of the Exchange Consideration to the Company Shareholders pursuant to the Payment Spreadsheet shall, to the fullest extent permitted by applicable Law, be final and binding on all parties and shall be used by parties hereof for purposes of issuing the Exchange Consideration to the Company Shareholders pursuant to this Article II, absent manifest error. In issuing the Exchange Consideration, the parties hereof shall, to the fullest extent permitted by applicable Law, be entitled to rely fully on the information set forth in the Payment Spreadsheet, absent manifest error. The Payment Spreadsheet shall be prepared solely by the Company, and the Company acknowledges that Parent and its Affiliates are not responsible for, and shall have no liability with respect to, the Payment Spreadsheet or any allocations, errors or omissions therein.

Section 2.2 Merger.

(a) Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into Parent, and the separate corporate existence of Merger Sub shall cease, and Parent, as the Surviving Corporation, shall thereafter continue its corporate existence as a wholly owned subsidiary of PubCo.

(b) Effect of the Merger. From and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, immunities, powers and franchises, of a public as well as a private nature, of Parent and Merger Sub (Parent and Merger Sub sometimes being referred to herein as the “Merger Constituent Corporations”), and shall become subject to all the debts, restrictions, liabilities and duties of each of the Merger Constituent Corporations; and all rights, privileges, powers and franchises of each of the Merger Constituent Corporations, and all property, real, personal and mixed, and all debts due to each such Merger Constituent Corporation, on whatever account, and all things in action or belonging to each Merger Constituent Corporations shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of each of the Merger Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Merger Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of an Merger Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, restrictions, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of this Agreement and the DGCL.

(c) Filing of Certificate of Merger. At the Closing, subject to the satisfaction or waiver of all of the conditions set forth in this Agreement, and provided this Agreement has not been earlier terminated pursuant to its terms, Merger Sub and Parent shall cause a certificate of merger in respect of the Merger (in form and substance reasonably satisfactory to the Company and Parent) (the “Merger Certificate”) and such other documents as may be required in accordance with the applicable provisions of the DGCL or by any other applicable Law to make the Merger effective (collectively, the “Merger Filing Documents”), to be executed and duly submitted for filing with the Delaware Secretary of State in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time specified in the Merger Certificate when the Merger Certificate has been accepted for filing by the Delaware Secretary of State, or at such later time as Merger Sub and Parent mutually agree in writing with the written consent of the Company (subject to the requirements of the DGCL) and as set forth in the Merger Certificate (such date and time as the Merger becomes effective, the “Effective Time”).

(d) Organizational Documents of the Surviving Corporation. At the Effective Time, the Parent Charter and Parent Bylaws, as in effect immediately prior to the Effective Time, shall be amended and restated in the forms attached hereto as Exhibit B (the “Surviving Corporation Charter”) and Exhibit C (the “Surviving Corporation Bylaws,” together with the Surviving Corporation Charter, the “Surviving Corporation Governing Documents”), respectively, and as so amended and restated shall be the charter and bylaws of the Surviving Corporation, until thereafter amended as provided therein and under the DGCL.

(e) Directors and Officers of the Surviving Corporation and PubCo.

(i) From and after the Effective Time, the officers of the Company holding such positions as set forth on Section 7.4(b) of the Parent Disclosure Schedules shall be the officers of the Surviving Corporation and shall be appointed as officers of PubCo, each such officer to hold office in accordance with the Surviving Corporation Governing Documents and the PubCo Governing Documents, respectively.

(ii) From and after the Effective Time, the Persons identified as the initial directors of the Surviving Corporation in accordance with the provisions of Section 7.4(a) shall be the directors of the Surviving Corporation and shall be appointed as directors of PubCo, each to hold office in accordance with the Surviving Corporation Governing Documents and the PubCo Governing Documents, respectively.

(f) Effect of Merger on Merger Sub Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or the holders of shares of Merger Sub, each share of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall automatically be converted into an equal number and class of shares of the Surviving Corporation, which shares shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(g) Effect of Merger on Parent Shares.

(i) Parent Common Stock. At the Effective Time, by virtue of the Merger and conditioned on the consummation of the Business Combination and without any action on the part of any party hereto or the holders of Parent Common Stock, each share of Parent Common Stock that is issued and outstanding immediately prior to the Effective Time, shall automatically be cancelled and cease to exist in exchange for the right to receive, upon delivery of the Transmittal Documents (as defined below) in accordance with Section 2.6, such number of newly issued PubCo Ordinary Shares that is equal to the Parent Exchange Ratio, without interest, subject to rounding pursuant to Section 2.6(h)). As of the Effective Time, each Parent Stockholder shall cease to have any other rights in and to Parent or the Surviving Corporation.

(ii) Parent Preferred Stock. At the Effective Time, by virtue of the Merger and conditioned on the consummation of the Business Combination and without any action on the part of any party hereto or the holders of Parent Preferred Stock, each share of Parent Series AA Preferred Stock that is issued and outstanding immediately prior to the Effective Time, shall automatically be cancelled and cease to exist in exchange for the right to receive, upon delivery of the Transmittal Documents (as defined below) in accordance with Section 2.6, a number of newly issued PubCo Ordinary Shares that is equal to the number of shares of Parent Common Stock into which one Series AA Share could have been converted immediately before the Merger, disregarding any beneficial ownership limitation or other conversion restriction contained in the terms of the Series AA Shares.

(iii) Parent Warrants and Parent Options. At the Effective Time, automatically and without any action on the part of the holder thereof, the Surviving Corporation shall assume each Parent Warrant and Parent Option remaining outstanding immediately prior to the Effective Time and each such Parent Warrant and Parent Option shall become a warrant or option, as applicable, to purchase that number of PubCo Ordinary Shares equal to the number of shares of Parent Common Stock that would have been issuable upon the exercise of such Parent Warrant or Parent Option, as applicable, at an exercise price per share equal to the per share exercise price of such Parent Warrant or Parent Option, and otherwise upon the same terms and conditions, as set forth in the applicable underlying agreement. Other than as described in the immediately preceding sentence, each such Parent Warrant or Parent Option so assumed shall continue to have, and shall be subject to, the same terms and conditions as applied to the underlying Parent Warrant or Parent Option immediately prior to the Effective Time. The Surviving Corporation shall take all company actions necessary to reserve for issuance a sufficient number of PubCo Ordinary Shares for delivery upon exercise of the Parent Warrants and Parent Options assumed by the Surviving Corporation pursuant to this Section 2.2(g)(iii).

(iv) Parent Treasury Shares. Notwithstanding clauses (i) and (ii) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any shares of Parent Capital Stock that are owned by Parent as treasury shares or any shares of Parent Capital Stock owned by any direct or indirect Subsidiary of Parent immediately prior to the Effective Time, such shares of Parent Capital Stock shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor.

Section 2.3 CONTRIBUTION AND share EXCHANGE. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, as of immediately following the Effective Time, pursuant to the terms of the Exchange Agreement, (i) each Company Shareholder shall contribute to PubCo all of such Company Shareholder’s Company Shares, and (ii) in exchange for the contribution of such Company Shares, PubCo shall issue to such Company Shareholder for each Company Share contributed such number of newly issued PubCo Ordinary Shares that is equal to the Company Exchange Ratio, as such calculations are set forth in the Payment Spreadsheet as to each holder set forth therein (the “Exchange Shares”), without interest, subject to rounding pursuant to Section 2.6(h)).

Section 2.4 Closing. In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger, the Exchange, and the other Transactions contemplated by this Agreement to occur or become effective in connection therewith (including all Transactions contemplated to occur or become effective at the Closing, the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other time and place or in such other manner as shall be agreed upon by Parent and the Company in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

Section 2.5 Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered to Parent:

(i) a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled;

(ii) the Payment Spreadsheet;

(iii) a copy of the executed Registration Rights Agreement duly executed by the Company Shareholders party thereto; and

(iv) copies of the approvals, waivers or consents called for by Section 9.2(d), if any.

(b) At the Closing, Parent will deliver or cause to be delivered to the Company:

(i) a certificate signed by an officer of Parent, dated as of the Closing Date, certifying that the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(ii) copies of the written resignations of all the directors and officers of Parent, PubCo and Merger Sub effective as of the Effective Time; and

(iii) a copy of the executed Registration Rights Agreement duly executed by PubCo.

(c) On the Closing Date, (i) PubCo shall pay or cause to be paid by wire transfer of immediately available funds all accrued and unpaid Company Transaction Expenses as set forth in the Company Transaction Expenses Certificate pursuant to Section 2.1(a)(i), which shall include the respective amounts and wire transfer instructions for the payment thereof and (ii) PubCo shall pay or cause to be paid by wire transfer of immediately available funds all accrued and unpaid Parent Transaction Expenses as set forth in the Parent Transaction Expenses Certificate pursuant to Section 2.1(a)(ii).

Section 2.6 Surrender of Parent AND COMPANY Securities and Disbursement of Stockholder Consideration.

(a) Prior to the Effective Time, PubCo and Parent shall appoint an exchange agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of exchanging and/or verifying the cancellation of share certificates (where share certificates were issued) representing (i) Company Shares (“Company Certificates”) and (ii) Parent Common Stock and Parent Preferred Stock (“Parent Certificates,” and together with the Company Certificates, the “Stockholder Certificates”). At the Closing, PubCo shall deposit, or cause to be deposited, a copy of the register of members of PubCo with the Exchange Agent updated to reflect, at the Effective Time, the issuance of the Stockholder Consideration receivable by the Company Shareholders in accordance with the Payment Spreadsheet, and at the Effective Time, the issuance of the Stockholder Consideration receivable by the Parent Stockholders in accordance with the Payment Spreadsheet. The Stockholder Consideration shall be duly issued to the applicable shareholders upon the entry of the names of such shareholders on the register of members of PubCo. Prior to the Effective Time, substantially concurrently with the mailing of the Proxy Statement/Prospectus to the Parent Stockholders, PubCo shall send, or shall cause the Exchange Agent to send, to each Company Shareholder and each Parent Stockholder, a letter of transmittal for use in such exchange and/or verification, in form and substance reasonably satisfactory to the Company and Parent (a “Letter of Transmittal”) which shall specify that the delivery and/or cancellation of Company Certificates and Parent Certificates in respect of the Stockholder Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery and/or cancellation of the Company Certificates and the Parent Certificates and other Transmittal Documents to the Exchange Agent (or a Lost Certificate Affidavit (as defined below)) for use in such exchange.

(b) Each Company Shareholder shall be entitled to receive his, her or its Stockholder Consideration in accordance with the Payment Spreadsheet in respect of the Company Shares represented by such Company Shareholder’s Company Certificate(s), as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Exchange Agent (and/or cancellation in the case of the Company Certificates and/or appropriate entry in the register of members of PubCo to reflect such cancellation) of the following items prior thereto: (i) the Company Certificate(s) (where Company Certificate(s) was or were issued) for his, her or its Company Shares (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal, and (ii) such other documents as may be reasonably requested by the Exchange Agent or PubCo. Until so surrendered and/or cancelled, each such Company Certificate shall represent after the Effective Time for all purposes only the right to receive such Stockholder Consideration (or portion thereof) attributable to such Company Certificate in accordance with the Payment Spreadsheet.

(c) Each Parent Stockholder shall be entitled to receive his, her or its Stockholder Consideration in respect of the Parent Capital Stock represented by such Parent Stockholder’s Parent Certificate(s), as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Exchange Agent (and/or cancellation in the case of Parent Certificates) of the following items prior thereto: (i) the Parent Certificate(s) for his, her or its shares of Parent Capital Stock (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal, and (ii) such other documents as may be reasonably requested by the Exchange Agent or PubCo (the documents to be submitted to the Exchange Agent pursuant to this sentence and the first sentence of Section 2.6(b), collectively, the “Transmittal Documents”). Until so surrendered and/or cancelled, each such Parent Certificate shall represent after the Effective Time for all purposes only the right to receive such Stockholder Consideration (or portion thereof) attributable to such Parent Certificate in accordance with the Payment Spreadsheet.

(d) If any Stockholder Consideration (or portion thereof) is to be delivered or issued to a Person other than the Person in whose name the surrendered and/or cancelled Stockholder Certificate is registered, or who is registered as the shareholder in PubCo’s register of members, immediately prior to the Effective Time, it shall be a condition to such delivery that (i) in the case of Company Shares, the transfer of such Company Shares shall have been permitted in accordance with the terms of the Company Governing Documents, each as in effect immediately prior to the Effective Time and in case of Parent Capital Stock, the transfer of such Parent Capital Stock shall have been permitted in accordance with the terms of the Parent Governing Documents, each as in effect immediately prior to the Effective Time, (ii) such Stockholder Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, (iii) the recipient of such Stockholder Consideration (or portion thereof), or the Person in whose name such Stockholder Consideration (or portion thereof) is delivered or issued, shall have already executed and delivered such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or PubCo, and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Stockholder Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) Notwithstanding anything to the contrary contained herein, in the event that any Stockholder Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Stockholder Certificate to the Exchange Agent, the Company Shareholder or Parent Stockholder, as relevant, may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to PubCo (a “Lost Certificate Affidavit”), which at the reasonable discretion of PubCo may include a requirement that the owner of such lost, stolen or destroyed Stockholder Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against PubCo, Parent or the Surviving Corporation with respect to the Company Shares or Parent Capital Stock represented by the Stockholder Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 2.6(e) shall be treated as a Stockholder Certificate for all purposes of this Agreement.

(f) After the Effective Time, there shall be no further registration of transfers of Company Shares and shares of Parent Capital Stock, respectively. If, after the Effective Time, (i) Parent Certificates are presented to Parent, PubCo or the Exchange Agent or (ii) Company Certificates are presented to the Company, PubCo or the Exchange Agent, then, in each case, they shall be canceled and exchanged for the Stockholder Consideration (or portion thereof) provided for, and in accordance with the procedures set forth in this Section 2.6. No dividends or other distributions declared or made after the date of this Agreement with respect to PubCo Ordinary Shares with a record date after the Effective Time will be paid to the holders of any Company Certificates or Parent Certificates, as applicable, that have not yet been surrendered with respect to the PubCo Ordinary Shares to be issued upon surrender thereof until the holders of record of such Company Certificates or Parent Certificates, as applicable, shall surrender such certificates (or provide a Lost Certificate Affidavit), if applicable, and provide the other Transmittal Documents. Subject to applicable Law, following the Effective Time and surrender of any such Parent Certificates or Company Certificates (or delivery of a Lost Certificate Affidavit), as applicable, and delivery of the other Transmittal Documents, the Exchange Agent shall promptly deliver to the record holders thereof, without interest, the Stockholder Consideration (or portion thereof) to be delivered in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such PubCo Ordinary Shares.

(g) All securities issued upon the surrender of Stockholder Certificates (or delivery of a Lost Certificate Affidavit) or otherwise issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Shares or Parent Capital Stock, as applicable, represented by such Stockholder Certificates.

(h) Notwithstanding anything to the contrary contained herein, no fraction of a PubCo Ordinary Share will be issued by virtue of the Business Combination or the other Transactions, and each Person who would otherwise be entitled to a fraction of a PubCo Ordinary Share (after aggregating all fractional shares that otherwise would be received by such holder) shall instead have the number of PubCo Ordinary Shares issued to such Person rounded up to the nearest whole share, without payment in lieu of such fractional shares.

Section 2.7 Withholding. Each of PubCo, the Surviving Corporation, Parent and Merger Sub and their agents shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Law; provided that PubCo, the Surviving Corporation, Parent and Merger Sub or their agent, as applicable, shall cooperate to reduce or eliminate any such requirement to deduct or withhold to the extent permitted by Law. Without limiting the foregoing, PubCo may give effect to withholding hereunder by withholding any consideration issued in the form of PubCo Ordinary Shares or other consideration issued in kind, and then selling such portion of such PubCo Ordinary Shares or other consideration issued in kind as it may determine and using the proceeds thereof to satisfy applicable withholding obligations and remitting such proceeds to appropriate Governmental Authorities. To the extent that amounts are so withheld by PubCo, the Surviving Corporation, Parent or Merger Sub or their agents, as the case may be, and paid over to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent the following, except as set forth in the Disclosure Schedules delivered to Parent by the Company on the date of this Agreement (the “Company Disclosure Schedules”), which exceptions shall be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 11.8 (and any reference in this Agreement or any Ancillary Agreement to this Article III or any provision thereof shall be deemed to refer to such Article or provision as modified by the Company Disclosure Schedules in accordance with Section 11.8).

Section 3.1 Organization, Good Standing, Corporate Power and Qualification. The Company is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation. The Company has the requisite corporate power and authority to own and operate its properties and assets, to carry on its business as presently conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to the Company Governing Documents. The Company is presently qualified to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified and in good standing in each such jurisdiction (except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect). Prior to the date of this Agreement, the Company has made available to Parent accurate and complete copies of the Company Governing Documents and the governing documents of each other KE Company, including all amendments thereto, as in effect as of the date of this Agreement.

Section 3.2 Subsidiaries; Capitalization.

(a) The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than the Subsidiaries of the Company set forth on Section 3.2(a) of the Company Disclosure Schedules. Each of the Company’s Subsidiaries has been duly organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation and has requisite corporate or other entity power and authority to own and operate its properties and assets, to carry own its business as presently conducted. Each of the Company’s Subsidiaries is presently qualified to do business as a foreign corporation or other entity in each jurisdiction in which it is required to be so qualified and is in good standing in each such jurisdiction (except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect). All shares or other equity securities of the Company’s Subsidiaries that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right.

(b) As of the date of this Agreement, the Company has 500,000 Company Shares issued and outstanding. Other than the Company Shares, the Company is not authorized to issue any other class or series of capital stock.

(c) All Company Shares that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. The Company Shares have the rights, preferences, privileges and restrictions set forth in the Company Governing Documents.

(d) There are no authorized or outstanding options, restricted stock, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from the Company of any Company Shares. Except as set forth on Section 3.2(d) of the Company Disclosure Schedules, the Company is not a party to or subject to any agreement or understanding and, to the Company’s knowledge, there is no agreement or understanding between any Persons that affects or relates to the voting or giving of written consents with respect to any security or by a director of the Company. To the Company’s knowledge, no officer or director has made any representations or promises regarding equity incentives to any officer, employee, director or consultant of the Company that is not reflected in the outstanding share and option numbers contained in this Section 3.2.

(e) There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Company Shares or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(f) The only Company Shares that will be outstanding immediately after the Closing will be such share(s) owned by PubCo following the consummation of the Exchange.

Section 3.3 Due Authorization. All corporate action on the part of each of the KE Companies and their respective directors, officers and shareholders necessary for the (a) authorization, execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions, and (c) performance of all of each of the Company’s obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to the receipt of the Regulatory Approvals (as defined below). This Agreement and the Ancillary Agreements to which it is or will be a party assuming due authorization, execution and delivery by each other party constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 3.4 Financial Statements.

(a) Attached as Section 3.4(a) of the Company Disclosure Schedules are (i) the consolidated balance sheets of the Company as of July 31, 2023 and 2022 and the related consolidated statements of operations and comprehensive (loss) income, changes in shareholders’ equity and cash flows for each of the years ended July 31, 2023 and 2022, in each case audited in accordance with PCAOB standards and including the notes thereto (collectively, the “Company Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company as of April 30, 2024 and 2023 and the related unaudited consolidated statements of operations and comprehensive (loss) income, changes in shareholders’ equity and cash flows for each of the nine months ended April 30, 2024 and 2023 (the “Company Unaudited Financial Statements” and together with the Company Audited Financial Statements, the “Company Financial Statements”). The Company Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company as of the dates and for the periods indicated in such Company Financial Statements in conformity with GAAP (except, in the case of the Company Unaudited Financial Statements, for the absence of footnotes and other presentation items and normal year-end adjustments) and were derived from the books and records of the Company, and the Audited Financial Statements have been audited in accordance with PCAOB standards by a PCAOB qualified auditor. The books of account, ledgers, order books, records and other financial documents of the Company accurately and completely reflect all material information relating to the Company’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b) The Company has in place disclosure controls and procedures that are designed to reasonably ensure that material information relating to the KE Companies (including any fraud that involves management or other employees who have a significant role in the internal controls of the KE Companies) is made known to the management of the Company by others within any of the KE Companies and are effective in recording, processing, summarizing and reporting financial data. The KE Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since December 31, 2020, neither the Company nor, to the knowledge of the Company, any Representative of any of the KE Companies has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any of the KE Companies with respect to the Company Financial Statements or the internal accounting controls of any of the KE Companies, including any written complaint, allegation, assertion or claim that any of the KE Companies has engaged in questionable accounting or auditing practices. No attorney representing any of the KE Companies, whether or not employed by any of the KE Companies, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by any of the KE Companies or any of their respective Representatives to the Company Board or the board of directors (or similar governing body) of any of its Subsidiaries or any committee thereof or to any director or officer of any of the KE Companies.

(d) None of the KE Companies has any liability or obligation, absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of the Company prepared in accordance with GAAP applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) any Company Transaction Expenses, (iv) obligations incurred by the Company’s execution of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder), and (v) obligations and liabilities reflected, or reserved against, in the Company Financial Statements or as set forth in Section 3.4(d) of the Company Disclosure Schedules.

Section 3.5 Material Contracts.

(a) Section 3.5(a) of the Company Disclosure Schedules lists all Contracts to which any KE Company is a party, by which any KE Company is bound or to which any KE Company or any of its assets or properties are subject that are in effect as of the date of this Agreement and constitute or involve the following (together with all amendments, waivers or other changes thereto, each of the following, a “Material Contract”):

(i) each employee collective bargaining Contract;

(ii) obligations of, or payments to, any of the KE Companies of $56,000 or more;

(iii) any Contract under which any KE Company has created, incurred, assumed or guaranteed Indebtedness, has the right to draw upon credit that has been extended for Indebtedness, or has granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness, in each case, in an amount in excess of $100,000;

(iv) any Contract that is a definitive purchase and sale or similar agreement entered into in connection with an acquisition or disposition by any KE Company since December 31, 2020 of any Person or of any business entity or division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), but excluding any Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(v) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate, other than sales or purchases in the Ordinary Course;

(vi) any Contract not made in the Ordinary Course and not disclosed pursuant to any other clause under this Section 3.5(a) and expected to result in revenue or require expenditures in excess of $56,000 in the calendar year ending December 31, 2024;

(vii) any joint venture Contract, partnership agreement, limited liability company agreement or similar Contract that is material to the business of the KE Companies, taken as a whole;

(viii) any real property leasehold interest (each, a “Real Property Lease”);

(ix) all leases or master leases of personal property reasonably likely to result in annual payments of $50,000 or more in a 12-month period;

(x) any Contract pursuant to which any KE Company (A) licenses or is granted rights from a third party under Intellectual Property that is material to the business of the KE Companies, taken as a whole, excluding click-wrap, shrink-wrap, off-the-shelf software licenses and any other software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $50,000 per year or (B) licenses or grants to a third party to any rights in or to use Owned Company Intellectual Property (if applicable and if any) or Owned Company Software (excluding non-exclusive licenses granted to customers, contractors, suppliers or service providers in the Ordinary Course);

(xi) the grant of rights to manufacture, produce, assemble, license, market or sell any Company Services;

(xii) Contracts with any Governmental Authority;

(xiii) any Contract which restricts in any material respect or contains any material limitations on the ability of any KE Company to compete in any line of business or in any geographic territory, in each case excluding customary confidentiality agreements (or clauses) or non-solicitation agreements (or clauses);

(xiv) Contracts between (A) on the one hand, any of the KE Companies, and (B) on the other hand, any Company Shareholder;

(xv) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which a KE Company is a party that provide for payments by any KE Company or to any KE Company in excess of $50,000, in the aggregate, over any 12-month period;

(xvi) all Contracts that result in any Person holding an irrevocable power of attorney from any KE Company that relates to any KE Company or its business;

(xvii) Contracts to which any KE Company is a party that are of the type that would be required to be filed with the Proxy Statement/Prospectus under applicable SEC requirements pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act if the Company was the registrant.

(b) Accurate and complete copies of the Contracts required to be listed on Section 3.5(a) of the Company Disclosure Schedules, have been delivered to or made available to Parent prior to the date of this Agreement, together with all amendments thereto.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all Material Contracts to which any of the KE Companies is a party or by which its assets are bound are valid, binding and in full force and effect, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, (ii) none of the KE Companies (nor, to the knowledge of the Company, any other party to any such Contract) is or, with the giving of notice, the lapse of time or otherwise, would be in default under any Material Contract to which any of the KE Companies is or will be a party or by which its assets are bound, (iii) since December 31, 2021, none of the KE Companies has received any written or, to the Company’s knowledge, oral claim or notice of material breach of or material default under any Material Contract, (iv) to the Company’s knowledge, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Material Contract by a KE Company or, to the Company’s knowledge, any other party thereto (in each case, with or without notice or lapse of time or both), and (v) since December 31, 2021 through the date hereof, none of the KE Companies has received written notice from any customer or supplier that is a party to any Material Contract that such party intends to terminate or not renew any Material Contract.

Section 3.6 Intellectual Property.

(a) Section 3.6(a) of the Company Disclosure Schedules sets forth, as of the date hereof, a true and complete list, including the record owner, legal owner, jurisdiction, serial and application numbers, and registration number of all Registered Intellectual Property and all material unregistered Trademarks that are Owned Company Intellectual Property and all Owned Company Software. All Owned Company Intellectual Property is subsisting and, to the knowledge of the Company, is valid and enforceable. All Registered Intellectual Property has been maintained effective by the filing of all necessary filings, maintenance, and renewals, and timely payment of requisite fees.

(b) Except as set forth on Section 3.6(b) of the Company Disclosure Schedules, each item of Owned Company Intellectual Property is owned by a KE Company free and clear of all Liens, other than Permitted Liens. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the KE Companies collectively own all right, title, and interest in, or have a valid and enforceable written license or other permission to use, all Company Intellectual Property.

(c) Except as set forth on Section 3.6(c) of the Company Disclosure Schedules, or as would not reasonably be expected to result in a Material Adverse Effect, no Actions are pending or have been threatened in writing, or to the knowledge of the Company have been threatened orally, against any KE Company by any Person claiming that any KE Company has infringed, misappropriated or otherwise violated their Intellectual Property rights or rights of publicity, or challenging the ownership, use, patenting, registration, validity, or enforceability of any Owned Company Intellectual Property. Except as set forth on Section 3.6(c) of the Company Disclosure Schedules, no KE Company is a party to any pending Action, as of the date of this Agreement, claiming infringement, misappropriation or other violation by any Person of any Owned Company Intellectual Property. Except as set forth on Section 3.6(c) of the Company Disclosure Schedules, or as would not reasonably be expected to result in a Material Adverse Effect, to the Company’s knowledge, within the five years preceding the date of this Agreement the KE Companies, their products and services, the conduct of the KE Companies’ business, and the use of the Owned Company Intellectual Property, have not infringed, misappropriated or otherwise violated, and currently do not infringe, misappropriate, or otherwise violate, the Intellectual Property right or right of publicity of any Person. No Person has notified a KE Company in writing that any of such Person’s Intellectual Property rights or right of publicity are infringed, misappropriated, or otherwise violated by a KE Company or that a KE Company requires a license to any of such Person’s Intellectual Property rights. To the Company’s knowledge, as of the date of this Agreement no Person is infringing, misappropriating or otherwise violating any Owned Company Intellectual Property. No written or, to the Company’s knowledge, oral claims alleging any infringement, misappropriation, or other violation have been made against any Person by a KE Company.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the KE Companies have undertaken commercially reasonable efforts to protect: (i) the confidentiality of all Proprietary Information that is Owned Company Intellectual Property and (ii) any confidential information owned by any Person to whom a KE Company has a confidentiality obligation. No such Proprietary Information has been disclosed by a KE Company to any Person other than pursuant to a written confidentiality agreement restricting the disclosure and use of such Proprietary Information by such Person, unless the Person is otherwise bound by professional confidentiality obligations.

(e) No Person (including current and former founders, employees, contractors, and consultants of the KE Companies) has any right, title, or interest, directly or indirectly, in whole or in part, in any Owned Company Intellectual Property. The KE Companies have implemented policies whereby employees who create or develop any Intellectual Property in the course of their employment with a KE Company are required to assign to the applicable KE Company all of such employee’s rights therein, and all employees and contractors of the KE Companies who have created or developed any Intellectual Property in the course of their employment or provision of services for such KE Company have executed written agreements pursuant to which such Persons have assigned (or are obligated to assign) to such KE Company all of such employee’s or contractor’s rights in and to such Intellectual Property that did not vest automatically in the KE Company by operation of law (and, in the case of contractors, to the extent such Intellectual Property was intended to be proprietary to the KE Company), except in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) Except as set forth on Section 3.6(f) of the Company Disclosure Schedules, no government funding and no facilities or other resources of any university, college, other educational institution or research center were used in the development of any Owned Company Intellectual Property. No Governmental Authority, university or other educational institution, research organization or standards setting organization has any right, title or interest in or to any Owned Company Intellectual Property.

(g) The Owned Company Software operates in all material respects with its specifications established by the KE Companies. Material reported defects and reports of errors with respect to Owned Company Software are monitored in accordance with Company practices. To the Company’s knowledge, no Person other than the KE Companies possesses a copy, in any form (print, electronic, or otherwise), of any source code for any Owned Company Software (other than contractors engaged to develop or maintain Owned Company Software), and the KE Companies have undertaken commercially reasonable efforts to protect the confidentiality of all such source code. The KE Companies have no obligation to afford any Person access to any such source code.

(h) No Publicly Available Software has been incorporated in, linked to, distributed with, or otherwise used in connection with any Owned Company Software in any manner that (i) requires, or conditions the use or distribution of any Owned Company Software on the disclosure, licensing, or distribution of any source code for any portion of such Owned Company Software or (ii) otherwise imposes any material limitation, restriction, or condition on the right or ability of the KE Companies to use, allow third parties to use, distribute, or enforce any Owned Company Intellectual Property. To the Company’s knowledge, the KE Companies have complied and are in compliance with the terms of all licenses for Publicly Available Software used by the KE Companies in all material respects.

(i) Each KE Company has in place a privacy policy regarding the Processing of Personal Information (the “Privacy Policy”). To the Company’s knowledge, the Privacy Policy accurately describes the KE Companies Processing of Personal Information and materially complies with all applicable Privacy Laws. In connection with its Processing (including without limitation, any transfer across national borders) of any Personal Information, to the Company’s knowledge, each KE Company is and has been, within the five years preceding the date of this Agreement, in material compliance with all Privacy Laws. Each KE Company has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect the confidentiality, integrity and availability of all Personal Information maintained and collected by it. Except as set forth in Section 3.6(i) of the Company Disclosure Schedules, to the Company’s knowledge, within the five years preceding the date of this Agreement the Company has not experienced any Computer Security Incident except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and to the Company’s knowledge, the Company has not received any written notices or written complaints from any Person regarding a Computer Security Incident. Within the five years preceding the date of this Agreement the Company has not received, nor provided, any notice of any written claims, actions, investigations, inquiries or alleged violations of Privacy Laws. To the Company’s knowledge, within the five years preceding the date of this Agreement no KE Company has been subject to, and there are no written complaints, audits, investigations or Actions pending against the Company by any Governmental Authority, or by any Person, in respect of the collection, use, storage, disclosure or other Processing of Personal Information.

(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the IT Systems are operational and adequate and sufficient for the current and reasonably anticipated future needs of the business of the KE Companies, (ii) to the Company’s knowledge, there have been no unremediated material failures of the IT Systems currently used to provide material products to customers in the conduct of their business as it is currently conducted during the two year period preceding the date hereof, and (iii) the KE Companies have in place commercially reasonable security controls and backup and disaster recovery plans and procedures.

(k) No KE Company engages in the sale, as defined by applicable Law, of Personal Information. All sales and marketing activities by the Company have been in material compliance with all applicable Laws that require the provision of notice and obtaining of consent from potential customers to receive such sales and marketing materials. To the Company’s knowledge, the KE Companies have valid and legal rights to Process all Personal Information that is Processed by the KE Companies in connection with the use and/or operation of its products, services and business, and the execution, delivery, or performance of this Agreement will not affect these rights or violate any applicable Privacy Laws.

Section 3.7 Title to Properties and Assets; Liens. Each of the KE Companies has good and marketable title to its properties, assets and rights, including the Company Intellectual Property (if applicable and if any), and has good title to all its leasehold interests, in each case free and clear of any Lien, other than Permitted Liens. With respect to the properties, assets and rights it leases, each of the KE Companies is in compliance with such leases in all material respects and, to the Company’s knowledge, holds a valid leasehold interest free of any Liens, other than Permitted Liens. The properties, assets and rights owned, leased or licensed by the KE Companies (including any Company Intellectual Property (if applicable and if any)) constitute all the properties, assets and rights used in connection with the businesses of the KE Companies. Such properties, assets and rights constitute all the properties, assets and rights necessary for the KE Companies to continue to conduct their respective businesses following the Closing as they are currently being conducted.

Section 3.8 Real Property.

(a) None of the KE Companies own, or have ever owned, any real property.

(b) No KE Company is in default under any Real Property Lease, and there is no default by any lessor under the Real Property Lease.

(c) All buildings, structures, improvements, fixtures, building systems and equipment included in the Leased Real Property are in reasonable operating condition and repair (ordinary wear and tear excepted).

(d) Each KE Company has a valid and enforceable leasehold interest under each Real Property Lease and each Real Property Lease is in full force and effect and constitutes a valid and binding obligation of the applicable KE Company that is the lessee, or lessor, enforceable against such KE Company in accordance with its terms.

(e) To the knowledge of the Company, there are no pending condemnation, eminent domain, or any other taking by public authority with or without payment of consideration therefor or similar actions with respect to any of the Leased Real Properties. No notice of such a proposed condemnation has been received by any KE Company.

(f) Each KE Company has the right to conduct its business in each Leased Real Property for the remaining term of the applicable Real Property Lease.

Section 3.9 Environmental Matters. Except as set forth in Section 3.9 of the Company Disclosure Schedules:

(a) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each KE Company is and, during the last five years, has been in compliance in all material respects with all Environmental Laws;

(b) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each KE Company timely obtained and currently possesses all Environmental Permits required for the operation of its business and each Environmental Permit is valid and in full force and effect. The Company is and during the last five years, has been in compliance in all material respects with all Environmental Permits;

(c) there has been no release of any Hazardous Materials at, in, on or under any Leased Real Property or, to the knowledge of the Company, at, in, on or under any formerly owned or leased real property, in each case (i) during the time that a KE Company owned or leased such property, and (ii) that requires notice, further investigation or response action by a KE Company pursuant to Environmental Law;

(d) no KE Company is subject to and no KE Company has received any Governmental Order that remains unresolved relating to any non-compliance with Environmental Laws by the Company or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(e) no Action is pending or, to the knowledge of the Company, threatened in writing and no investigation, to the knowledge of the Company, is pending or threatened in writing, in each case with respect to any KE Company’s compliance with or liability under Environmental Law;

(f) the KE Companies have not generated, stored, used, transported, treated or disposed of any Hazardous Materials other than in compliance in all material respects with all Environmental Laws; and

(g) the Company has made available to Parent all material environmental reports (including any Phase One or Phase Two environmental site assessments) and audits relating to the Leased Real Property or any formerly owned or operated real property in its possession, custody or reasonable control.

Section 3.10 Compliance with Other Instruments. None of the KE Companies is in material violation of any term of its respective Governing Documents. None of the KE Companies is in violation of any term or provision of any Governmental Order to which it is party or by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The execution and delivery by the Company and the performance by the Company of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or subject to the receipt of the Regulatory Approvals, require any consent, filing, notice, waiver or approval or constitute a default under (i) the Company’s Governing Documents, (ii) any Contract to which any of the KE Companies is a party or by which any of the KE Companies’ assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of the properties or assets of the Company (other than Permitted Liens), except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.11 Compliance with Laws.

(a) Each KE Company is, and since December 31, 2021 has been, in compliance in all material respects with all applicable Laws. None of the KE Companies has received any written notice from any Governmental Authority of a violation of any applicable Law by any KE Company at any time since December 31, 2021, which violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Since December 31, 2021, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there has been no action taken by any KE Company or, to the Company’s knowledge, any officer, director, manager, employee, agent or representative of Parent, in each case, acting on behalf of the KE Companies, in violation of any applicable Anti-Bribery Law, (ii) none of the KE Companies have been convicted of violating any Anti-Bribery Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Bribery Laws, (iii) none of the KE Companies has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Bribery Law and (iv) none of the KE Companies has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Bribery Law.

(c) Since December 31, 2021, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there has been no action taken by any KE Company, or, to the Company’s knowledge, any officer, director, manager, employee, agent or representative of any KE Company, in each case, acting on behalf of any KE Company, in violation of any applicable Export Laws, (ii) no KE Company has been convicted of violating any Export Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Export Laws, (iii) no KE Company has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Export Laws and (iv) no KE Company has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Export Law.

Section 3.12 Absence of Changes. Since the date of the most recent Company Audited Financial Statements (a) there has not been, individually or in the aggregate, any Material Adverse Effect, and (b) the KE Companies have conducted their businesses in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby).

Section 3.13 Litigation. Except as set forth in Section 3.13 of the Company Disclosure Schedules, as of the date of this Agreement (a) there are no Actions pending or, to the Company’s knowledge, currently threatened against any of the KE Companies or their respective assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of the Company to enter into this Agreement or any Ancillary Agreement, or the right of any of the KE Companies to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to any KE Company, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or result in any change in the current equity ownership of the Company; (b) none of the KE Companies is a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by any of the KE Companies currently pending or which any of the KE Companies currently intends to initiate, except, in the case of each of clauses (a), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.14 Insurance. Section 3.14 of the Company Disclosure Schedules contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the KE Companies as of the date of this Agreement. Accurate and complete copies or comprehensive summaries of such insurance policies have been made available to Parent. With respect to each such insurance policy required to be listed on Section 3.14 of the Company Disclosure Schedules, (i) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) the Company is not in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

Section 3.15 Governmental Consents. Assuming the accuracy of the representations made by Parent in Article IV and by Parent, PubCo, and Merger Sub in Article V, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of any of the KE Companies is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except (i) for such filings or notices as may be required under the Securities Act or under applicable state securities Laws, including the filing of the Merger Filing Documents and any other filings or notices required for the consummation of the Merger, (ii) the Regulatory Approvals, and (iii) where the failure to obtain such consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

Section 3.16 Permits. Each KE Company has timely obtained and holds all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by a KE Company, (c) to the Company’s knowledge, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the Ordinary Course upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit and (e) the KE Companies are in compliance with all Material Permits.

Section 3.17 Registration and Voting Rights. Except as set forth in Section 3.17 of the Company Disclosure Schedules and, other than with respect to actions contemplated by the Business Combination, this Agreement and the Ancillary Agreements, (a) none of the KE Companies is presently under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may hereafter be issued and (b) to the Company’s knowledge, no shareholder of any of the KE Companies has entered into any agreements with respect to the voting of Company Shares.

Section 3.18 Brokers or Finders; Transaction Expenses. Except as set forth in Section 3.18 of the Company Disclosure Schedules, none of the KE Companies has incurred, or will incur, directly or indirectly, as a result of any action taken by the KE Companies, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

Section 3.19 Related-Party Transactions. Except as set forth in Section 3.19 of the Company Disclosure Schedules (and other than with respect to actions expressly contemplated by this Agreement and the Ancillary Agreements):

(a) No director, officer or employee of any of the KE Companies or any member of such Person’s immediate family or any corporation, partnership or other entity in which such Person has a significant ownership interest or otherwise controls (each, a “Company Related Party”) is indebted to any of the KE Companies, nor is any of the KE Companies indebted (or committed to make loans or extend or guarantee credit) to any Company Related Party.

(b) To the Company’s knowledge, no Company Related Party has any direct or indirect ownership interest in (i) any Person with which any of the KE Companies is party to a Contract or has a material business relationship or (ii) any Person that competes with any of the KE Companies, except that Company Related Parties may own stock in publicly traded companies that may compete with each of the KE Companies.

(c) No Company Related Party is directly or indirectly interested in any Contract with any of the KE Companies, other than any such Contracts related to such Person’s (i) ownership of Company Shares, options or other securities of the Company, (ii) indemnification by the Company or (iii) salary, commission and other employment benefits provided by the Company to such Person.

Section 3.20 Labor Agreements and Actions; Employee Compensation.

(a) None of the KE Companies is bound by or subject to any Contract with any labor union. To the Company’s knowledge, there is no strike involving any of the KE Companies pending that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as set forth in the Company Disclosure Schedules, the employment of each officer and employee of each of the KE Companies is terminable at the will of each of the KE Companies and no such individual is entitled to any material compensation upon termination of employment, except as required by Law applicable to the jurisdiction in which such officer or employee is employed.

(c) Each of the KE Companies is in compliance in all material respects with the Malaysian Employment Act 1955 and other Laws related to employment for equal employment opportunity, wage and hour, compensation, overtime requirements, statutory payments, classification of employees and independent contractors, hours of work, leaves of absence, sexual and other harassment, whistleblower protections, immigration, occupational health and safety, and workers’ compensation.

(d) Set forth on Section 3.20(d) of the Company Disclosure Schedules is a complete and accurate list, as of the date of this Agreement and separately for each KE Company, of all their employees including for each such employee his or her (i) name; (ii) job title; (iii) location; (iv) status as a full-time or part-time employee; (v) base salary or wage rate; (vi) 2022 bonus; and (vii) 2023 bonus opportunity. Section 3.20(d) of the Company Disclosure Schedules also lists, as of the date of this Agreement, each employee of each of the KE Companies who is not actively at work for any reason other than vacation, and the reason for such absence.

(e) Set forth on Section 3.20(e) of the Company Disclosure Schedules are complete and accurate lists, as of the date of this Agreement and separately for each KE Company, of all individuals who perform services for any of the KE Companies as (i) an independent contractor, (ii) a leased employee, (iii) an unpaid intern, including for each such individual his or her name, services performed, and rate of compensation (if any), and (iv) location at which such individual performs services for such KE Company.

(f) There are no material claims, disputes, grievances, or controversies pending involving any employee or group of employees. To the knowledge of the Company there are no material charges or administrative proceedings regarding (i) discrimination or retaliation (including discrimination, harassment or retaliation based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status), (ii) unfair labor practices, (iii) violations of health and safety Laws, (iv) workplace injuries or (v) whistleblower retaliation against the Company, in each case that (y) pertain to any current employee and (z) are pending before the Industrial Court of Malaysia, or any other Governmental Authority.

Section 3.21 Employee Benefit Plans.

(a) The Company Disclosure Schedules sets forth a complete and separate list, as of the date of this Agreement, of each non-U.S. material Company Benefit Plan (whether written or unwritten). For purposes of this Agreement, a “Company Benefit Plan” means (i) any employee benefit plan, agreement, arrangement, program, policy or practice, including any equity or equity-based compensation (including stock option, stock purchase, stock award, stock appreciation, phantom stock, restricted stock or restricted stock unit), deferred compensation, pension, retirement, savings, bonus, profit sharing, incentive compensation, retention, change-in-control, medical, dental, vision, prescription drug, life insurance, death benefit, cafeteria, flexible spending, dependent care, fringe benefit, vacation, paid time off, holiday pay, disability, sick pay, workers compensation, unemployment, severance, employee loan or educational assistance plan, agreement, arrangement, program, policy or practice, (ii) any employment, consulting, or other individual services agreement, which in the case of each of clauses (i) and (ii), is sponsored or maintained by any of the KE Companies, or to which any of the KE Companies contributes or is required to contribute or is a party, on behalf of current or former employees, officers, independent contractors or directors of any of the KE Companies or their spouses, beneficiaries or dependents, or with respect to which any of the KE Companies has or may have any liability, contingent or otherwise, and (iii) any statutory contribution to scheme of savings for employees’ retirement such as the Employees Provident Fund of Malaysia. No Company Benefit Plan covers individuals other than current or former employees, officers, independent contractors or directors (or spouses, beneficiaries or dependents thereof) of any of the KE Companies. None of the KE Companies has communicated to present or former employees of any of the KE Companies, or formally adopted or authorized, any additional Company Benefit Plan or any change in or termination of any existing Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has delivered to Parent, to the extent applicable, true, complete and correct copies of (A) the plan document (or a written summary of any unwritten Company Benefit Plan), (B) trust agreements, insurance policies or other funding vehicles, (C) the most recent summary plan description (D), and (E) the most recent actuarial reports or other financial statements relating to such Company Benefit Plan.

(b) Each Company Benefit Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws.

(c) All contributions and premium payments required to have been paid under or with respect to any Company Benefit Plan have been timely paid in accordance with the terms of such Company Benefit Plan and applicable Law except as would not result in material liability to the KE Companies.

(d) Except as set forth in Section 3.21 of the Company Disclosure Schedules, no Company Benefit Plan provides health, life insurance or other welfare benefits to retired or other terminated employees, officers, independent contractors, or directors of any of the KE Companies (or any spouse, beneficiary or dependent thereof).

(e) To the knowledge of the Company, no event has occurred and no condition exists with respect to any Company Benefit Plan or any other employee benefit plan, agreement, arrangement, program, policy or practice currently or previously sponsored, maintained or contributed to by any of the KE Companies which could subject any Company Benefit Plan, any of the KE Companies, PubCo, Parent or any of their employees, agents, directors or Affiliates, directly or indirectly (through an indemnification agreement or otherwise), to a material liability for a breach of fiduciary duty, or which could result in the imposition of a Lien on the assets of any of the KE Companies.

(f) No Company Benefit Plan is a defined benefit pension plan and none of the KE Companies has any liability, contingent or otherwise, with respect to any such Company Benefit Plan.

(g) Except as would not result in material liability therefor, with respect to each Company Benefit Plan, no Actions (other than routine claims for benefits in the Ordinary Course) are pending or, to the knowledge of the Company, threatened in writing, and, to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions. To the knowledge of the Company, no Company Benefit Plan is currently under investigation or audit by any Governmental Authority and, to the knowledge of the Company, no such investigation or audit is contemplated or under consideration.

(h) Except as set forth in Section 3.21 of the Company Disclosure Schedules, the execution of this Agreement and the consummation of the Transactions will not, either alone or in combination with another event (such as termination following the consummation of the Transactions, and regardless of whether that other event has or will occur), (i) entitle any current or former director, employee, officer or other service provider of any of the KE Companies to any severance pay or any other compensation payable by any of the KE Companies, except as expressly provided in this Agreement or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any director, employee, officer or other individual service provider by any of the KE Companies.

(i) None of the KE Companies has any obligation to gross up, indemnify or otherwise reimburse any current or former employee, officer, independent contractor, or director of any of the KE Companies for any Taxes, interest or penalties incurred in connection with any Company Benefit Plan.

Section 3.22 TaXES AND RETURNS.

(a) Each KE Company has timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects. Each KE Company has timely paid, or caused to be timely paid, all material Taxes required to be paid by it, other than such Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company Financial Statements in accordance with GAAP.

(b) Each KE Company has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of Taxes, and all material amounts of Taxes required by applicable Tax Laws to be withheld by a KE Company have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other third party.

(c) There are no material claims, assessments, audits, examinations, investigations or other Actions pending, in progress or threatened against any KE Company, in respect of any Tax, and no KE Company has been notified in writing of any material proposed Tax claims or assessments against any KE Company.

(d) There are no material Liens with respect to any Taxes upon any KE Company’s assets, other than Permitted Liens. No KE Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by any KE Company for any extension of time within which to file any Tax Return or within which to pay any Taxes. No written claim which remains outstanding has been made by any Governmental Authority with respect to a jurisdiction in which a KE Company does not file a Tax Return that such KE Company is or may be subject to Tax in that jurisdiction that would be the subject of or covered by such Tax Return.

(e) No KE Company has, or has ever had, a permanent establishment, branch or representative office in any country other than the country of its organization, and no KE Company is treated for any Tax purpose as a resident in a country other than the country of its incorporation or formation.

(f) No KE Company is or has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes (other than a group the common parent of which is or was the Company). No KE Company has any liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract, or otherwise. No KE Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement, arrangement or practice with respect to Taxes (including any closing agreement or other agreement relating to Taxes with any Governmental Authority).

(g) No KE Company has requested, or is the subject of or bound by any material private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to Taxes, nor is any such request outstanding.

(h) No KE Company has made any change in accounting method (except as required by a change in Law) that would reasonably be expected to have a material impact on its Taxes following the Closing.

(i) Each KE Company is duly registered for Value Added Tax in all jurisdictions in which it is required to be registered and has complied in all material respects with all requirements concerning Value Added Tax.

(j) No KE Company has in any year for which the applicable statute of limitations remains open distributed stock of another person, nor has had its shares distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code (or any comparable, analogous or similar provision under any state, local or non-U.S. Law).

(k) No KE Company has been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Law.

(l) No KE Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any comparable, analogous, or similar provision of state, local or non-U.S. Law) or open transaction disposition made on or prior to the Closing Date, (ii) the use of an improper method of accounting or change in any method of accounting for any taxable period (or portion thereof) ending on prior to the Closing, (iii) any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or non-U.S. Law) executed prior to the Closing or (iv) any prepaid amount or deferred revenue received or accrued on or prior to the Closing. No KE Company has made an election under Section 965(h) of the Code (or any comparable, analogous or similar provision under any state, local or non-U.S. Law).

(m) Not including any action taken or agreed to be taken pursuant to this Agreement, the Company has not taken or agreed to take any action that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. The Company does not have any knowledge of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(n) The Company has no plan or intention to cause Parent or the Surviving Corporation to liquidate (for federal income tax purposes) in connection with the Transactions.

(o) The Company and/or qualified subsidiaries of the Company have been engaged in an active trade or business outside of the United States for the entire 36-month period immediately before the Closing Date and have no intention to substantially dispose of or discontinue such trade or business (all within the meaning of Treasury Regulations Section 1.367(a)-3(c)(3)(i)).

(p) No KE Company has taken any action that could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 3.23 Books and Records. The minute books of each of the KE Companies contain complete and accurate records in all material respects of all meetings and other corporate actions of each of the Company Shareholders, the Company Board or the Subsidiaries’ shareholders or board of directors (or similar governing body) and all committees, if any, appointed by the Company Board or the Subsidiaries’ board of directors (or similar governing body), as applicable. The registers of members of each of the KE Companies is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of each of the KE Companies.

Section 3.24 Foreign Corrupt Practices Act. None of the KE Companies or their respective Affiliates, nor any of their respective directors, officers, employees or, to the Company’s knowledge, agents, distributors, resellers, or other third parties have made, directly or indirectly, any payment or promise to pay, or any gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”)) for the purpose of influencing any official act or decision of such foreign official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both (a) and (b) above in order to assist any of the KE Companies to obtain or retain business for, or direct business to any of the KE Companies. None of the KE Companies nor any of their respective directors, officers, employees or agents, distributors, resellers, or other third parties, has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any such funds in violation of any Anti-Bribery Laws. No Action by or before any Governmental Authority involving any of the KE Companies with respect to FCPA or any other applicable Anti-Bribery Laws is pending or, to the Company’s knowledge, threatened. Each of the KE Companies has sought to maintain accurate financial records and a system of internal controls sufficient to provide reasonable assurance over management’s control, authority, and responsibility over the Company’s assets.

Section 3.25 Anti-Money Laundering. The operations of each of the KE Companies are and have been conducted at all times in compliance with Anti-Money Laundering Laws, in each case, to the extent applicable to each of the KE Companies, and, no Action by or before any Governmental Authority involving any of the KE Companies with respect to Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

Section 3.26 Sanctions. None of any of the KE Companies nor any of their respective Affiliates, directors, officers, employees or, to the knowledge of the Company, agents, is a Person that is, or is owned or controlled by, a Person that is (i) the subject of any Sanctions; nor (ii) located, organized, incorporated or resident in a country or territory that is the subject of comprehensive Sanctions (including the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria). For the past five years, to the Company’s knowledge, none of the KE Companies has engaged in, or is now engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of such dealing or transaction is or was, or whose government is or was, the subject of Sanctions.

Section 3.27 Export Controls. The KE Companies and, to the Company’s knowledge, their respective Representatives in their capacity as such, have during the five (5) years preceding the date of this Agreement been in compliance with, in all material respects, all applicable Export Laws, and none of the KE Companies has (A) received written notice of, any actual, alleged or potential violation of any Export Law or (B) been a party to or the subject of any pending (or to the knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Export Law.

Section 3.28 Takeover Statutes and CONSTITUTION Provisions. The Company Board has taken all action necessary so that the restrictions on a “business combination”, contained under any foreign Laws will be inapplicable to this Agreement and the other Transactions. As of the date of this Agreement, no “fair price”, “moratorium”, “control share acquisition”, or other antitakeover statute or similar domestic or foreign Law applies with respect to any of the KE Companies in connection with this Agreement or the Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill”, or similar antitakeover agreement or plan in effect to which any of the KE Companies is subject, party or otherwise bound.

Section 3.29 Proxy Statement/PROSPECTUS. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus, any current report of Parent on Form 8-K or any current report of PubCo on Form 8-K shall not, (i) in the case of the Proxy Statement/Prospectus, on the effective date of the Proxy Statement/Prospectus, (ii) in the case of the Proxy Statement/Prospectus or any current report of Parent on Form 8-K or any current report of PubCo on Form 8-K, when filed, made available, mailed or distributed, as the case may be, and (iii) in the case of the Proxy Statement/Prospectus, at the time of the Parent Stockholder Meeting and the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Parent, its Affiliates, the Acquisition Entities or any holder of Parent Capital Stock.

Section 3.30 Board Approval. The Company’s Board of Directors has adopted resolutions authorizing the Company to enter into this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereunder and thereunder and to approve the transfer of Company Shares from the Company Shareholders to PubCo and to register PubCo as member of the Company.

Section 3.31 No Additional Representations or Warranties. Except as otherwise expressly provided in this Article III (as modified by the Company Disclosure Schedules), the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, including as to the condition, value or quality of the Company or the Company’s assets, and the Company specifically disclaims any representation or warranty with respect to merchantability, usage, suitability or fitness for any particular purpose with respect to the Company’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and Parent shall rely on its own examination and investigation thereof. None of the Company’s Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Parent or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Parent or its Affiliates.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Company the following, except as set forth in (i) the Parent SEC Filings (excluding “risk factors” or predictive or forward-looking statements) or (ii) the Disclosure Schedules delivered to the Company by Parent on the date of this Agreement (the “Parent Disclosure Schedules”), which exceptions shall, in the case of clause (ii), be deemed to be part of the representations and warranties made hereunder subject to, and in accordance with, Section 11.8 (and any reference in this Agreement or any Ancillary Agreement to this Article IV or any provision thereof shall be deemed to refer to such Article or provision as modified by the Parent Disclosure Schedules in accordance with Section 11.8).

Section 4.1 Organization, Good Standing, Corporate Power and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to its Parent Governing Documents. Parent is presently qualified to do business as a foreign corporation in each jurisdiction in which it is required to be so qualified and in good standing in each such jurisdiction (except where the failure to be so qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect). As of the date of this Agreement, Parent has either delivered or made available to the Company, including via the SEC’s Electronic Data Gathering Analysis and Retrieval system database, accurate and complete copies of the certificate of incorporation and bylaws of Parent, including all amendments thereto as in effect as of the date of this Agreement.

Section 4.2 Capitalization.

(a) The authorized capital stock of Parent consists of (i) 225,000,000 shares of Parent Common Stock, 914,234 shares of which are issued and outstanding, and (ii) 5,000,000 shares Parent Preferred Stock, 950,000 shares of which have been designated as the Parent Series AA Preferred Stock, all of which are issued and outstanding.

(b) All shares of Parent Capital Stock that are issued and outstanding have been duly authorized and validly issued in compliance with applicable Laws, are fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or other similar right. The Parent Capital Stock has the rights, preferences, privileges and restrictions set forth in the Parent Charter.

(c) Except for (i) the conversion privileges of the Parent Series AA Preferred Stock, (ii) the Parent Warrants, and (iii) the Parent Options, there are no outstanding options, restricted stock, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from Parent of any shares of Parent Capital Stock. Except as set forth on Section 4.2(c) of the Parent Disclosure Schedules and the Ancillary Agreements, Parent is not a party to or subject to any agreement or understanding and, to Parent’s knowledge, there is no agreement or understanding between any Persons, that affects or relates to the voting or giving of written consents with respect to any security or by a director of Parent. To Parent’s knowledge, no officer or director has made any representations or promises regarding equity incentives to any officer, employee, director or consultant of Parent that is not reflected in the outstanding share and warrant and option numbers contained in this Section 4.2.

(d) Except for PubCo and Merger Sub, Parent does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than the Subsidiaries of the Company set forth on Section 4.2(d) of the Parent Disclosure Schedules.

(e) The only shares of capital stock of Parent that will be outstanding immediately after the Closing will be such share(s) owned by PubCo following the consummation of the Merger.

(f) Parent has no obligation to repurchase, redeem or otherwise acquire any Parent Capital Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

Section 4.3 Due Authorization. All corporate action on the part of Parent and its directors, officers and stockholders necessary for the (a) authorization, execution and delivery by Parent of this Agreement and the Ancillary Agreements to which it is or will be a party, (b) consummation of the Transactions and (c) performance of each of their obligations hereunder or thereunder has been taken or will be taken prior to the Closing, subject to (i) obtaining the Parent Stockholders’ Approval, (ii) the filing of the Merger Certificate and (iii) the receipt of the Regulatory Approvals. This Agreement and the Ancillary Agreements to which it is or will be a party assuming due authorization, execution and delivery by each other party constitute valid and binding obligations of Parent, enforceable against such Person in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies or by general principles of equity.

Section 4.4 Financial Statements.

(a) The financial statements of Parent contained in the Parent SEC Filings (the “Parent Financial Statements”) are true and correct in all material respects and present fairly, in all material respects, the financial condition, operating results, stockholders equity and cash flows of Parent as of the dates and during the periods indicated. The Parent Financial Statements have been prepared in accordance with GAAP and Regulation S-X, applied on a consistent basis throughout the periods indicated (except that they are subject to normal and recurring year-end adjustments and as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC). The books of account, ledgers, order books, records and other financial documents of Parent accurately and completely reflect all material information relating to Parent’s business, the nature, acquisition, maintenance, location and collection of its assets and the nature of all transactions giving rise to its obligations and accounts receivable.

(b) Parent has in place disclosure controls and procedures that are designed to reasonably ensure that material information relating to Parent (including any fraud that involves management or other employees who have a significant role in the internal controls of Parent) is made known to the management of Parent by others within Parent and are effective in recording, processing, summarizing and reporting financial data. Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since December 31, 2020, neither Parent nor, to the knowledge of Parent, any Representative of Parent has received or otherwise had or obtained knowledge of any written complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent, PubCo or Merger Sub with respect to the Parent Financial Statements or the internal accounting controls of Parent, PubCo or Merger Sub, including any written complaint, allegation, assertion or claim that Parent, PubCo or Merger Sub has engaged in questionable accounting or auditing practices. No attorney representing Parent, whether or not employed by Parent, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its Representatives to the Parent Board or any committee thereof or to any director or officer of Parent.

(d) Parent has no liability or obligation absolute or contingent, individually or in the aggregate, that would be required to be set forth on a consolidated balance sheet of Parent prepared in accordance with GAAP applied and in accordance with past practice, other than (i) obligations and liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) obligations and liabilities under Contracts incurred in the Ordinary Course (other than due to a breach under any such Contracts, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach thereunder), (iii) any Parent Transaction Expenses, (iv) obligations incurred by Parent’s execution of this Agreement (other than due to a breach hereunder, or any act or omission that with the giving of notice, the lapse of time or otherwise, would constitute a breach hereunder), and (v) obligations and liabilities reflected, or reserved against, in the Parent Financial Statements or as set forth in Section 4.4(d) of the Parent Disclosure Schedules.

Section 4.5 Material Contracts.

(a) Section 4.5(a) of the Parent Disclosure Schedules lists all Contracts to which Parent is a party, by which Parent is bound or to which Parent or any of its assets or properties are subject that are in effect as of the date of this Agreement and constitute or involve the following Material Contracts:

(i) each employee collective bargaining Contract;

(ii) obligations of, or payments to, Parent of $200,000 or more;

(iii) any Contract under which Parent has created, incurred, assumed or guaranteed Indebtedness, has the right to draw upon credit that has been extended for Indebtedness, or has granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness, in each case, in an amount in excess of $100,000;

(iv) any Contract that is a definitive purchase and sale or similar agreement entered into in connection with an acquisition or disposition by Parent since December 31, 2020 of any Person or of any business entity or division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), but excluding any Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(v) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate, other than sales or purchases in the Ordinary Course;

(vi) any Contract not made in the Ordinary Course and not disclosed pursuant to any other clause under this Section 4.5(a) and expected to result in revenue or require expenditures in excess of $200,000 in the calendar year ending December 31, 2024;

(vii) any joint venture Contract, partnership agreement, limited liability company agreement or similar Contract that is material to the business of Parent, taken as a whole;

(viii) any Real Property Lease;

(ix) all leases or master leases of personal property reasonably likely to result in annual payments of $50,000 or more in a 12-month period;

(x) any Contract pursuant to which Parent (A) licenses or is granted rights from a third party under Intellectual Property that is material to the business of Parent, taken as a whole, excluding click-wrap, shrink-wrap, off-the-shelf software licenses and any other software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $50,000 per year or (B) licenses or grants to a third party to any rights in or to use Owned Parent Intellectual Property or Owned Parent Software (excluding non-exclusive licenses granted to customers, contractors, suppliers or service providers in the Ordinary Course);

(xi) the grant of rights to manufacture, produce, assemble, license, market or sell any product, service, solution or offering (together with all Intellectual Property, deliverables, technology and materials utilized as part thereof) developed by or on behalf of Parent;

(xii) Contracts with any Governmental Authority;

(xiii) any Contract which restricts in any material respect or contains any material limitations on the ability of Parent to compete in any line of business or in any geographic territory, in each case excluding customary confidentiality agreements (or clauses) or non-solicitation agreements (or clauses);

(xiv) Contracts between (A) on the one hand, Parent, and (B) on the other hand, any Parent Stockholder;

(xv) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which Parent is a party that provide for payments by Parent or to Parent in excess of $50,000, in the aggregate, over any 12-month period;

(xvi) all Contracts that result in any Person holding an irrevocable power of attorney from Parent that relates to Parent or its business;

(xvii) Contracts to which Parent is a party that are of the type that would be required to be filed with the Proxy Statement/Prospectus under applicable SEC requirements pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act.

(b) Accurate and complete copies of the Contracts required to be listed on Section 4.5(a) of the Parent Disclosure Schedules, have been delivered to or made available to the Company by Parent or otherwise in the Parent SEC Filings (as defined below), prior to the date of this Agreement, together with all amendments thereto.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all Material Contracts to which Parent is a party or by which its assets are bound are valid, binding and in full force and effect, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies, (ii) neither Parent (nor, to the knowledge of Parent, any other party to any such Contract) is or, with the giving of notice, the lapse of time or otherwise, would be in default under any Material Contract to which Parent is or will be a party or by which its assets are bound, (iii) since December 31, 2020, Parent has not received any written or, to Parent’s knowledge, oral claim or notice of material breach of or material default under any Material Contract, (iv) to Parent’s knowledge, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Material Contract by Parent or, to Parent’s knowledge, any other party thereto (in each case, with or without notice or lapse of time or both), and (v) since December 31, 2021, Parent has not received written notice from any customer or supplier that is a party to any Material Contract that such party intends to terminate or not renew any Material Contract.

Section 4.6 Intellectual Property.

(a) Section 4.6(a) of the Parent Disclosure Schedules sets forth, as of the date hereof, a true and complete list, including the record owner, legal owner, jurisdiction, serial and application numbers, and registration number of all Registered Intellectual Property and all material unregistered Trademarks that are Owned Parent Intellectual Property and all Owned Parent Software. All Owned Parent Intellectual Property is subsisting and, to the knowledge of Parent, is valid and enforceable. All Registered Intellectual Property has been maintained effective by the filing of all necessary filings, maintenance, and renewals, and timely payment of requisite fees.

(b) Except as set forth on Section 4.6(b) of the Parent Disclosure Schedules, each item of Owned Parent Intellectual Property is owned by Parent free and clear of all Liens, other than Permitted Liens. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Parent owns all right, title, and interest in, or have a valid and enforceable written license or other permission to use, all Parent Intellectual Property.

(c) Except as set forth on Section 4.6(c) of the Parent Disclosure Schedules, or as would not reasonably be expected to result in a Material Adverse Effect, no Actions are pending or have been threatened in writing, or to the knowledge of Parent have been threatened orally, against Parent by any Person claiming that Parent has infringed, misappropriated or otherwise violated their Intellectual Property rights or rights of publicity, or challenging the ownership, use, patenting, registration, validity, or enforceability of any Owned Parent Intellectual Property. Except as set forth on Section 4.6(c) of the Parent Disclosure Schedules, Parent is not a party to any pending Action, as of the date of this Agreement, claiming infringement, misappropriation or other violation by any Person of any Owned Parent Intellectual Property. Except as set forth on Section 4.6(c) of the Parent Disclosure Schedules, or as would not reasonably be expected to result in a Material Adverse Effect, to Parent’s knowledge, within the five years preceding the date of this Agreement Parent, its products and services, the conduct of Parent’ business, and the use of the Owned Parent Intellectual Property, have not infringed, misappropriated or otherwise violated, and currently do not infringe, misappropriate, or otherwise violate, the Intellectual Property right or right of publicity of any Person. No Person has notified Parent in writing that any of such Person’s Intellectual Property rights or right of publicity are infringed, misappropriated, or otherwise violated by Parent or that Parent requires a license to any of such Person’s Intellectual Property rights. To Parent’s knowledge, as of the date of this Agreement no Person is infringing, misappropriating or otherwise violating any Owned Parent Intellectual Property. No written or, to Parent’s knowledge, oral claims alleging any infringement, misappropriation, or other violation have been made against any Person by Parent.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Parent has undertaken commercially reasonable efforts to protect: (i) the confidentiality of all Proprietary Information that is Owned Parent Intellectual Property and (ii) any confidential information owned by any Person to whom Parent has a confidentiality obligation. No such Proprietary Information has been disclosed by Parent to any Person other than pursuant to a written confidentiality agreement restricting the disclosure and use of such Proprietary Information by such Person.

(e) No Person (including current and former founders, employees, contractors, and consultants of Parent) has any right, title, or interest, directly or indirectly, in whole or in part, in any Owned Parent Intellectual Property. Parent has implemented policies whereby employees who create or develop any Intellectual Property in the course of their employment with Parent are required to assign to Parent all of such employee’s rights therein, and all employees and contractors of Parent who have created or developed any Intellectual Property in the course of their employment or provision of services for Parent have executed written agreements pursuant to which such Persons have assigned (or are obligated to assign) to Parent all of such employee’s or contractor’s rights in and to such Intellectual Property that did not vest automatically in Parent by operation of law (and, in the case of contractors, to the extent such Intellectual Property was intended to be proprietary to Parent), except in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f) Except as set forth on Section 4.6(f) of the Parent Disclosure Schedules, no government funding and no facilities or other resources of any university, college, other educational institution or research center were used in the development of any Owned Parent Intellectual Property. No Governmental Authority, university or other educational institution, research organization or standards setting organization has any right, title or interest in or to any Owned Parent Intellectual Property.

(g) The Owned Parent Software operates in all material respects with its specifications established by Parent. Material reported defects and reports of errors with respect to Owned Parent Software are monitored in accordance with Parent practices. To Parent’s knowledge, no Person other than Parent possesses a copy, in any form (print, electronic, or otherwise), of any source code for any Owned Parent Software (other than contractors engaged to develop or maintain Owned Parent Software), and Parent has undertaken commercially reasonable efforts to protect the confidentiality of all such source code. Parent has no obligation to afford any Person access to any such source code.

(h) No Publicly Available Software has been incorporated in, linked to, distributed with, or otherwise used in connection with any Owned Parent Software in any manner that (i) requires, or conditions the use or distribution of any Owned Parent Software on the disclosure, licensing, or distribution of any source code for any portion of such Owned Parent Software or (ii) otherwise imposes any material limitation, restriction, or condition on the right or ability of Parent to use, allow third parties to use, distribute, or enforce any Owned Parent Intellectual Property. To Parent’s knowledge, Parent has complied and is in compliance with the terms of all licenses for Publicly Available Software used by Parent in all material respects.

(i) In connection with its collection, storage, transfer (including without limitation, any transfer across national borders) Processing and/or use of any Personal Information, to Parent’s knowledge, Parent is and has been, within the five years preceding the date of this Agreement, in material compliance with all Privacy Laws. Parent has commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect the confidentiality, integrity and availability of all Personal Information maintained and collected by it. Except as set forth in Section 4.6(i), to Parent’s knowledge, within the five years preceding the date of this Agreement Parent has not experienced any Computer Security Incident except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and to Parent’s knowledge, Parent has not received any written notices or written complaints from any Person regarding a Computer Security Incident. Within the five years preceding the date of this Agreement Parent has not received, nor provided, any notice of any written claims, actions, investigations, inquiries or alleged violations of Privacy Laws. To Parent’s knowledge, within the five years preceding the date of this Agreement Parent has not been subject to, and there are no written complaints, audits, investigations or Actions pending against Parent by any Governmental Authority, or by any Person, in respect of the collection, use, storage, disclosure or other Processing of Personal Information.

(j) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the IT Systems are operational and adequate and sufficient for the current and reasonably anticipated future needs of the business of Parent, (ii) to Parent’s knowledge, there have been no unremediated material failures of the IT Systems currently used to provide material products to customers in the conduct of its business as it is currently conducted during the two year period preceding the date hereof, and (iii) Parent has in place commercially reasonable security controls and backup and disaster recovery plans and procedures.

(k) Parent does not engage in the sale, as defined by applicable Law, of Personal Information. All sales and marketing activities by Parent have been in material compliance with all applicable Laws that require the provision of notice and obtaining of consent from potential customers to receive such sales and marketing materials. To Parent’s knowledge, Parent has valid and legal rights to Process all Personal Information that is Processed by Parent in connection with the use and/or operation of its products, services and business, and the execution, delivery, or performance of this Agreement will not affect these rights or violate any applicable Privacy Laws.

Section 4.7 Title to Properties and Assets; Liens. Parent has good and marketable title to its properties, assets and rights, including the Parent Intellectual Property, and has good title to all its leasehold interests, in each case free and clear of any Lien, other than Permitted Liens. With respect to the properties, assets and rights it leases, Parent is in compliance with such leases in all material respects and, to Parent’s knowledge, holds a valid leasehold interest free of any Liens, other than Permitted Liens. The properties, assets and rights owned, leased or licensed by Parent (including any Parent Intellectual Property) constitute all the properties, assets and rights used in connection with the businesses of Parent. Such properties, assets and rights constitute all the properties, assets and rights necessary for Parent to continue to conduct their respective businesses following the Closing as they are currently being conducted.

Section 4.8 Real Property.

(a) Parent does not own, or has never owned, any real property.

(b) Parent is not in default under any Real Property Lease, and there is no default by any lessor under the Real Property Lease.

(c) All buildings, structures, improvements, fixtures, building systems and equipment included in the Leased Real Property are in reasonable operating condition and repair (ordinary wear and tear excepted).

(d) Parent has a valid and enforceable leasehold interest under each Real Property Lease and each Real Property Lease is in full force and effect and constitutes a valid and binding obligation of Parent as the lessee, or lessor, enforceable against Parent in accordance with its terms.

(e) To the knowledge of Parent, there are no pending condemnation, eminent domain, or any other taking by public authority with or without payment of consideration therefor or similar actions with respect to any of the Leased Real Properties. No notice of such a proposed condemnation has been received by Parent.

(f) Parent has the right to conduct its business in each Leased Real Property for the remaining term of the applicable Real Property Lease.

Section 4.9 Environmental Matters. Except as set forth in Section 4.9 of the Parent Disclosure Schedules:

(a) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Parent is and, during the last five years, has been in compliance in all material respects with all Environmental Laws;

(b) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Parent timely obtained and currently possesses all Environmental Permits required for the operation of its business and each Environmental Permit is valid and in full force and effect. Parent is and during the last five years, has been in compliance in all material respects with all Environmental Permits;

(c) there has been no release of any Hazardous Materials at, in, on or under any Leased Real Property or, to the knowledge of Parent, at, in, on or under any formerly owned or leased real property, in each case (i) during the time that Parent owned or leased such property, and (ii) that requires notice, further investigation or response action by Parent pursuant to Environmental Law;

(d) Parent is not subject to and Parent has not received any Governmental Order that remains unresolved relating to any non-compliance with Environmental Laws by Parent or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(e) no Action is pending or, to the knowledge of Parent, threatened in writing and no investigation, to the knowledge of Parent, is pending or threatened in writing, in each case with respect to Parent’s compliance with or liability under Environmental Law;

(f) Parent has not generated, stored, used, transported, treated or disposed of any Hazardous Materials other than in compliance in all material respects with all Environmental Laws; and

(g) Parent has made available to the Company all material environmental reports (including any Phase One or Phase Two environmental site assessments) and audits relating to the Leased Real Property or any formerly owned or operated real property in its possession, custody or reasonable control.

Section 4.10 Compliance with Other Instruments. Parent is not in material violation of any term of its Governing Documents. Parent is not in violation of any term or provision of any Governmental Order by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The execution, delivery and the performance by Parent of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, or subject to obtaining the Parent Stockholders’ Approval, the filing of the Merger Filing Documents and the receipt of the Regulatory Approvals, require any consent, filing, notice, waiver or approval or constitute a default under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets (other than Permitted Liens) except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.11 Compliance with Laws.

(a) Parent is, and since December 31, 2021 has been, in compliance in all material respects with all applicable Laws. Parent has not received any written notice from any Governmental Authority of a violation of any applicable Law by Parent at any time since December 31, 2021, which violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Since December 31, 2021, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there has been no action taken by Parent or, to Parent’s knowledge, any officer, director, manager, employee, agent or representative of Parent, in each case, acting on behalf of Parent, in violation of any applicable Anti-Bribery Law, (ii) Parent has not been convicted of violating any Anti-Bribery Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Bribery Laws, (iii) Parent has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Bribery Law and (iv) Parent has not received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Bribery Law.

(c) Since December 31, 2021, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there has been no action taken by Parent, or, to Parent’s knowledge, any officer, director, manager, employee, agent or representative of Parent, in each case, acting on behalf of Parent, in violation of any applicable Export Laws, (ii) Parent has not been convicted of violating any Export Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Export Laws, (iii) Parent has not conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Export Laws and (iv) Parent has not received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Export Law.

Section 4.12 Absence of Changes. Since the date of the most recent audited Parent Financial Statements (a) there has not been, individually or in the aggregate, any Material Adverse Effect, and (b) Parent has conducted its business in all material respects in the Ordinary Course (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby).

Section 4.13 Litigation. Except as set forth in Section 4.13 of the Parent Disclosure Schedules, as of the date of this Agreement (a) there are no Actions pending or, to Parent’s knowledge, currently threatened against Parent or its assets or properties before any Governmental Authority that (i) question the validity of this Agreement or any Ancillary Agreement, or the right of Parent to enter into this Agreement or any Ancillary Agreement, or the right of Parent to perform its obligations contemplated by this Agreement or any Ancillary Agreement, or (ii) if determined adversely to Parent, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) Parent is not a party or subject to the provisions of any Governmental Order; and (c) there is no Action initiated by Parent currently pending or which Parent currently intends to initiate, except, in the case of each of clauses (a)(i), (b) and (c), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.14 Insurance. Section 4.14 of the Parent Disclosure Schedules contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, Parent as of the date of this Agreement. Accurate and complete copies or comprehensive summaries of such insurance policies have been made available to the Company. With respect to each such insurance policy required to be listed on Section 4.14 of the Parent Disclosure Schedules, (i) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) Parent is not in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to Parent’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of Parent, no such action has been threatened and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

Section 4.15 Governmental Consents. Assuming the accuracy of the representations made by the Company in Article III, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of Parent is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except (i) for such filings or notices as may be required under the Securities Act or under applicable state securities Laws, including the filing of the Merger Filing Documents and any other filings or notices required for the consummation of the Merger, (ii) the Regulatory Approvals and (iii) where the failure to obtain such consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

Section 4.16 Permits. Parent has timely obtained and holds all Material Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by Parent, (c) to Parent’s knowledge, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the Ordinary Course upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of Parent, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit and (e) Parent is in compliance with all Material Permits.

Section 4.17 Registration and Voting Rights. Except as set forth in Section 4.17 of the Parent Disclosure Schedules and other than with respect to actions contemplated by the Business Combination, this Agreement and the Ancillary Agreements, (a) Parent is not presently under any obligation and has not granted any rights to register under the Securities Act any of its presently outstanding securities or any of its securities that may hereafter be issued and (b) to Parent’s knowledge, no shareholder of Parent has entered into any agreements with respect to the voting of shares of Parent Capital Stock.

Section 4.18 Brokers or Finders; Transaction Expenses. Except as set forth in in Section 4.18 of the Parent Disclosure Schedules, Parent has not incurred, or will incur, directly or indirectly, as a result of any action taken by Parent, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the other Transactions.

Section 4.19 Related-Party Transactions. Except as set forth in Section 4.19 of the Parent Disclosure Schedules (and other than with respect to actions expressly contemplated by this Agreement and the Ancillary Agreements):

(a) No director, officer or employee of Parent or any member of such Person’s immediate family or any corporation, partnership or other entity in which such Person has a significant ownership interest or otherwise controls (each, a “Parent Related Party”) is indebted to Parent, nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any Parent Related Party.

(b) To Parent’s knowledge, no Parent Related Party has any direct or indirect ownership interest in (i) any Person with which Parent is party to a Contract or has a material business relationship or (ii) any Person that competes with Parent, except that Parent Related Parties may own stock in publicly traded companies that may compete with Parent.

(c) No Parent Related Party is directly or indirectly interested in any Contract with Parent, other than any such Contracts related to such Person’s (i) ownership of shares of Parent Capital Stock, options or other securities of Parent, (ii) indemnification by Parent or (iii) salary, commission and other employment benefits provided by Parent to such Person.

Section 4.20 Labor Agreements and Actions; Employee Compensation.

(a) Parent is not bound by or subject to (and none of its assets or properties is bound by or subject to) any Contract with any labor union, and, to Parent’s knowledge, no labor union has requested or has sought to represent any of the employees of Parent. There is no strike or other labor dispute involving Parent pending, or to Parent’s knowledge, threatened, that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, nor, to the knowledge of Parent, is there any labor organization activity involving the employees of Parent.

(b) To Parent’s knowledge, no officer, management employee, or any group of management employees, intends to terminate their employment with Parent, nor does Parent have a present intention to terminate the employment of any of the foregoing. Except as set forth in the Parent Disclosure Schedules, each officer and management employee of Parent is currently providing full-time services to the conduct of the business of Parent. To Parent’s knowledge, no officer or management employee is currently working for a competitive enterprise.

(c) Except as set forth in the Parent Disclosure Schedules, the employment of each officer and employee of Parent is terminable at the will of Parent and no such individual is entitled to any compensation upon termination of employment, except as required by Law applicable to the jurisdiction in which such officer or employee is employed.

(d) Except as expressly set forth in the Parent Disclosure Schedules and except as has been mandated by Governmental Authority, as of the date of this Agreement, Parent has not had, nor are there any facts that would give rise to, any material workforce changes due to COVID-19, whether directly or indirectly, including any actual or expected terminations, layoffs, furloughs, shutdowns (whether voluntary or by Governmental Order), or any material changes to benefit or compensation programs, nor are any such changes currently contemplated.

(e) With respect to all current and former Persons who have performed services for or on behalf of Parent, Parent is in compliance, and during the past three years has complied, in all material respects with all applicable state and federal equal employment opportunity, wage and hour, compensation and other Laws related to employment, including overtime requirements, classification of employees and independent contractors under federal and state Laws (including for Tax purposes and for purposes of determining eligibility to participate in any Parent Benefit Plan (as defined below)), hours of work, leaves of absence, equal opportunity, sexual and other harassment, whistleblower protections, immigration, occupational health and safety, workers’ compensation, and the withholding and payment of all applicable Taxes, and there are no arrears in the payments of wages, unemployment insurance premiums or other similar obligations.

(f) Parent has for the past three years properly classified for all purposes (including for Tax purposes, for Fair Labor Standards Act exemption purposes and for purposes of determining eligibility to participate in any Parent Benefit Plan) all current and former employees, officers, directors or independent contractors who have performed services for or on behalf of Parent and have properly withheld and paid all applicable Taxes and made all required filings in connection with services provided by such Person to Parent in accordance with such classifications.

(g) Set forth on Section 4.20(g) of the Parent Disclosure Schedules is a complete and accurate list, as of the date of this Agreement, of all their employees including for each such employee his or her (i) name; (ii) job title; (iii) location; (iv) status as a full-time or part-time employee and exempt or non-exempt under applicable wage and hour laws; (v) base salary or wage rate; (vi) 2022 bonus; and (vii) 2023 bonus opportunity. Section 4.20(g) of the Parent Disclosure Schedules also lists, as of the date of this Agreement, each employee of Parent who is not actively at work for any reason other than vacation, and the reason for such absence.

(h) Set forth on Section 4.20(h) of the Parent Disclosure Schedules are complete and accurate lists, as of the date of this Agreement, of all individuals who perform services for Parent as (i) an independent contractor, (ii) a leased employee, (iii) an unpaid intern, including for each such individual his or her name, services performed, and rate of compensation (if any), and (iv) location at which such individual performs services for Parent.

(i) There are no material claims, disputes, grievances, or controversies pending or, to the knowledge of Parent, threatened involving any employee or group of employees. To the knowledge of Parent there are no material charges, investigations, administrative proceedings or formal complaints of (i) discrimination or retaliation (including discrimination, harassment or retaliation based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status), (ii) unfair labor practices, (iii) violations of health and safety Laws, (iv) workplace injuries or (v) whistleblower retaliation against Parent, in each case that (y) pertain to any current or former employee and (z) have been threatened in writing by such employee or are pending before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Authority.

Section 4.21 Employee Benefit Plans.

(a) The Parent Disclosure Schedules sets forth a complete list, as of the date of this Agreement, of each material Parent Benefit Plan (whether written or unwritten). For purposes of this Agreement, a “Parent Benefit Plan” means (i) any “employee benefit plan” as defined in Section 3.3(3) of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) any other employee benefit plan, agreement, arrangement, program, policy or practice, including any equity or equity-based compensation (including stock option, stock purchase, stock award, stock appreciation, phantom stock, restricted stock or restricted stock unit), deferred compensation, pension, retirement, savings, bonus, profit sharing, incentive compensation, retention, change-in-control, medical, dental, vision, prescription drug, life insurance, death benefit, cafeteria, flexible spending, dependent care, fringe benefit, vacation, paid time off, holiday pay, disability, sick pay, workers compensation, unemployment, severance, employee loan or educational assistance plan, agreement, arrangement, program, policy or practice, and (iii) any employment, consulting, or other individual services agreement, which in the case of each of clauses (i), (ii) and (iii), is sponsored or maintained by Parent, or to which Parent contributes or is required to contribute or is a party, on behalf of current or former employees, officers, independent contractors or directors of Parent or their spouses, beneficiaries or dependents, or with respect to which Parent has or may have any liability, contingent or otherwise. No Parent Benefit Plan covers individuals other than current or former employees, officers, independent contractors or directors (or spouses, beneficiaries or dependents thereof) of Parent. Parent has not communicated to present or former employees of Parent, or formally adopted or authorized, any additional Parent Benefit Plan or any change in or termination of any existing Parent Benefit Plan. With respect to each material Parent Benefit Plan, Parent has delivered to the Company, to the extent applicable, true, complete and correct copies of (A) the plan document (or a written summary of any unwritten Parent Benefit Plan), including all amendments thereto (B) trust agreements, insurance policies or other funding vehicles, third party administrator agreements, and all amendments to any of these, (C) the most recent summary plan description, including any summary of material modifications, (D) the three most recent annual reports (Form 5500 series) filed with the IRS with respect to such Parent Benefit Plan, (E) the three most recent actuarial reports or other financial statements relating to such Parent Benefit Plan, and (F) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Parent Benefit Plan and any pending request for such a determination letter.

(b) Each Parent Benefit Plan has been operated and administered in compliance in all material respects with its terms and all applicable Laws, including ERISA and the Code, and each Parent Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of Parent, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Parent Benefit Plan.

(c) All contributions and premium payments required to have been paid under or with respect to any Parent Benefit Plan have been timely paid in accordance with the terms of such Parent Benefit Plan and applicable Law except as would not result in material liability to Parent.

(d) Except as set forth in Section 4.21 of the Parent Disclosure Schedules, no Parent Benefit Plan provides health, life insurance or other welfare benefits to retired or other terminated employees, officers, independent contractors, or directors of Parent (or any spouse, beneficiary or dependent thereof), other than “COBRA” continuation coverage required by Section 4980B of the Code or Sections 601-608 of ERISA or similar state Law.

(e) To the knowledge of Parent, no event has occurred and no condition exists with respect to any Parent Benefit Plan or any other employee benefit plan, agreement, arrangement, program, policy or practice currently or previously sponsored, maintained or contributed to by Parent which could subject any Parent Benefit Plan, Parent, PubCo or any of their employees, agents, directors or Affiliates, directly or indirectly (through an indemnification agreement or otherwise), to a material liability for a breach of fiduciary duty, a non-exempt “prohibited transaction”, within the meaning of Section 406 of ERISA or Section 4975 of the Code, a Tax, penalty or fine under Section 502 or 4071 of ERISA or Subtitle D, Chapter 43 of the Code or any other excise Tax, penalty or fine under ERISA or the Code, or which could result in the imposition of a Lien on the assets of Parent.

(f) None of Parent nor any of its respective ERISA Affiliates have sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under (i) a pension plan that is subject to Title IV of ERISA or (ii) a multiemployer pension plan (as defined in Section 3(37) of ERISA), in each case, at any time within the previous six (6) years. None of Parent nor any ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA within the previous six (6) years that has not been fully satisfied and no non-U.S. Parent Benefit Plan is a defined benefit pension plan and Parent has no any liability, contingent or otherwise, with respect to any such Parent Benefit Plan.

(g) Except as would not result in material liability therefor, with respect to each Parent Benefit Plan, no Actions (other than routine claims for benefits in the Ordinary Course) are pending or, to the knowledge of Parent, threatened in writing, and, to the knowledge of Parent, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions. To the knowledge of Parent, no Parent Benefit Plan is currently under investigation or audit by any Governmental Authority and, to the knowledge of Parent, no such investigation or audit is contemplated or under consideration.

(h) To the knowledge of Parent and except as would not result in material liability therefor, no event has occurred and no condition exists with respect to any employee benefit plan, agreement, arrangement, program, policy or practice currently or previously sponsored, maintained or contributed to by any Person who is or was an ERISA Affiliate of Parent (other than Parent or one of its Subsidiaries) which could subject Parent, PubCo or any of their employees, agents, directors, or Affiliates, directly or indirectly (through an indemnification agreement or otherwise), to a liability, including liability under Section 412, 430, 4971 or 4980B of the Code or Title IV of ERISA, or which could result in the imposition of a Lien on the assets of Parent.

(i) Except as set forth in Section 4.21 of the Parent Disclosure Schedules, the execution of this Agreement and the consummation of the Transactions will not, either alone or in combination with another event (such as termination following the consummation of the Transactions, and regardless of whether that other event has or will occur), (i) entitle any current or former director, employee, officer or other service provider of Parent to any severance pay or any other compensation payable by Parent or PubCo, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any director, employee, officer or other individual service provider by Parent or PubCo, or (iii) result in any payment being considered an “excess parachute payment” within the meaning of Section 280G of the Code to any “disqualified individual” within the meaning of Section 280G of the Code.

(j) Each Parent Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been maintained and administered, in all material respects, in accordance with its terms and in operational and documentary compliance, in all material respects, with Section 409A of the Code and all regulations and other applicable regulatory guidance (including notices and rulings) thereunder.

(k) Parent has no any obligation to gross up, indemnify or otherwise reimburse any current or former employee, officer, independent contractor, or director of Parent for any Taxes, interest or penalties incurred in connection with any Parent Benefit Plan (including any Taxes, interest or penalties incurred pursuant to Section 409A or 4999 of the Code).

(l) Parent and each Parent Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Parent Health Plan”) is in compliance, in all material respects, with the Patient Protection and Affordable Care Act, P.L. 111-148 and the Health Care and Education Reconciliation Act of 2010, P.L. 111-152, each as amended and the regulations and other applicable regulatory guidance issued thereunder (collectively, the “Healthcare Reform Laws”). To the knowledge of Parent, no event has occurred and no condition or circumstance exists that could subject Parent or any Parent Health Plan to material penalties, fines or Taxes under Sections 4980D or 4980H of the Code or any other provision of the Healthcare Reform Laws.

Section 4.22 TaxES AND RETURNS.

(a) Parent has timely filed, or caused to be timely filed, all income and other material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects. Parent has timely paid, or caused to be timely paid, all material Taxes required to be paid by it, other than such Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(b) Parent has complied in all material respects with all applicable Tax Laws relating to withholding and remittance of Taxes, and all material amounts of Taxes required by applicable Tax Laws to be withheld by Parent have been withheld and timely paid over to the appropriate Governmental Authority, including with respect to any amounts owing to or from any employee, independent contractor, shareholder, creditor, or other third party.

(c) There are no material claims, assessments, audits, examinations, investigations or other Actions pending, in progress or threatened against Parent, in respect of any Tax, and Parent has not been notified in writing of any material proposed Tax claims or assessments against Parent.

(d) There are no material Liens with respect to any Taxes upon any of Parent’s assets, other than Permitted Liens. Parent has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Parent for any extension of time within which to file any Tax Return or within which to pay any Taxes. No written claim which remains outstanding has been made by any Governmental Authority with respect to a jurisdiction in which Parent does not file a Tax Return that Parent is or may be subject to Tax in that jurisdiction that would be the subject of or covered by such Tax Return.

(e) Parent has not had a permanent establishment, branch or representative office in any country other than the country of its organization. Parent is not treated for any Tax purpose as a resident in a country other than the country of its incorporation or formation.

(f) Parent has not nor has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes (other than a group the common parent of which is or was Parent). Parent has no liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract, or otherwise. Parent is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar agreement, arrangement or practice with respect to Taxes (including any closing agreement or other agreement relating to Taxes with any Governmental Authority).

(g) Parent has not requested, nor is the subject of or bound by any material private letter ruling, technical advice memorandum, closing agreement, settlement agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to Taxes, nor is any such request outstanding.

(h) Parent has not made any change in accounting method (except as required by a change in Law) that would reasonably be expected to have a material impact on its Taxes following the Closing.

(i) Parent is duly registered for Value Added Tax in all jurisdictions in which it is required to be registered and has complied in all material respects with all requirements concerning Value Added Tax.

(j) Parent has not in any year for which the applicable statute of limitations remains open distributed stock of another person, nor has had its shares distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code (or any comparable, analogous or similar provision under any state, local or non-U.S. Law).

(k) Parent has not been a party to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or non-U.S. Tax Law.

(l) Parent will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) installment sale, excess loss account, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any comparable, analogous, or similar provision of state, local or non-U.S. Tax Law) or open transaction disposition made on or prior to the Closing Date, (ii) the use of an improper method of accounting or change in any method of accounting for any taxable period (or portion thereof) ending on prior to the Closing, (iii) any “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision under any state, local or non-U.S. Tax law) executed prior to the Closing or (iv) any prepaid amount or deferred revenue received or accrued on or prior to the Closing. Parent has not made an election under Section 965(h) of the Code (or any comparable, analogous or similar provision under any state, local or non-U.S. Law).

Section 4.23 Books and Records. The minute books of Parent contain complete and accurate records in all material respects of all meetings and other corporate actions of each of the Parent Stockholders, the Parent Board or the Subsidiaries’ shareholders or board of directors (or similar governing body) and all committees, if any, appointed by the Parent Board or the Subsidiaries’ board of directors (or similar governing body), as applicable.

Section 4.24 Foreign Corrupt Practices Act. None of Parent or its Affiliates, nor any of their respective directors, officers, employees or, to Parent’s knowledge, agents, distributors, resellers, or other third parties have made, directly or indirectly, any payment or promise to pay, or any gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the FCPA) for the purpose of influencing any official act or decision of such foreign official or inducing him or her to use his or her influence to affect any act or decision of a Governmental Authority or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, in the case of both (a) and (b) above in order to assist Parent to obtain or retain business for, or direct business to Parent. None of Parent nor any of its respective directors, officers, employees or agents, distributors, resellers, or other third parties, has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any such funds in violation of any Anti-Bribery Laws. No Action by or before any Governmental Authority involving Parent with respect to FCPA or any other applicable Anti-Bribery Laws is pending or, to Parent’s knowledge, threatened. Parent has sought to maintain accurate financial records and a system of internal controls sufficient to provide reasonable assurance over management’s control, authority, and responsibility over Parent’s assets.

Section 4.25 Anti-Money Laundering. The operations of Parent are and have been conducted at all times in compliance with Anti-Money Laundering Laws, in each case, to the extent applicable to Parent, and, no Action by or before any Governmental Authority involving Parent with respect to Anti-Money Laundering Laws is pending or, to the knowledge of Parent, threatened.

Section 4.26 Sanctions. None of Parent nor any of its Affiliates, directors, officers, employees or, to the knowledge of Parent, agents, is a Person that is, or is owned or controlled by, a Person that is (i) the subject of any Sanctions; nor (ii) located, organized, incorporated or resident in a country or territory that is the subject of comprehensive Sanctions (including the Crimea region of Ukraine, Cuba, Iran, North Korea, and Syria). For the past five years, to Parent’s knowledge, Parent has not engaged in, or is now engaged in, any dealings or transactions with any Person, or in any country or territory, that at the time of such dealing or transaction is or was, or whose government is or was, the subject of Sanctions.

Section 4.27 Export Controls. Parent and, to Parent’s knowledge, its Representatives in their capacity as such, have during the five (5) years preceding the date of this Agreement been in compliance with, in all material respects, all applicable Export Laws, and Parent has not (A) received written notice of, any actual, alleged or potential violation of any Export Law or (B) been a party to or the subject of any pending (or to the knowledge of Parent, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Export Law.

Section 4.28 Takeover Statutes and Charter Provisions. The Parent Board has taken all action necessary so that the restrictions on a “business combination”, contained under any foreign Laws will be inapplicable to this Agreement and the other Transactions. As of the date of this Agreement, no “fair price”, “moratorium”, “control share acquisition”, or other antitakeover statute or similar domestic or foreign Law applies with respect to Parent in connection with this Agreement or the Transactions. As of the date of this Agreement, there is no stockholder rights plan, “poison pill”, or similar antitakeover agreement or plan in effect to which Parent is subject, party or otherwise bound.

Section 4.29 Proxy Statement/PROSPECTUS. The information supplied by Parent for inclusion or incorporation by reference in the Proxy Statement/Prospectus or any current report of Parent on Form 8-K or any current report of PubCo on Form 8-K shall not, (i) in the case of the Proxy Statement/Prospectus, on the effective date of the Proxy Statement/Prospectus, (ii) in the case of the Proxy Statement/Prospectus or any current report of Parent on Form 8-K or any current report of PubCo on Form 8-K, when filed, made available, mailed or distributed, as the case may be, and (iii) in the case of the Proxy Statement/Prospectus, at the time of the Parent Stockholder Meeting and the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company, its Affiliates or any Company Shareholder.

Section 4.30 SEC Filings. Parent has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date of this Agreement, the “Parent SEC Filings”). Each of the Parent SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the requirements of the Securities Act, the Exchange Act or the Sarbanes-Oxley Act applicable to the Parent SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Parent SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Filings. To the knowledge of Parent, none of the Parent SEC Filings filed on or prior to the date of this Agreement is subject to ongoing SEC review or investigation as of the date of this Agreement.

Section 4.31 Investment Company Act; JOBS Act. Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.32 Business Activities.

(a) Except as set forth in the Parent Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which Parent is a party which has or would reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice of Parent or any acquisition of property by Parent or the conduct of business by Parent as currently conducted or as contemplated to be conducted as of the Closing.

(b) Parent does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Other than any former officers or as described in the Parent SEC Filings, Parent has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Parent’s officers and directors in connection with activities on Parent’s behalf, Parent has no unsatisfied liability with respect to any employee. Parent does not currently maintain or have any liability under any employment or employee benefit plan, program or arrangement, and neither the execution and delivery of this Agreement or any of the Ancillary Agreements nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of Parent, or (ii) result in the acceleration of the time of payment or vesting of any such benefits. The Transactions shall not be the direct or indirect cause of any amount paid or payable by Parent being classified as an “excess parachute payment” under Section 280G of the Code.

Section 4.33 Nasdaq Quotation. As of the date of this Agreement, Parent Common Stock is registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “TTNP”. Parent is in compliance with the rules of the Nasdaq and there is no Action pending or, to the knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister the Parent Common Stock or terminate the listing of Parent Common Stock on Nasdaq. Parent has not taken any action in an attempt to terminate the registration of Parent Common Stock under the Exchange Act except as contemplated by this Agreement.

Section 4.34 Board Approval. The Parent Board (including any required committee or subgroup of such board) has, as of the date of this Agreement, unanimously (a) declared the advisability of the Transactions contemplated by this Agreement, (b) determined that the Transactions contemplated hereby are in the best interests of the Parent Stockholders and (c) subject to the receipt of the Regulatory Approvals, recommended that the Parent Stockholders approve the Transaction Proposal.

Article V
REPRESENTATIONS AND WARRANTIES OF PUBCO AND MERGER SUB

Parent, PubCo and Merger Sub hereby jointly and severally represent and warrant to the Company, the following:

Section 5.1 Organization, Good Standing, Corporate Power and Qualification. Each Acquisition Entity is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands or the DGCL, as applicable. Each Acquisition Entity has the requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted and contemplated to be conducted, to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, and to perform its obligations pursuant hereto, thereto and to its Governing Documents. The PubCo Governing Documents are in full force and effect.

Section 5.2 Capitalization and Voting Rights.

(a) Capitalization. The authorized shares of PubCo consists of 50,000,000 PubCo Ordinary Shares, of which one PubCo Ordinary Share is issued and outstanding. The authorized share capital of Merger Sub consists 1,000 shares of common stock, par value $0.0001 per share, of which 1,000 shares (the “Merger Sub Shares”) are issued and outstanding. The PubCo Ordinary Shares and the Merger Sub Shares, and any PubCo Ordinary Shares and shares of Merger Sub that will be issued pursuant to the Transactions, (i) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly issued and are fully paid, (ii) were, or will be, issued, in compliance in all material respects with applicable Law, and (iii) were not, and will not be, issued in breach or violation of any preemptive rights or Contract.

(b) Except as set forth in Section 5.2(a), including any PubCo Ordinary Shares and shares of Merger Sub that will be issued pursuant to the Transactions, there are no outstanding options, warrants or other equity appreciation, phantom equity, profit participation or similar rights for the purchase or acquisition from any Acquisition Entity of any shares of capital stock of any Acquisition Entity to which any Acquisition Entity is a party.

(c) PubCo does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity, other than Merger Sub and, as of the Closing Date, the Company and the Surviving Corporation. Merger Sub does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other business entity.

Section 5.3 Due Authorization. All corporate actions on the part of each Acquisition Entity necessary for the authorization, execution and delivery of this Agreement and the other Ancillary Agreements to which it is or will be a party and the performance of all its obligations thereunder (including any board or shareholder approval, as applicable) have been taken, subject to the filing of the Merger Filing Documents and the Merger Certificate. This Agreement and the other Ancillary Agreements to which an Acquisition Entity is or will be a party is, or when executed by the other parties thereto, will be, valid and legally binding obligations of such Acquisition Entity enforceable against it in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other applicable laws now or hereafter in effect of general application affecting enforcement of creditors’ rights generally, and (b) as limited by applicable laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Section 5.4 Compliance with Other Instruments. No Acquisition Entity is in violation of any term of its respective Governing Documents. No Acquisition Entity is in violation of any term or provision of any Governmental Order by which it is bound which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the ability of any Acquisition Entity to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions. The execution and delivery by each Acquisition Entity and the performance by each of Acquisition Entity of its obligations pursuant to this Agreement and the Ancillary Agreements to which it is or will be a party will not result in, by the giving of notice, the lapse of time or otherwise, (a) any violation of, conflict with, require any consent, filing, notice, waiver or approval or constitute a default under, (i) its Governing Documents, (ii) any Contract to which it is a party or by which its assets are bound or (iii) any applicable Law, Permit or Governmental Order, nor (b) the creation of any Lien upon any of its properties or assets except, in the case of clauses (a)(ii), (a)(iii) and (b), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the ability of any Acquisition Entity to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions.

Section 5.5 Absence of Changes. Since the date of its incorporation (a) there has not been, individually or in the aggregate, a Material Adverse Effect on the ability of any Acquisition Entity to enter into this Agreement and the Ancillary Agreements and to consummate the Transactions, (b) each Acquisition Entity has not conducted any business (other than with respect to the evaluation of and negotiations in connection with this Agreement and the Transactions contemplated hereby).

Section 5.6 Actions. (a) There are no Actions pending or, to the Company’s knowledge, threatened in writing against any Acquisition Entity; and (b) there is no judgment or award unsatisfied against any Acquisition Entity, nor is there any Governmental Order in effect and binding on any Acquisition Entity or its assets or properties that has, individually or in the aggregate, a Material Adverse Effect on the ability of any Acquisition Entity to enter into this Agreement or the Ancillary Agreements or to consummate the Transactions.

Section 5.7 Brokers or Finders; Transaction Expenses. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the Transactions contemplated based upon arrangements made by and on behalf of any Acquisition Entity.

Section 5.8 Proxy Statement/PROSPECTUS. The information supplied by each Acquisition Entity for inclusion or incorporation by reference in the Proxy Statement/Prospectus or any current report of Parent on Form 8-K or any current report of PubCo on Form 8-K shall not, (i) in the case of the Proxy Statement/Prospectus, on the effective date of the Proxy Statement/Prospectus, (ii) in the case of the Proxy Statement/Prospectus or any current report of Parent on Form 8-K or any current report of PubCo on Form 8-K, when filed, made available, mailed or distributed, as the case may be, and (iii) in the case of the Proxy Statement/Prospectus, at the time of the Parent Stockholder Meeting and the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that an Acquisition Entity is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 5.9 Investment Company Act; JOBS Act. No Acquisition Entity is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. No Acquisition Entity constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10 Business Activities. Each Acquisition Entity was formed solely for the purpose of effecting the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions and has no, and at all times prior to the Closing except as expressly contemplated by Agreement or the Ancillary Agreements and the Transactions, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 5.11 governmental consents. Assuming the accuracy of the representations made by the Company in Article III, no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any Governmental Authority on the part of any Acquisition Entity is required in connection with the valid execution and delivery of this Agreement or any Ancillary Agreement, or the consummation of any Transaction contemplated hereby or thereby, except (i) for such filings or notices as may be required under the Securities Act or under applicable state securities Laws, including the filing of the Merger Filing Documents and any other filings or notices required for the consummation of the Merger, (ii) the Regulatory Approvals and (iii) where the failure to obtain such consents, approvals or authorizations of or registrations, qualifications, designations, declarations or filings, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect

Section 5.12 Foreign Private Issuer. PubCo is and shall be at all times commencing from the date 30 days prior to the first filing of the Proxy Statement/Prospectus with the SEC through the Closing, a foreign private issuer as defined in Rule 405 under the Securities Act.

Article VI
COVENANTS OF THE COMPANY

Section 6.1 Company Conduct of Business. Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law; (iii) as set forth on Section 6.1 of the Company Disclosure Schedules, or (iv) as consented to by Parent in writing (which consent shall not be unreasonably conditioned, withheld, or delayed), from the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause the other KE Companies to, (y) operate its business in the Ordinary Course and preserve intact the current business organization and ongoing businesses of the KE Companies, and maintain the existing relations and goodwill of the KE Companies with customers, suppliers, joint venture partners, distributors and creditors of the KE Companies, and (z) use commercially reasonable efforts to maintain all insurance policies of the KE Companies or substitutes therefor. Without limiting the generality of the foregoing, except (A) as expressly permitted by this Agreement or the Ancillary Agreements, (B) as required by applicable Law, (C) as set forth on Section 6.1 of the Company Disclosure Schedules, or (D) as consented to by Parent in writing, the Company shall not, and shall cause the other KE Companies not to:

(a) change or amend the Governing Documents of any KE Company;

(b) make or declare any dividend or distribution to its stockholders or members, as applicable, of any KE Company or make any other distributions in respect of any of the KE Companies’ capital stock or equity interests, except dividends and distributions by a wholly-owned Subsidiary of a KE Company to such KE Company or another wholly-owned Subsidiary of such KE Company;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the KE Companies’ capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of a KE Company that remains a wholly-owned Subsidiary of such KE Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of any KE Company, except for transactions between a KE Company and any wholly-owned Subsidiary of such KE Company;

(e) enter into, or amend or modify any material term of (in a manner adverse to any KE Company), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Material Contract (or any Contract, that if existing on the date hereof, would have been a Material Contract), any Real Property Lease or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which any KE Company is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the Ordinary Course;

(f) sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties of the KE Companies, except for (i) dispositions of equipment in the Ordinary Course, (ii) sales of inventory in the Ordinary Course or (iii) transactions solely among the KE Companies;

(g) acquire any ownership interest in any real property;

(h) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the equity or assets of, any other Person or be acquired by any other Person;

(i) (A) make, change or revoke any material election in respect of Taxes, except to comply with the relevant financial reporting standards adopted by the Malaysian Accounting Standards Board or Singapore Accounting and Corporate Regulatory Authority, as the case may be, or applicable Law, or settle or compromise any material Malaysia or Singapore, as the case may be, federal, state, local or non-Malaysia or non-Singapore Tax liability, as the case may be, except in the Ordinary Course, (B) settle any material Action in respect of Taxes, (C) make any material change in its accounting or Tax policies or procedures, (D) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return obtained in the Ordinary Course), (E) enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement, (F) surrender or compromise any right to receive a refund of or credit for material Taxes, (G) file any amended material Tax Return, (H) file any Tax Return which is inconsistent with past practices, or (I) enter into or terminate any “closing agreement” as described in Section 7121 of the Code (or any similar settlement or other agreement under similar Law), or any other material agreement pertaining to Taxes, with any Governmental Authority;

(j) (A) issue any additional KE Company Interests or securities exercisable for or convertible into KE Company Interests, or (B) grant any options, warrants, convertible equity instruments or other equity-based awards that relate to the equity of any KE Company;

(k) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any KE Company, merge or consolidate with any Person or be acquired by any Person, or file for bankruptcy in respect of any KE Company;

(l) except as required pursuant to Company Benefit Plans in effect on the date of this Agreement, applicable Law, or policies or Contracts of the Company or its Affiliates in effect on the date of this Agreement, (i) grant any material increase in compensation, benefits or severance to any employee or director of or individual consultant or independent contractor to the Company other than (A) in the Ordinary Course and (B) for any such individual with annual base compensation of less than $150,000, (ii) adopt, enter into or materially amend any material Company Benefit Plan or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which any KE Company is a party or by which it is bound, (iii) grant any new material severance, termination payments, bonus, change of control, retention, or benefits to any employee of any KE Company, except in connection with the promotion or hiring (to the extent permitted by clause (iv) of this paragraph) or separation of any employee in the Ordinary Course, (iv) hire any employee of any KE Company or any other individual who is providing or will provide services to the Company other than any employee with an annual base salary of less than $50,000 (except to replace terminated employees) in the Ordinary Course, (v) adopt, enter into or materially amend any consultant Contract providing for annual base compensation of more than $50,000 other than in the Ordinary Course, or (vi) take any action to accelerate the vesting, payment or funding of any cash compensation, payment or benefit to any employee of any KE Company;

(m) waive, release, settle, compromise or otherwise resolve any Action, except in the Ordinary Course or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $100,000 in the aggregate;

(n) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell or guaranty any debt securities or warrants or other rights to acquire any debt securities or guaranty any debt securities of another Person, other than any Indebtedness for borrowed money or guarantee expressly contemplated by this Agreement;

(o) enter into, renew or amend in any material respect, (i) any transaction or Contract with a Company Shareholder or any of their respective family members or other related Persons that would require disclosure of transactions therewith under Item 404 of Regulation S-K promulgated by the SEC, or (ii) any Contract between any KE Company and any broker, finder, investment banker or financial advisor with respect to any of the Transactions;

(p) limit the right of any KE Company to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person;

(q) enter into any material new line of business outside of the business currently conducted by the Company as of the date of this Agreement;

(r) disclose any other Proprietary Information to any Person (other than pursuant to a written agreement sufficient to protect the confidentiality thereof); or

(s) enter into any agreement or otherwise make a binding commitment to do any action prohibited under this Section 6.1.

During the Interim Period, the Company shall, and shall cause its Subsidiaries to comply, (1) in all material respects with, and continue performing under, as applicable, the Company Governing Documents and such Subsidiary’s Governing Documents, and all other Material Contracts to which any of the KE Companies may be a party, and (2) with all applicable Sanctions and Export Law. If, during the Interim Period, the Company (A) receives written notice of, any actual, alleged or potential violation of any Sanctions or Export Law, (B) becomes a party to or the subject of any pending (or to the knowledge of the Company, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Sanctions or Export Law, or (C) to the knowledge of the Company, otherwise becomes aware of any actual, alleged, or potential violation of any Sanctions or Export Law, it shall provide written notice to Parent within one (1) Business Day of the discovery of the actual, alleged, or potential violation.

Section 6.2 No Trading in Parent Stock. The Company acknowledges and agrees that it and each other KE Company is aware of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise and other applicable Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Parent (except with the prior written consent of Parent), take any other action with respect to Parent in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Article VII
COVENANTS OF PARENT AND THE ACQUISITION ENTITIES

Section 7.1 PubCo Nasdaq Listing. PubCo shall apply for, and shall use its reasonable best efforts to cause, the PubCo Ordinary Shares to be issued in connection with the Transactions to be approved for listing on Nasdaq and accepted for clearance by the DTC, subject to official notice of issuance, prior to the Closing Date.

Section 7.2 Parent Nasdaq Listing. From the date of this Agreement until the Closing, Parent shall use its reasonable best efforts to ensure that the Parent Common Stock remains listed on Nasdaq.

Section 7.3 Parent Conduct of Business.

(a) Except (i) as expressly permitted by this Agreement or the Ancillary Agreements, (ii) as required by applicable Law, (iii) as set forth on Section 7.3(a) of the Parent Disclosure Schedules, or (iv) as consented to by the Company in writing (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, Parent shall and each Acquisition Entity shall, (y) operate its business in the Ordinary Course, and (z) use commercially reasonable efforts to maintain all insurance policies of Parent or substitutes therefor. Without limiting the generality of the foregoing, except (A) as expressly permitted by this Agreement or the Ancillary Agreements, (B) as required by applicable Law, (C) as set forth on Section 7.3(a) of the Parent Disclosure Schedules, or (D) as consented to by the Company in writing, Parent shall not and each Acquisition Entity shall not:

(i) (A) change, modify or amend the Parent Governing Documents, or seek any approval from the Parent Stockholders to take any such action, except as contemplated by the Transaction Proposals or (B) change, modify or amend the Governing Documents of any Acquisition Entity;

(ii) (x) make or declare any dividend or distribution to its stockholders or members, as applicable, of Parent or any Acquisition Entity or make any other distributions in respect its capital stock, share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of its capital stock or equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests;

(iii) enter into, or amend or modify any material term of (in a manner adverse to Parent or any Acquisition Entity), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Material Contract (or any Contract, that if existing on the date hereof, would have been a Material Contract), any Real Property Lease or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Parent or any Acquisition Entity is a party or by which it is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the Ordinary Course;

(iv) sell, assign, transfer, convey, lease or otherwise dispose of any material assets or properties of Parent or any Acquisition Entity;

(v) acquire any ownership interest in any real property;

(vi) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the equity or assets of, any other Person or be acquired by any other Person;

(vii) (A) make, change or revoke any material election in respect of Taxes, except to comply with GAAP or applicable Law, or settle or compromise any material United States federal, state, local or non-United States Tax liability, except in the Ordinary Course, (B) settle any material Action in respect of Taxes, (C) make any material change in its accounting or Tax policies or procedures, (D) waive or extend any statute of limitations in respect of a period within which an assessment or reassessment of material Taxes may be issued (other than any extension pursuant to an extension to file any Tax Return obtained in the Ordinary Course), (E) enter into a Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement, (F) surrender or compromise any right to receive a refund of or credit for material Taxes, (G) file any amended material Tax Return, (H) file any Tax Return which is inconsistent with past practices, or (I) enter into or terminate any “closing agreement” as described in Section 7121 of the Code (or any similar settlement or other agreement under similar Law), or any other material agreement pertaining to Taxes, with any Governmental Authority;

(viii) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Parent or any Acquisition Entity, merge or consolidate with any Person or be acquired by any Person, or file for bankruptcy in respect of Parent or any Acquisition Entity;

(ix) except as required pursuant to Parent Benefit Plans in effect on the date of this Agreement, applicable Law, or policies or Contracts of Parent or its Affiliates in effect on the date of this Agreement, (i) grant any material increase in compensation, benefits or severance to any employee or director of or individual consultant or independent contractor to Parent, (ii) adopt, enter into or materially amend any material Parent Benefit Plan or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Parent is a party or by which it is bound, (iii) grant any new material severance, termination payments, bonus, change of control, retention, or benefits to any employee of Parent, except in connection with the separation of any employee in the Ordinary Course, (iv) hire any employee of Parent or any other individual who is providing or will provide services to Parent (except to replace terminated employees) in the Ordinary Course, (v) adopt, enter into or materially amend any consultant Contract providing for annual base compensation of more than $50,000 in the Ordinary Course, or (vi) take any action to accelerate the vesting, payment or funding of any cash compensation, payment or benefit to any employee of Parent;

(x) enter into, renew or amend in any material respect, any transaction or Contract (A) with an Affiliate of Parent, or (B) with any Parent Stockholder except as permitted or contemplated by this Agreement;

(xi) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell or guaranty any debt securities or warrants or other rights to acquire any debt securities or guaranty any debt securities of another Person, other than any Indebtedness for borrowed money or guarantee expressly contemplated by this Agreement;

(xii) (A) make any material change in its accounting principles, policies, procedures or methods unless required by an amendment in GAAP made subsequent to the date hereof, as agreed to by its independent accountants, or (B) engage in any conduct in a new line of business or engage in any material commercial activities (other than to consummate the transactions contemplated by this Agreement);

(xiii) (A) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any additional interests of Parent or any Acquisition Entity or securities exercisable for or convertible into interests of Parent or any Acquisition Entity, or (B) grant any options, warrants or other equity-based awards that relate to the equity of Parent or any Acquisition Entity not outstanding on the date of this Agreement and disclosed in documents filed publicly with the SEC;

(xiv) waive, release, compromise, settle or agree to waive, release, compromise, or settle any Action except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $100,000 in the aggregate;

(xv) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants, other than business expenses advanced to officers or directors in the Ordinary Course), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any Person;

(xvi) enter into any material new line of business; or

(xvii) enter into any formal or informal agreement or otherwise make a binding commitment to do any action prohibited under this Section 7.3.

(b) During the Interim Period, Parent shall and each Acquisition Entity shall comply (1) in all material respects with, and continue performing under, as applicable, its Governing Documents and all other material Contracts to which it may be a party, and (2) with all applicable Sanctions and Export Law. If, during the Interim Period, Parent or any Acquisition Entity (A) receives written notice of, any actual, alleged or potential violation of any Sanctions or Export Law, (B) becomes a party to or the subject of any pending (or to the knowledge of Parent, threatened) Action by or before any Governmental Authority (including receipt of any subpoena) related to any actual, alleged or potential violation of any Sanctions or Export Law, or (C) to the knowledge of Parent, otherwise becomes aware of any actual, alleged, or potential violation of any Sanctions or Export Law, it shall provide written notice to the Company within one (1) Business Day of the discovery of the actual, alleged, or potential violation.

Section 7.4 Post-Closing Directors and Officers of PubCo. Subject to the terms of the PubCo Governing Documents, PubCo shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a) the initial directors of PubCo shall consist of the same persons serving on the Parent Board at the Effective Time, each such director to hold office in accordance with the PubCo Governing Documents; and

(b) the officers of the Company holding such positions as set forth on Section 7.4(b) of the Parent Disclosure Schedules shall be appointed as the officers of PubCo, each such officer to hold office in accordance with the PubCo Governing Documents.

Section 7.5 D&O Indemnification and Insurance.

(a) From and after the Closing, PubCo and the Surviving Corporation shall jointly and severally indemnify and hold harmless each present and former director and officer of the KE Companies, Parent and any Acquisition Entity (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the KE Companies, Parent or such Acquisition Entity, respectively (the “D&O Indemnified Parties”)) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the KE Companies, Parent or such Acquisition Entity, respectively, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Governing Documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law which shall be conditioned on an undertaking to repay any such expenses if it is ultimately determined that such D&O Indemnified Party was not entitled thereto). Without limiting the foregoing, PubCo and the Surviving Corporation shall, and shall cause the KE Companies to, (i) maintain for a period of not less than six years from the Closing provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the KE Companies’ and Parent’s or each Acquisition Entity’s, respectively, former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, operating agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Governing Documents of the applicable KE Companies, Parent or such Acquisition Entity, respectively, in each case, as of the date of this Agreement; provided that all Governing Documents entered into or adopted as of the Effective Time or otherwise in connection with the Transactions and a copy of which has been provided to Parent shall be deemed to satisfy such requirements, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) For a period of six years from the Closing, each of PubCo and Parent shall (and PubCo shall cause the Surviving Corporation, the Company and the other KE Companies to) maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by the KE Companies’ (accurate and complete copies of which have been made available to Parent prior to the date of this Agreement or its Representatives, respectively), Parent’s or any Acquisition Entity’s, respectively, directors’ and officers’ liability insurance policies (including, in any event, the D&O Indemnified Parties) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall PubCo, the KE Companies, Parent or any Acquisition Entity be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by the KE Companies, Parent or such Acquisition Entity, respectively, for such insurance policy for the year ended December 31, 2023; provided, however, that (i) notwithstanding anything to the contrary contained in this Agreement, each of PubCo, the KE Companies and Parent may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing or occurring at or prior to the Closing and if and to the extent such policies have been obtained prior to the Closing with respect to any such Persons, PubCo, the KE Companies and Parent, respectively, shall maintain such policies in effect and continue to honor the obligations thereunder, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.5 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.5 shall survive the Closing indefinitely and shall be binding, jointly and severally, on PubCo, the Surviving Corporation, the KE Companies, Parent and all of their respective successors and assigns (and their respective successive successors and assigns). In the event that PubCo, the Surviving Corporation, the KE Companies, Parent or any of their respective successors or assigns (or their respective successive successors and assigns) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, PubCo, the Surviving Corporation, the KE Companies or Parent, respectively, shall ensure (and PubCo, the Surviving Corporation and the Company shall cause its Subsidiaries to ensure) that proper provision shall be made so that the successors and assigns (and their respective successive successors and assigns) of PubCo, the Surviving Corporation, the KE Companies or Parent, as the case may be, shall succeed to the obligations set forth in this Section 7.5.

(d) The provisions of Section 7.5(a) through (c): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the date of this Agreement or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on PubCo, the Surviving Corporation, the KE Companies, Parent and their respective successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

Section 7.6 Parent Public Filings. Between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, Parent shall keep current and timely file all of the forms, reports, schedules, statements and other documents required to be filed by Parent with the SEC, including all necessary amendments and supplements thereto, and otherwise comply in all material respects with applicable securities Laws (the “Additional SEC Reports”). All such Additional SEC Reports (including any financial statements or schedules included therein) (i) shall be prepared in all material respects in accordance with either the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder and (ii) will not, at the time they are filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As used in this Section 7.6 the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq. Parent shall consult with the Company regarding any Additional SEC Reports which discuss or refer to this Agreement or the Transactions; provided, however, that Parent will have the final approval.

Article VIII
JOINT COVENANTS

Section 8.1 TRANSACTION FINANCING. Parent and the Company shall use commercially reasonable efforts to obtain transaction financing (the “Transaction Financing”), in the form of written commitments for a private placement of equity, debt or other alternative financing to PubCo, from Transaction Investors, to be agreed by Parent and the Company, in an amount up to $1 million.

Section 8.2 Regulatory Approvals; Other Filings.

(a) Each of the Company, Parent and the Acquisition Entities shall use their commercially reasonable efforts to cooperate in good faith with any Governmental Authority and to undertake promptly any and all action required to obtain any necessary or advisable regulatory approvals, consents, Actions, nonactions or waivers in order to complete lawfully the Transactions (the “Regulatory Approvals”) as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary to consummate the Transactions as contemplated hereby. Each of the Company, Parent and the Acquisition Entities shall take such action as may be required to cause the expiration or termination of the waiting, notice or review periods under any applicable Regulatory Approval with respect to the Transactions as promptly as practicable after the execution of this Agreement.

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company, Parent and the Acquisition Entities shall (i) promptly submit all notifications, reports, and other filings required to be submitted to a Governmental Authority in order to obtain the Regulatory Approvals; (ii) diligently and expeditiously defend and use commercially reasonable efforts to obtain any necessary clearance, approval, consent or Regulatory Approval under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (iii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Parent, and Parent and the Acquisition Entities shall promptly furnish to the Company, copies of any substantive notices or written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each such party shall permit counsel to the other parties an opportunity to review in advance, and each such party shall consider in good faith the views of such counsel in connection with, any proposed substantive written communications by such party or its Affiliates to any Governmental Authority concerning the Transactions; provided, however, that none of the Company, Parent or any of the Acquisition Entities shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Parent and its counsel, and Parent and the Acquisition Entities agree to provide to the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party or any of its Affiliates or Representatives, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Company, Parent and the Acquisition Entities agrees to make all filings, to provide all information reasonably required of such party and to reasonably cooperate with each other, in each case, in connection with the Regulatory Approvals; provided, further, that such party shall not be required to provide information to the extent that (w) any applicable Law requires it or its Affiliates to restrict or prohibit access to such information, (x) in the reasonable judgment of such party, the information is subject to confidentiality obligations to a third party, (y) in the reasonable judgment of such party, the information is commercially sensitive and disclosure of such information would have a material impact on the business, results of operations or financial condition of such party, or (z) disclosure of any such information would reasonably be likely to result in the loss or waiver of the attorney-client, work product or other applicable privilege.

(c) Parent and the Company shall be equally responsible for and pay the filing fees payable to the Governmental Authorities in connection with the Transactions, including such filing fees payable by an Acquisition Entity.

Section 8.3 Preparation of Proxy Statement/PROSPECTUS; Parent Stockholder Meeting and Approvals.

(a) Proxy Statement/Prospectus.

(i) As promptly as reasonably practicable after the execution of this Agreement, the Company and Parent shall prepare and mutually agree upon and Parent and PubCo shall file with the SEC a proxy statement/prospectus on Form F-4 (as amended or supplemented from time to time, the “Proxy Statement/Prospectus”) relating to the meeting of Parent Stockholders (including any adjournment or postponement thereof, the “Parent Stockholder Meeting”) (x) in connection with the registration under the Securities Act of the PubCo Ordinary Shares to be issued to all of the Parent Stockholders pursuant to this Agreement, (y) in connection with the registration under the Securities Act of the PubCo Ordinary Shares to be issued to all of the Company Shareholders pursuant to this Agreement, and (z) to solicit proxies from Parent Stockholders for the approval and adoption of: (A) this Agreement, the Merger, the Exchange and the other Transactions, (B) any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement/Prospectus or correspondence related thereto, (C) any other proposals as determined by Parent and PubCo to be necessary or appropriate in connection with the Transactions contemplated hereby, and (D) adjournment of the Parent Stockholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (D), collectively, the “Transaction Proposals”). The Company, Parent and each Acquisition Entity shall furnish all information concerning such party as Parent and the Company may reasonably request in connection with such actions and the preparation of the Proxy Statement/Prospectus. Each such Party each shall use their commercially reasonable efforts to (1) cause the Proxy Statement/Prospectus when filed with the SEC to comply in all material respects with all Laws applicable thereto, including all rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement/Prospectus, (3) cause the Proxy Statement/Prospectus to be declared effective under the Securities Act as promptly as practicable and (4) keep the Proxy Statement/Prospectus effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Proxy Statement/Prospectus, the Company, Parent and PubCo shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of PubCo Ordinary Shares pursuant to this Agreement. Each of the Company, Parent and PubCo also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the Transactions, and the Company and Parent shall furnish all information concerning the Company and its Subsidiaries (in the case of the Company) or Parent (in the case of Parent) and any of their respective members or shareholders as may be reasonably requested in connection with any such action. As promptly as practicable after finalization and effectiveness of the Proxy Statement/Prospectus, Parent shall mail (or cause to be mailed) the Proxy Statement/Prospectus to the Parent Stockholders. Each of Parent, PubCo and the Company shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, managers, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Prospectus, a current report of Parent on Form 8-K or a current report of PubCo on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of Parent, PubCo, the Company or their respective Affiliates to any regulatory authority (including Nasdaq) in connection with the Transactions. Subject to Section 11.5, Parent and the Company shall be equally responsible for and pay the cost for the preparation, filing and mailing of the Proxy Statement/Prospectus and other related fees. Parent shall comply in all material respects with all applicable rules and regulations promulgated by the SEC, any applicable rules and regulations of Nasdaq, the Parent Governing Documents, and this Agreement in the distribution of the Proxy Statement/Prospectus, any solicitation of proxies thereunder, and the calling and holding of the Parent Stockholder Meeting.

(ii) Any filing of, or amendment or supplement to, the Proxy Statement/Prospectus will be mutually prepared and agreed upon by Parent, PubCo and the Company. The Company will advise Parent and PubCo, and Parent and PubCo will advise the Company, as applicable, promptly after receiving notice thereof, of the time when the Proxy Statement/Prospectus has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of PubCo Ordinary Shares to be issued or issuable in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information and responses thereto, and shall provide each other with a reasonable opportunity to provide comments and amendments to any such filing. Parent and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Proxy Statement/Prospectus and any amendments filed in response thereto.

(iii) If, at any time prior to the Closing, any event or circumstance relating to Parent or its officers or directors is discovered by Parent which should be set forth in an amendment or a supplement to the Proxy Statement/Prospectus, a current report of Parent on Form 8-K or a current report of PubCo on Form 8-K, Parent shall promptly inform the Company. If, at any time prior to the Closing, any event or circumstance relating to an Acquisition Entity, the Company, any of its Subsidiaries or their respective officers or directors is discovered by an Acquisition Entity or the Company which should be set forth in an amendment or a supplement to the Proxy Statement/Prospectus, a current report of Parent on Form 8-K or a current report of PubCo on Form 8-K, the Company or PubCo, as the case may be, shall promptly inform Parent. Thereafter, Parent, PubCo and the Company shall promptly cooperate in the preparation of an appropriate amendment or supplement to the Proxy Statement/Prospectus, describing or correcting such information and shall promptly file such amendment or supplement with the SEC and, to the extent required by Law, disseminate such amendment or supplement to the Parent Stockholders.

(b) Parent Stockholders’ Approval.

(i) Prior to or as promptly as practicable after the Proxy Statement/Prospectus is declared effective under the Securities Act, Parent shall establish a record date for, duly call, give notice of, and convene and hold the Parent Stockholder Meeting (and in any event, such meeting shall be held not more than thirty (30) days after the date on which the Proxy Statement/Prospectus is mailed to the Parent Stockholders) for the purpose of voting on the Transaction Proposals and obtaining the Parent Stockholders’ Approval (including any adjournment or postponement of such meeting for the purpose of soliciting additional proxies in favor of the adoption of this Agreement), providing Parent Stockholders with the opportunity to elect to effect such other matters as may be mutually agreed by Parent and the Company. Parent will use its reasonable best efforts to (A) solicit from its stockholders proxies in favor of the adoption of this Agreement and the Transaction Proposals, including the Parent Stockholders’ Approval, and will take all other action necessary or advisable to obtain such proxies and Parent Stockholders’ Approval and (B) to obtain the vote or consent of its stockholders required by and in compliance with all applicable Law, Nasdaq rules and the Parent Charter. Parent (x) shall consult with the Company regarding the record date and the date of the Parent Stockholder Meeting and (y) shall not adjourn or postpone the Parent Stockholder Meeting without the prior written consent of Company (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that Parent may adjourn or postpone the Parent Stockholder Meeting without any such consent (1) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement/Prospectus that Parent reasonably determines (following consultation with the Company) is necessary to comply with applicable Laws, is provided to the Parent Stockholders in advance of a vote on the adoption of this Agreement, (2) if, as of the time that the Parent Stockholder Meeting is originally scheduled, there are insufficient shares of Parent Common Stock represented at such meeting (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholder Meeting, or (3) if, as of the time that the Parent Stockholder Meeting is originally scheduled, adjournment or postponement of the Parent Stockholder Meeting is necessary to enable Parent to solicit additional proxies required to obtain Parent Stockholders’ Approval, provided, further, that in addition to the exceptions specified in the foregoing proviso, Parent may postpone or adjourn on one occasion without the consent of the Company so long as the date of the Parent Stockholder Meeting is not postponed or adjourned more than an aggregate of 15 consecutive calendar days in connection with such postponement or adjournment. To the extent practicable, and in any event subject to Parent’s obligations under Law, Parent shall provide the Company with (I) reasonable updates with respect to the tabulated vote counts received by Parent, and (II) the right to review and discuss all material communication sent to Parent Stockholders with respect to the Parent Stockholder Meeting.

(ii) The Proxy Statement/Prospectus shall include a statement to the effect that the Parent Board has unanimously recommended that the Parent Stockholders vote in favor of the Transaction Proposals at the Parent Stockholder Meeting (such statement, the “Parent Board Recommendation”).

(iii) Promptly following the execution of this Agreement, PubCo shall approve and adopt this Agreement and approve the Transactions, as the sole stockholder of Merger Sub.

Section 8.4 Support of Transaction. (i) The Company shall, and shall cause the other KE Companies to, and (ii) Parent shall, and shall cause the Acquisition Entities to, (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any KE Company and Parent or any Acquisition Entity, as applicable, are required to obtain in order to consummate the Transactions, and (b) take or cause such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable; provided, that, notwithstanding anything contained herein to the contrary, nothing in this Agreement shall require any KE Company, Parent or the Acquisition Entities or any of their respective Affiliates to (i) commence or threaten to commence, pursue or defend against any Action (except as required under Section 8.6, and without limiting the express obligations to make regulatory filings under Section 8.2), whether judicial or administrative, (ii) seek to have any stay or other Governmental Order vacated or reversed, (iii) propose, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of the KE Companies, (iv) take or commit to take actions that limit the freedom of action of any of the KE Companies or Parent with respect to, or the ability to retain, control or operate, or to exert full rights of ownership in respect of, any of the businesses, product lines or assets of the KE Companies or Parent or (v) grant any financial, legal or other accommodation to any other Person (for the avoidance of doubt, without limiting the express obligations of such parties under the terms of this Agreement and the Ancillary Agreements).

Section 8.5 Tax Matters.

(a) Intended Tax Treatment.

(i) The Parties hereto agree that for U.S. federal income tax purposes (and, to the extent applicable, for state and local tax purposes), the transactions contemplated by the Business Combination are intended to (A) be undertaken as part of a prearranged, integrated plan, (B) qualify as exchanges described in Section 351 of the Code and the Treasury Regulations promulgated thereunder, and (c) with respect to the Merger qualify as an exchange eligible for the exception to Section 367(a)(1) of the Code set forth in Treasury Regulations Section 1.367(a)-3(c) (assuming the requirements of Treasury Regulations Section 1.367(a)-3(c)(1)(iii) are met)(clauses (A) and (B), collectively, the “Intended Tax Treatment”).

(ii) Neither Parent nor any KE Company shall knowingly take or fail to take (and, following the Transactions, PubCo will cause Parent and each KE Company not to knowingly take or fail to take) any action which action (or failure to act) would reasonably be expected to cause the Merger and/or the Exchange, as the case may be, to qualify for the Intended Tax Treatment. With respect to the Transactions, PubCo will (and following the Transactions will cause the Parent and each KE Company, as applicable, to) file all required information with its Tax Returns in a manner consistent with the Intended Tax Treatment, and maintain all records required for Tax purposes.

(iii) Following the Closing Date, the Company shall, or shall cause the Surviving Corporation to, comply with the Tax reporting obligations of Treasury Regulations Section 1.367(a)-3(c)(6), to the extent permitted under applicable Law.

(iv) Notwithstanding anything to the contrary herein, if, after the date hereof the parties determine that the Business Combination is not reasonably expected to qualify for the Intended Tax Treatment, the parties shall use their commercially reasonable best efforts to restructure the Transactions contemplated hereby (such restructured transactions, the “Alternative Transaction Structure”) in a manner that is reasonably expected to cause the Alternative Transaction Structure to so qualify for a mutually preferred tax treatment.

(v) The Company acknowledges that any Parent Stockholder who owns five percent (5%) or more of PubCo Ordinary Shares immediately after the Closing, as determined under Section 367 of the Code and the Treasury Regulations promulgated thereunder, may enter into (and cause to be filed with the IRS) a gain recognition agreement in accordance with Treasury Regulations Section 1.367(a)-8. Upon the written request of any such Parent Stockholder made following the Closing Date, the Company shall (i) use reasonable efforts to furnish to such Parent Stockholder such information as such Parent Stockholder reasonably requests in connection with such Parent Stockholder’s preparation of a gain recognition agreement, and (ii) use reasonable efforts to provide such Parent Stockholder with the information reasonably requested by such Parent Stockholder for purposes of determining whether there has been a gain “triggering event” under the terms of such Parent Stockholder’s gain recognition agreement, in each case, at the sole cost and expense of such requesting Parent Stockholders.

(vi) If, in connection with the preparation and filing of the Proxy Statement/Prospectus, the SEC requests or requires that Tax opinions with respect to U.S. federal income tax consequences of the Transactions be prepared and submitted in such connection, PubCo, Parent and the Company shall deliver to Olshan Frome Wolosky LLP (“Olshan”) and Loeb & Loeb LLP (“Loeb”), respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Proxy Statement/Prospectus shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Proxy Statement/Prospectus. Notwithstanding anything to the contrary in this Agreement, Loeb shall not be required to provide any Tax opinion to any party regarding the Transactions or the Intended Tax Treatment.

(vii) Each of PubCo, Parent, the Surviving Corporation and the Company shall, and shall cause its Affiliates to, cooperate fully, as and to the extent reasonably requested by another party, in connection with the filing of relevant Tax Returns, the Tax treatment of any aspect of the Transactions or any audit or other Action pertaining to Taxes, provided that in each case the filing or any other such action shall not be inconsistent with the Intended Tax Treatment. Such cooperation shall include the retention and (upon the other party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any Tax proceeding or audit, making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder (to the extent such information or explanation is not publicly or otherwise reasonably available).

(b) Notwithstanding anything to the contrary contained herein, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (“Transfer Taxes”) shall be paid by Parent.

Section 8.6 Stockholder Litigation. The Company shall promptly advise Parent, and Parent and PubCo shall promptly advise the Company, as the case may be, of any Action commenced (or to the knowledge of the Company or the knowledge of Parent or PubCo, as applicable, threatened) on or after the date of this Agreement against such party, any of its Subsidiaries or any of its directors by any Company Shareholder or Parent Stockholder relating to this Agreement, the Business Combination or any of the other Transactions (any such Action, “Stockholder Litigation”), and such party shall keep the other party reasonably informed regarding any such Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against the Company, any of its Subsidiaries or any of its directors, and no such settlement shall be agreed to without Parent’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed). Parent and PubCo shall give the Company the opportunity to participate in the defense or settlement of any such Stockholder Litigation brought against Parent or PubCo, any of their respective Subsidiaries or any of their respective directors, and no such settlement shall be agreed to without the Company’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.7 Acquisition Proposals and Alternative Transactions. During the Interim Period, each of the Company and Parent shall not, and shall cause its Representatives not to, (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or Parent or their respective Subsidiaries, to any Person relating to an Acquisition Proposal or Alternative Transaction or afford to any Person access to the business, properties, assets or personnel of any KE Company or Parent or any of its Subsidiaries in connection with an Acquisition Proposal or Alternative Transaction, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal or Alternative Transaction, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state relating to an Acquisition Proposal or Alternative Transaction, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal or Alternative Transaction. Each of the Company and Parent shall, and shall cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction or Acquisition Proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 8.7 by a party or its affiliates or Representatives shall be deemed to be a breach of this Section 8.7 by such party.

Section 8.8 Access to Information; Inspection. During the Interim Period, to the extent permitted by applicable Law, each of the Company, Parent and the Acquisition Entities shall, and shall cause each of its Subsidiaries to, (i) afford to the other party and its Representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the Ordinary Course of its operations, to all of its respective assets, properties, facilities, books, Contracts, Tax Returns, records and appropriate officers, employees and other personnel, and shall furnish such Representatives with all financial and operating data and other information concerning its affairs that are in its possession as such Representatives may reasonably request, and (ii) cooperate with the other party and its Representatives regarding all due diligence matters, including document requests. Notwithstanding the foregoing, neither the Company nor Parent shall be required to directly or indirectly provide access to or disclose information where the access or disclosure would violate its obligations of confidentiality or similar legal restrictions with respect to such information, jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

Section 8.9 Delisting and Deregistration. The Company, PubCo and Parent shall use their respective reasonable best efforts to cause the Parent Common Stock to be delisted from Nasdaq (or be succeeded by the respective PubCo securities) and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by PubCo) as of the Effective Time or as soon as practicable thereafter.

Article IX
CONDITIONS TO OBLIGATIONS

Section 9.1 Conditions to Obligations of Parent, the Acquisition Entities and the Company. The obligations of each of Parent, the Acquisition Entities and the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The Parent Stockholders’ Approval shall have been obtained;

(b) All Regulatory Approvals shall have been obtained or have expired or been terminated, as applicable;

(c) The Proxy Statement/Prospectus shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Proxy Statement/Prospectus shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) The PubCo Ordinary Shares to be issued in connection with the Transactions shall have been approved for listing on Nasdaq, subject only to official notice of issuance thereof; and

(e) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Governmental Order that is then in effect and which has the effect of making the Transactions illegal or which otherwise prevents or prohibits consummation of the Transactions; and

(f) The Exchange Agreement shall have been consummated in accordance therewith and herewith.

Section 9.2 Conditions to Obligations of Parent. The obligations of Parent to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Parent:

(a) Each of the representations and warranties of the Company contained in this Agreement shall be accurate and complete as of the date hereof and as of the Closing Date as though then made, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be accurate and complete at and as of such date, except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or another similar materiality qualification set forth therein), individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect;

(b) Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects;

(c) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

(d) All approvals, waivers or consents from any third parties set forth and described on Section 9.2 of the Company Disclosure Schedules shall have been obtained.

Section 9.3 Conditions to the Obligations of the Company. The obligations of the Company to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) Each of the representations and warranties of Parent and of each Acquisition Entity contained in this Agreement shall be accurate and complete as of the date hereof and as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be accurate and complete at and as of such date, and except for, in each case, inaccuracies or omissions that (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or another similar materiality qualification set forth therein) individually or in the aggregate, have not had, and would not reasonably be expected to have a Material Adverse Effect;

(b) Each of the covenants of Parent and of each Acquisition Entity to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects; and

(c) There has not been any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Article X
TERMINATION/EFFECTIVENESS

Section 10.1 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of the Company and Parent;

(b) by written notice from the Company or Parent to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and non-appealable and has the effect of making consummation of the Transactions unlawful or otherwise preventing or prohibiting consummation of the Transactions;

(c) by written notice from the Company or Parent to the other if the Closing has not occurred by the Termination Date;

(d) by written notice from the Company or Parent to the other if the Parent Stockholders’ Approval shall not have been obtained by reason of the failure to obtain the required vote at the Parent Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof;

(e) by written notice from Parent to the Company if the Exchange Agreement has not been executed and delivered by the Company and all the Company Shareholders within five (5) Business Days after the Proxy Statement/Prospectus becomes effective;

(f) prior to the Closing, by written notice to the Company from Parent if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Parent provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Parent of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before the Termination Date, unless Parent or a Acquisition Entity is in material breach of any of its respective representations, warranties, covenants or agreements under this Agreement; or

(g) prior to the Closing, by written notice to Parent from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Parent or any Acquisition Entity set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating Parent Breach”), except that, if any such Terminating Parent Breach is curable by Parent or such Acquisition Entity through the exercise of its reasonable best efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Parent of notice from the Company of such breach (the “Parent Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Parent Breach is not cured within the Parent Cure Period or (ii) the Closing has not occurred on or before the Termination Date, unless the Company is in material breach of any of its representations, warranties, covenants or agreements under this Agreement.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, stockholders, or other Representatives, other than liability of the Company, Parent or any Acquisition Entity, as the case may be, for any Willful Breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI shall survive any termination of this Agreement. Notwithstanding the foregoing, a failure by Parent to close in accordance with this Agreement when it is obligated to do so shall be deemed to be a Willful Breach of this Agreement.

Article XI
MISCELLANEOUS

Section 11.1 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors or officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.2 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by a nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

(a)	If to Parent, PubCo or any Acquisition Entity, to:

Titan Pharmaceuticals, Inc.

10 E. 53rd St., Ste 3001

New York, NY 10022-5064

Attention:

Email:

with a copy to (which shall not constitute notice):

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attention: Kenneth Schlesinger, Esq.; Claudia Dubon, Esq.

Email: kschlesinger@olshanlaw.com; cdubon@olshanlaw.com

(b)	If to the Company, to:

KE Sdn Bhd

Room 202, 2nd Floor, 368, Jalan Pudu, 55100 Kuala Lumpur, Malaysia

Attention:

Email:

With a copy to (which shall not constitute notice):

Loeb & Loeb LLP

345 Park Avenue, 19th Floor

New York, NY 10154

Attention: Mitchell S. Nussbaum, Esq.

Email: mnussbaum@loeb.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.3 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties; provided, the Company may collaterally assign any or all of its rights and interests hereunder to one or more lenders of the Company. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.3 shall be null and void, ab initio.

Section 11.4 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Parent (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.5 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.15.

Section 11.5 Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, PubCo shall pay or cause to be paid, in accordance with Section 2.5(c), the Company Transaction Expenses and the Parent Transaction Expenses.

Section 11.6 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction (provided that the Merger shall be governed by the Laws of the State of Delaware).

Section 11.7 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

Section 11.8 Disclosure Schedules. The Company Disclosure Schedules and the Parent Disclosure Schedules (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Schedules and/or the Parent Disclosure Schedules (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Schedules, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Schedules shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Schedules if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Schedules. Certain information set forth in the Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.9 Entire Agreement. This Agreement (together with the Company Disclosure Schedules and the Parent Disclosure Schedules) and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the parties hereto in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.1 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10.

Section 11.11 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Parent and the Company, which approval shall not be unreasonably withheld by any party; provided, that no party shall be required to obtain consent pursuant to this Section 11.11(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.11(a). For the avoidance of doubt, nothing contained in this Section 11.11 shall prevent Parent or the Company and/or their respective Affiliates from furnishing customary summarized information concerning the Transactions and publicly available information to their current and prospective investors or Transaction Investors.

(b) The restriction in Section 11.11(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its reasonable best efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to satisfy or obtain approval or early termination in connection with the Regulatory Approvals and to make any relating filing shall be deemed not to violate this Section 11.11.

Section 11.12 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.13 Jurisdiction; Waiver of Jury Trial. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the state and federal courts of the State of New York located in New York County, New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.13. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.14 Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.1, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.14 shall not be required to provide any bond or other security in connection with any such injunction.

Section 11.15 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the parties hereto, and then only with respect to the specific obligations set forth herein or in an Ancillary Agreement with respect to such party. Except to the extent a party to this Agreement or an Ancillary Agreement and then only to the extent of the specific obligations undertaken by such party in this Agreement or in the applicable Ancillary Agreement, (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any party to this Agreement or any Ancillary Agreement, and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of PubCo, the Company, Parent, or Merger Sub under this Agreement or any Ancillary Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 11.16 Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein or in any Ancillary Agreement that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, and (b) this Article XI.

[Signature pages follow]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

TITAN PHARMACEUTICALS, INC.

By:
Name:
Title:

BSKE LTD.

By:
Name:
Title:

TTNP MERGER SUB, INC.

By:
Name:
Title:

[Signature Page to Merger and Contribution and Share Exchange Agreement]

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

KE SDN BHD

By:
Name:
Title:

[Signature Page to Merger and Contribution and Share Exchange Agreement]

EXHIBIT A

Form of Exchange Agreement

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is entered into as of [●] by and among KE Sdn Bhd (Company No. 199001001889 (193451-W) (“KESB”), the shareholders of KESB listed on Schedule A hereto (each a “Shareholder,” and collectively, the “Shareholders”), Goh Chee Siong (NRIC No. 820713-07-5605) (“GCS”), Titan Pharmaceuticals, Inc. (“TTNP”) and BSKE Ltd (“BSKE”).

KESB, Shareholders, GCS and BSKE shall collectively be known as the “Parties” and “Party” shall mean any one or all of them.

WHEREAS, each Shareholder currently owns ordinary shares of KESB as listed on Schedule A hereto.

WHEREAS, GCS has entered into an amended and restated investment agreement with KESB on 25 July 2024 (“Investment Agreement”) and upon completion of the Investment Agreement, he shall own eighty thousand (80,000) ordinary shares of KESB.

WHEREAS, BSKE is a newly formed entity, and was formed for the purpose of (a) participating in the transactions contemplated in a Merger and Contribution and Share Exchange Agreement entered into by and among BSKE, TTNP, TTNP Merger Sub, Inc. and KESB (“Merger Agreement”), and (b) becoming the publicly traded holding company of KESB.

WHEREAS, the Shareholders own all of the issued five hundred thousand (500,000) ordinary shares of KESB as at the date of this Agreement. Upon completion of the Investment Agreement, an additional eighty thousand (80,000) ordinary shares of KESB will be issued to GCS and GCS shall become a shareholder of KESB.

WHEREAS, (i) each of the Shareholders desires to exchange all of their ordinary shares of KESB for ordinary shares of BSKE, and (ii) upon issuance of eighty thousand (80,000) ordinary shares of KESB to GCS by KESB in accordance with the Investment Agreement, GCS desires to exchange all of his ordinary shares of KESB for ordinary shares of BSKE, and (iii) BSKE has agreed to offer the BSKE Shares (as defined below) in connection with such exchange to each of the Shareholders and GCS, upon the terms and conditions set forth in this Agreement and the Merger Agreement.

WHEREAS, following the Exchange (as defined below), KESB will become a wholly-owned subsidiary of BSKE.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein, and intending to be legally bound hereby, the Parties agree as follows:

1.	Exchange of Shares.

(a)	Exchange. On the terms and subject to the conditions set forth in this Agreement and the Merger Agreement, at the Closing (as defined below), (i) Shareholders will contribute to BSKE, free and clear of all liens, pledges, encumbrances, changes, restrictions or known claims of any kind, nature or description, five hundred thousand (500,000) ordinary shares comprising all the issued and paid up ordinary shares of KESB as at the date of this Agreement, in the individual amounts as set forth on Schedule A; (ii) GCS will contribute to BSKE, free and clear of all liens, pledges, encumbrances, changes, restrictions or known claims of any kind, nature or description, all of the eighty thousand (80,000) ordinary shares of KESB to be issued to him pursuant to the Investment Agreement (such shares described in clauses (i) and (ii), collectively the “KESB Shares”); and (iii) in exchange for the contribution of the KESB Shares by the Shareholders and GCS, BSKE will issue to Shareholders and GCS such number of newly issued ordinary shares of BSKE as determined in accordance with the terms of the Merger Agreement (the “BSKE Shares”) (such exchange referred to herein as the “Exchange”). Upon completion of the Exchange, all of the ordinary shares of KESB shall be held by BSKE.

(b)	Closing. The closing of the Exchange (the “Closing”) shall occur as of immediately prior to the Effective Time (as defined in the Merger Agreement).

2.	Representations and Warranties.

(a)	Representations and Warranties of Shareholders. Each of the Shareholders and GCS, jointly and severally, hereby represent and warrant to KESB and BSKE, all of which representations and warranties are true, complete, and correct in all respects as of the date hereof and will be as of the Closing, as follows:

(i)	Authorization; No Restrictions, Consents or Approvals and Capacity. He has the legal right, full power, legal capacity and authority to enter into and perform his obligations under this Agreement and any other documents to be executed by him pursuant to or in connection with this Agreement, which, when executed, will constitute valid and binding obligations on him, in accordance with their respective terms; and no approvals or consents are necessary in connection with such execution and performance. All of the KESB Shares owned by him, or to be owned by him following the completion of the Investment Agreement, as applicable, are or shall be fully paid, properly and validly allotted and issued, free of encumbrances and with the right to receive all dividends and distributions which may be declared, made and paid. He (A) is of sound mind, (B) is over the age of 18, (C) is not suffering from a mental disability, (D) is not bankrupt in any jurisdictions, and (E) has no knowledge of any bankruptcy petitions which have been presented against him or proposed to be presented against him, or events having occurred which would justify such proceedings.

(ii)	Transfer of KESB Shares. The KESB Shares owned by him will, at the Closing, be validly transferred to BSKE and such KESB Shares shall be fully paid, properly and validly allotted and issued, free of encumbrances and with the right to receive all dividends and distributions which may be declared, made and paid with the holder being entitled to all rights accorded to a holder of ordinary shares of KESB. He hereby waives all pre-emptive or similar rights, or any right of first refusal in respect of the KESB Shares.

(iii)	Investment Representations. He has received all the information he considers necessary or appropriate for deciding whether to acquire the BSKE Shares. He understands the risks involved in an investment in the BSKE Shares. He further represents that he has had an opportunity to ask questions and receive answers from BSKE regarding the terms and conditions of the offering of the BSKE Shares and the business, properties, prospects, and financial condition of BSKE and KESB and to obtain such additional information (to the extent BSKE or KESB possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to him or to which he had access.

(iv)	No Reliance. He has not relied on and is not relying on any representations, warranties or other assurances regarding BSKE other than the representations and warranties expressly set forth in this Agreement.

(v)	Own Account. Each of the Shareholders is acquiring the BKSE Shares for such Shareholder’s own account for investment only and not with a view towards their resale or “distribution” (within the meaning of the Securities Act of 1933 of the United States of America, as amended (the “Securities Act”)) of any part of the BKSE Shares.

(vi)	Restricted Securities. Each of the Shareholders understands that the BKSE Shares may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws or pursuant to an exemption therefrom, and in each case in compliance with the conditions set forth in this Agreement. Each of the Shareholders acknowledges and is aware that the BKSE Shares may not be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met and until such Shareholder has held the BKSE Shares for the applicable holding period under Rule 144.

(b)	Representations and Warranties of KESB. KESB hereby represents and warrants to the Shareholders and GCS and BSKE, all of which representations and warranties are true, complete, and correct in all respects as of the date hereof and will be as of the Closing, as follows:

(i)	Organization and Qualification. KESB is a corporation duly incorporated and validly existing under the laws of the jurisdiction of its incorporation.

(ii)	Authorization; No Restrictions, Consents or Approvals. KESB has full power and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly executed by KESB and constitutes the legal, valid, binding and enforceable obligation of KESB, enforceable against KESB in accordance with its terms. The execution and delivery of this Agreement and the consummation by KESB of the transactions contemplated herein do not and will not on the Closing (A) conflict with or violate any of the terms of the constitution or charter or memorandum and articles of association or incorporation documents, as applicable, of KESB or any applicable law relating to KESB, (B) conflict with, or result in a breach of any of the terms of, or result in the acceleration of any indebtedness or obligations under, any material agreement, obligation or instrument by which KESB is bound or to which any property of KESB is subject, or constitute a default thereunder, other than those material agreements, obligations or instruments for which KESB has obtained consent for the transactions contemplated under this Agreement, (C) result in the creation or imposition of any lien on any of the assets of KESB, (D) constitute an event permitting termination of any material agreement or instrument to which KESB is a party or by which any property or asset of KESB is bound or affected, pursuant to the terms of such agreement or instrument, other than those material agreements or instruments for which KESB has obtained consent for the transactions contemplated under this Agreement, or (E) conflict with, or result in or constitute a default under or breach or violation of or grounds for termination of, any license, permit or other governmental authorization to which KESB is a party or by which KESB may be bound, or result in the violation by KESB of any laws to which KESB may be subject, which would materially adversely affect the transactions contemplated herein. No authorization, consent or approval of, notice to, or filing with, any public body or governmental authority or any other person is necessary or required in connection with the execution and delivery by KESB of this Agreement or the performance by KESB of its obligations hereunder.

(iii)	Capitalization. The KESB Shares shall, at the Closing, constitute all of the issued and paid up share capital of KESB. There are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, the ordinary shares of KESB, or contracts, commitments, understandings or arrangements by which KESB is or may become bound to issue additional ordinary shares of KESB, or securities or rights convertible or exchangeable into ordinary shares of KESB. The KESB Shares are and shall be fully paid, properly and validly allotted and issued.

(c)	Representations and Warranties of BSKE. BSKE hereby represents and warrants to the Shareholders and KESB, all of which representations and warranties are true, complete, and correct in all respects as of the date hereof and will be as of the Closing, as follows:

(i)	Organization and Qualification. BSKE is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

(ii)	Authorization; No Restrictions, Consents or Approvals. BSKE has full power and authority to enter into and perform its obligations under this Agreement. This Agreement has been duly executed by BSKE and constitutes the legal, valid, binding and enforceable obligation of BSKE, enforceable against BSKE in accordance with its terms. The execution and delivery of this Agreement and the consummation by BSKE of the transactions contemplated herein (including the issuance of the BSKE Shares in exchange for the KESB Shares) do not and will not on the Closing (A) conflict with or violate any of the terms of the constitution or charter or memorandum and articles of association or incorporation documents, as applicable, of BSKE or any applicable law relating to BSKE, (B) conflict with, or result in a breach of any of the terms of, or result in the acceleration of any indebtedness or obligations under, any material agreement, obligation or instrument by which BSKE is bound or to which any property of BSKE is subject, or constitute a default thereunder, other than those material agreements, obligations or instruments for which BSKE has obtained consent for the transactions contemplated under this Agreement, (C) result in the creation or imposition of any lien on any of the assets of BSKE, (D) constitute an event permitting termination of any material agreement or instrument to which BSKE is a party or by which any property or asset of BSKE is bound or affected, pursuant to the terms of such agreement or instrument, other than those material agreements or instruments for which BSKE has obtained consent for the transactions contemplated under this Agreement, or (E) conflict with, or result in or constitute a default under or breach or violation of or grounds for termination of, any license, permit or other governmental authorization to which BSKE is a party or by which BSKE may be bound, or result in the violation by BSKE of any laws to which BSKE may be subject, which would materially adversely affect the transactions contemplated herein. No authorization, consent or approval of, notice to, or filing with, any public body or governmental authority or any other person is necessary or required in connection with the execution and delivery by BSKE of this Agreement or the performance by BSKE of its obligations hereunder.

(iii)	Issuance of Shares. The BSKE Shares have been duly authorized and, upon issuance in accordance with the terms of this Agreement and the Merger Agreement, shall be validly issued and free from all taxes, liens and charges with respect to the issue thereof, and the BSKE Shares shall be fully paid and non-assessable with the holder being entitled to all rights accorded to a holder of ordinary shares of BSKE. The issuance of the BSKE Shares contemplated by this Agreement and the Merger Agreement will not, immediately or with the passage of time; (A) obligate BSKE to issue ordinary shares or other securities of BSKE to any other person, or (B) result in a right of any holder of ordinary shares or other securities of BSKE to adjust the exercise, conversion, exchange or reset price of such ordinary shares or other securities of BSKE.

(iv)	No Reliance. BSKE has not relied on and is not relying on any representations, warranties or other assurances regarding KESB other than the representations and warranties expressly set forth in this Agreement.

3.	Closing.

(a)	Conditions to Shareholders’ and GCS’s Obligations. The obligations of Shareholders and GCS under this Agreement (including, without limitation, the obligation to transfer the KESB Shares to BSKE in exchange for the BSKE Shares) shall be subject to satisfaction of the following conditions, unless waived by Shareholders and GCS: (i) BSKE shall have performed in all material respects all agreements, and satisfied in all material respects all conditions on its part to be performed or satisfied hereunder, at or prior to the Closing; (ii) all of the representations and warranties of KESB and BSKE herein shall have been true and correct in all respects when made, shall have continued to have been true and correct in all respects at all times subsequent thereto, and shall be true and correct in all material respects on and as of the Closing as though made on, as of, and with reference to such Closing; (iii) KESB and BSKE shall have executed and delivered to Shareholders and GCS all documents necessary to issue the BSKE Shares to the Shareholders and GCS, as contemplated by this Agreement (including those documents described in Section 3(c)); (iv) KESB and BSKE shall have obtained or made, as applicable, all consents, authorizations and approvals from, and all declarations, filings and registrations required to consummate the transactions contemplated by this Agreement, including all items required under the constitution or charter or memorandum and articles of incorporation association or incorporation documents, as applicable, of KESB and BSKE, respectively; and (v) all conditions set forth in Article IX of the Merger Agreement, except for the consummation of the Exchange, shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof).

(b)	Conditions to BSKE Obligations. The obligations of BSKE under this Agreement (including, without limitation, the obligation to issue the BSKE Shares in exchange for the KESB Shares) shall be subject to satisfaction of the following conditions, unless waived by BSKE: (i) Shareholders, GCS and KESB shall have performed in all respects all agreements, and satisfied in all respects all conditions on their part to be performed or satisfied hereunder, at or prior to the Closing; (ii) all of the representations and warranties of Shareholders, GCS and KESB herein shall have been true and correct in all material respects when made, shall have continued to have been true and correct in all material respects at all times subsequent thereto, and shall be true and correct in all material respects on and as of the Closing as though made on, as of, and with reference to such Closing; (iii) Shareholders, GCS and KESB shall have executed and delivered to BSKE all documents necessary to transfer the KESB Shares to BSKE, as contemplated by this Agreement (including those documents described in Section 3(c)); (iv) Shareholders, GCS and KESB shall have obtained or made, as applicable, all consents, authorizations and approvals from, and all declarations, filings and registrations required to consummate the transactions contemplated by this Agreement, including all items required under the constitution or charter or memorandum and articles of association or incorporation documents, as applicable, of KESB and BSKE, respectively; and (v) all conditions set forth in Article IX of the Merger Agreement, except any to be performed by BSKE, shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof).

(c)	Closing Documents. At the Closing:

(i)	KESB, the Shareholders and GCS, as applicable, shall deliver to BSKE the following documents:

(1)	valid and registrable instruments of transfer of the KESB Shares duly executed by each of the Shareholders and GCS in favour of BSKE accompanied by the corresponding original share certificates, if any, and KESB’s latest audited financial statement;

(2)	a certified true copy of the resolutions being passed at a board meeting of KESB approving the transfer of the KESB Shares from the Shareholders and GCS to BSKE on the terms and conditions as set out in this Agreement and the Merger Agreement;

(3)	a certified true copy of the resolutions being passed at a board meeting of KESB approving the registration of the KESB Shares and the registration of BSKE in the share register book of KESB as the legal and beneficial holder of the KESB Shares following the Closing (subject to the instruments of transfers being dated and appropriately stamped);

(4)	such waivers, consents and/or documents, if any, as BSKE may require to enable BSKE to be registered as the holder of the KESB Shares in the register of members of KESB upon receipt by the company secretary of KESB of the executed and stamped share transfer forms in respect of the KESB Shares;

(5)	the certified true copies of the certificate of incorporation and the latest constitution, Return for Allotment of Shares, Notification for Change in the Registered Address, Notification of Change in the Register of Directors, Managers and Secretaries of KESB; and

(6)	where relevant and applicable, the certified true copy of all the relevant approvals, consents, permits and/or waivers obtained, as the case may be, in respect of the transactions contemplated by this Agreement.

(ii)	BSKE shall deliver to Shareholders and GCS the following documents:

(1)	certified true copies of the resolutions of board meeting of BSKE approving the issuance of the BSKE Shares to the Shareholders and GCS in accordance with the terms of the Merger Agreement;

(2)	a certified true copy of the resolutions being passed at a board meeting of BSKE approving the allotment of the BSKE Shares to the Shareholders and GCS in accordance with the terms of the Merger Agreement, as the legal and beneficial holders of BSKE Shares;

(3)	such waivers, consents and/or documents, if any, as BSKE may require to enable the Shareholders and GCS to be registered as the holders of the BSKE Shares in the register of members of BSKE; and

(4)	where relevant and applicable, the certified true copy of all the relevant approvals, consents, permits and/or waivers obtained, as the case may be, in respect of the transactions contemplated by this Agreement.

4.	Survival of Representations and Warranties.

None of the representations, warranties and covenants of Shareholders, GCS, KESB or BSKE hereto contained in this Agreement shall survive the Closing, except that the representations and warranties contained in Section 2(a), Section 2(b)(i), Section 2(b)(ii), Section 2(c)(i), and Section 2(c)(ii) shall survive until the latest date permitted by applicable law. Except as specifically set forth in the preceding sentence, no other representation, warranty or covenant of any Party set forth in this Agreement will survive the Closing, and no Party will have any rights or remedies after the Closing with respect to any misrepresentation of or inaccuracy in any such representation, warranty or covenant.

5.	Shareholders Representative/Power of Attorney.

(a)	Each of Eddie Tan Chee Wei, Koay Chee Leong, Kong Chien Hoi (“Other Shareholders”) and GCS, on behalf of himself and his successors and assigns, hereby irrevocably constitutes and appoints Seow Gim Shen, as his true and lawful agent and attorney-in-fact with full powers of substitution to act in the name, place and stead of thereof (the “Company Shareholder Representative”) with respect to the performance on behalf of each of the Other Shareholders and GCS under the terms and provisions of this Agreement and the Merger Agreement and any other documents to be executed by any of the Other Shareholders and GCS pursuant to or in connection with this Agreement or the Merger Agreement (together with this Agreement and the Merger Agreement, the “Shareholders Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of any of the Other Shareholders and GCS, if any, as the Company Shareholder Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Shareholders Representative Documents, including (i) terminating, amending or waiving on behalf of any of the Other Shareholders or GCS any provision of any Shareholders Representative Document (provided, that any such action, if material to the rights and obligations of the Other Shareholders and GCS in the reasonable judgment of the Company Shareholder Representative, will be taken in the same manner with respect to all Other Shareholders and GCS unless otherwise agreed by each of the Other Shareholders and GCS who is subject to any disparate treatment of a potentially material and adverse nature); (ii) signing on behalf of any of the Other Shareholders and GCS any releases or other documents with respect to any dispute or remedy arising under any Shareholders Representative Document; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Company Shareholder Representative, in his reasonable discretion, deems necessary or advisable in the performance of his duties as the Company Shareholder Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to the Closing and the closing of the Merger Agreement; (v) receiving all or any portion of the consideration provided to the Other Shareholders and GCS under this Agreement and the Merger Agreement and to distribute the same to the Other Shareholders and GCS in accordance with their pro rata shares; and (vi) otherwise enforcing the rights and obligations of any of the Other Shareholders and GCS under any Shareholders Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of the Other Shareholders and GCS. All decisions and actions by the Company Shareholder Representative shall be binding upon each of the Other Shareholders and GCS and their respective successors and assigns, and neither they nor any other parties shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 5 are irrevocable and coupled with an interest. Seow Gim Shen hereby accepts his appointment and authorization as the Company Shareholders Representative under this Agreement and the Merger Agreement.

(b)	Any other person, including BSKE, TTNP and KESB, may conclusively and absolutely rely, without inquiry, upon any actions of the Company Shareholder Representative as the acts of the Other Shareholders and GCS under any Shareholders Representative Documents. BSKE, TTNP and KESB shall be entitled to rely conclusively on the instructions and decisions of the Company Shareholder Representative as to (i) any payment instructions provided by the Company Shareholder Representative or (ii) any other actions required or permitted to be taken by the Company Shareholder Representative under this Agreement or the Merger Agreement, and the Other Shareholders and GCS shall not have any cause of action against BSKE, TTNP, KESB or any other indemnified party for any action taken by any of them in reliance upon the instructions or decisions of the Company Shareholder Representative. BSKE, TTNP and KESB shall not have any liability to any of the Other Shareholders and GCS for any allocation or distribution among the Other Shareholders and GCS by the Company Shareholder Representative of payments made to or at the direction of the Company Shareholder Representative. All notices or other communications required to be made or delivered to any of the Other Shareholders and GCS under any Shareholders Representative Document shall be made to the Company Shareholder Representative for the benefit of such Other Shareholder and GCS, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Other Shareholder and GCS with respect thereto. All notices or other communications required to be made or delivered by any of the Other Shareholders and GCS shall be made by the Company Shareholder Representative (except for a notice under Section 5(d) of the replacement of the Company Shareholder Representative).

(c)	The Company Shareholder Representative will act for the Other Shareholders and GCS on all of the matters set forth in this Agreement and the Merger Agreement in the manner the Company Shareholder Representative believes to be in the best interests of the Other Shareholders and GCS, but the Company Shareholder Representative will not be responsible to the Other Shareholders and GCS for any losses that any of the Other Shareholders and GCS may suffer by reason of the performance by the Company Shareholder Representative of his duties under this Agreement or the Merger Agreement or any Shareholders Representative Document, other than losses arising from the bad faith, gross negligence or willful misconduct by the Company Shareholder Representative in the performance of his duties under this Agreement or the Merger Agreement or any Shareholders Representative Document. From and after the Closing and the closing of the Merger Agreement, the Other Shareholders and GCS shall jointly and severally indemnify, defend and hold the Company Shareholder Representative harmless from and against any and all losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Company Shareholder Representative (in his capacity as such) and arising out of or in connection with the acceptance or administration of the Company Shareholder Representative’s duties under any Shareholders Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Company Shareholder Representative. In no event shall the Company Shareholder Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Company Shareholder Representative shall not be liable for any act done or omitted under any Shareholders Representative Document as the Company Shareholder Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company Shareholder Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no person shall have any liability for relying on the Company Shareholder Representative in the foregoing manner. In connection with the performance of his rights and obligations hereunder, the Company Shareholder Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Other Shareholders and GCS, solicitors and advocate, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Company Shareholder Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Company Shareholder Representative under this Section 5 shall survive the Closing and the closing of the Merger Agreement and continue indefinitely.

(d)	If the Company Shareholder Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of the Other Shareholders and GCS, then the Other Shareholders and GCS shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Company Shareholder Representative (by vote or written consent of the Other Shareholders and GCS holding in the aggregate majority equity interests of KESB), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify BSKE and TTNP in writing of the identity of such successor. Any such successor so appointed shall become the “Company Shareholder Representative” for purposes of this Agreement and the Merger Agreement.

6.	General Provisions.

(a)	Releases and Waivers of Shareholders and GCS. Each of the Shareholders on its own behalf hereby acknowledges and agrees that the number of KESB Shares set forth on Schedule A represents the total number of ordinary shares of KESB held by such Shareholder as of the date of this Agreement and as of the Closing. Each of the Shareholders hereby releases KESB and BSKE from all obligations, liabilities and causes of action arising before, on or after the date of this Agreement, out of or in relation to any entitlement which such Shareholder may have with respect to any KESB Shares in excess of the number of KESB Shares set forth on Schedule A. Each of the Shareholders hereby generally, irrevocably, unconditionally and completely waives any and all rights to receive any anti-dilution protection to which such Shareholder may be entitled under the constitution or charter or memorandum and articles of association or incorporation documents, as applicable, of KESB or under any other agreement or instrument in connection with the Exchange. Except for the BSKE Shares to be issued in connection with the Exchange, each of the Shareholders hereby generally, irrevocably, unconditionally and completely waives any and all rights existing as of the date hereof to receive options, depository receipts, warrants, stock appreciation or similar rights to acquire or receive ordinary shares or other securities in KESB or BSKE. GCS hereby acknowledges and agrees that eighty thousand (80,000) ordinary shares of KESB represents the total number of ordinary shares of KESB that will be held by him on Closing. GCS hereby releases KESB and BSKE from all obligations, liabilities and causes of action arising before, on or after the date of this Agreement, out of or in relation to any entitlement which GCS may have with respect to any KESB Shares in excess of eighty thousand (80,000) ordinary shares of KESB. GCS hereby generally, irrevocably, unconditionally and completely waives any and all rights to receive any anti-dilution protection to which GCS may be entitled under the constitution or charter or memorandum and articles of association or incorporation documents, as applicable, of KESB or under any other agreement or instrument in connection with the Exchange. Except for the BSKE Shares to be issued in connection with the Exchange, GCS hereby generally, irrevocably, unconditionally and completely waives any and all rights existing as of the date hereof to receive options, depository receipts, warrants, stock appreciation or similar rights to acquire or receive ordinary shares or other securities in KESB or BSKE.

(b)	Governing Law. This Agreement is to be construed in accordance with and governed by the laws of Malaysia.

(c)	Arbitration. Any claim, dispute or controversy among the Parties arising out of or relating to this Agreement, including the breach thereof, which cannot be satisfactorily settled by the Parties, will be finally and exclusively settled by confidential and binding arbitration (“Arbitration”) upon the written request of any party. The Arbitration shall be administered by Asian International Arbitration Centre (“AIAC”) in accordance with the AIAC Arbitration Rules for the time being in force and which rules are deemed to be incorporated by reference in this section, to which each Party agrees to submit for these purposes. The result of the arbitration shall be final and binding on the Parties and will be the sole and exclusive remedy between the Parties regarding any claims, counterclaims, issues or accountings presented or pleaded to the arbitrator. Judgment on any arbitration award may be entered in any court having jurisdiction. The seat of the arbitration shall be Malaysia. The language to be used in the arbitration proceedings shall be English and there shall be 3 arbitrators. Such arbitrators shall be selected pursuant to the following procedure:

(i)	Within fifteen (15) Business Days of notice by a Party seeking arbitration, KESB and Shareholders shall collectively appoint one (1) person as an arbitrator and BSKE shall appoint one (1) person as an arbitrator.

(ii)	Within fifteen (15) Business Days after the appointment of the two (2) arbitrators, the two chosen arbitrators shall mutually agree upon the selection of the third impartial and neutral arbitrator.

(iii)	In the event the two chosen arbitrators cannot agree upon the selection of the third arbitrator, the director of AIAC shall make the selection in his discretion, except that such third arbitrator shall be appointed from an independent accounting firm or investment bank.

(iv)	If the other Party shall fail to designate the second arbitrator, the sole arbitrator appointed shall have the power to appoint, in his sole discretion, both the second and third arbitrators.

(v)	If a Party fails to appoint a successor to his appointed arbitrator within fifteen (15) Business Days of the death, resignation or other incapacity of such arbitrator, the remaining two arbitrators shall appoint such successor.

(vi)	The majority decision of the arbitrators will be final and conclusive upon the Parties and for the avoidance of doubt, the arbitrators shall have full power to address all discovery and evidential issues, and to make finding of fact and of law in accordance with the AIAC Arbitration Rules for the time being in force and each arbitrator will be compensated at rates generally commensurate with his normal billing rates.

(d)	Severability. If any provision of this Agreement is held by a court or other tribunal of competent jurisdiction to be invalid or unenforceable for any reason, the remaining provisions shall continue in full force and effect without being impaired or invalidated in any way, and the Parties agree to replace any invalid provision with a valid provision which most closely approximates the intent and economic effect of the invalid provision.

(e)	Waiver. The waiver by either Party of a breach of or default under any provision of this Agreement shall not be effective unless in writing and signed by the Party granting the waiver and shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement. Further, any failure or delay on the part of any Party to exercise or avail itself of any right or remedy that it has or may have hereunder shall not operate as a waiver of any such right or remedy or preclude other or further exercise thereof or of any other right or remedy.

(f)	Notices. Any notices required or permitted hereunder shall be given to the appropriate Party at the address specified below or at such other address as the Party may specify in writing. Such notice shall be deemed given: (i) if delivered personally, upon delivery as evidenced by delivery records; (ii) if sent by telephone facsimile, upon confirmation of receipt; (iii) if sent by pre-paid first class post or recorded delivery or by commercial courier, five (5) days after the date of mailing; of (iv) if sent by nationally recognized express courier, two (2) Business Days after date of placement with such courier.

(i)	In case of KESB

KE Sdn Bhd

Address: Room 202, 2nd Floor, 368, Jalan Pudu, 55100 Kuala Lumpur

Fax: 03-21433109

Email: msasb81@gmail.com

Attention: Ms Vinnie Yap

(ii)	In case of Shareholders

Seow Gim Shen

Address: No. 14, Jesselton Avenue, 10450 Georgetown, Pulau Pinang.

Email: gimshen@hotmail.com

Eddie Tan Chee Wei

Address: No.25, Jalan Raja Gopal, 10360 Georgetown, Pulau Pinang.

Email: eddie_923@yahoo.com

Koay Chee Leong

Address: 47-3-23, Tingkat Paya Terubong 4, Paya Terubong, 11060 Ayer Itam, Pulau Pinang.

Email: clk49567@gmail.com

Kong Chien Hoi

Address: 1-21-09, Solok Paya Terubong, GL Garden, 11060 Ayer Itam, Pulau Pinang.

Email: kennyfantasy@live.com

(iii)	In case of BSKE Ltd.

BSKE Ltd

Address: 4th Floor, Harbour Place, 103 South Church Street, PO Box 10240, Grand Cayman, KY1-1002 Cayman Islands.

Email: gimshen@hotmail.com and brynner.chiam@blackchambermgmt.com

Attention: Mr. Seow Gim Shen

(iv)	In case of GCS

Goh Chee Siong

Address: 439 Persiaran Mayang Pasir 4, Bayan Baru 11950 Bayan Lepas, Pulau Pinang.

Email: briangrp222@hotmail.com

(g)	No Third Party Beneficiaries. Nothing in this Agreement shall be construed to confer any rights or benefits upon any person other than the Parties hereto, and no other person shall have any rights or remedies hereunder.

(h)	Public Announcements. Each of the Shareholders and GCS shall not issue any press release or make any other public statements with respect to this Agreement and the transaction contemplated hereby without the written consent of KESB and BSKE, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

(i)	Termination. This Agreement may be terminated upon written notice at any time prior to Closing by mutual written consent of the Parties. Termination of this Agreement will terminate all rights and obligations of the Parties under this Agreement and this Agreement will become void and have no force or effect.

(j)	Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement among the Parties and supersedes all prior oral and written agreements among the Parties hereto with respect to the subject matter hereof.

(k)	Counterparts. This Agreement may be executed in one or more counterparts (including fax counterparts) each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

(l)	Business Day. For the purposes of this Agreement, “Business Day” means a day (other than a Saturday, Sunday or a gazetted public holiday in Malaysia) when banks are open for banking business in Malaysia.

[Remainder of Page Intentionally Left Blank.]

Execution Page

KESB

SIGNED FOR AND ON BEHALF OF

KE SDN BHD (Company No. 199001001889 (193451-W))

By:
Name:	Ho Say San
Title:	Director

Shareholders

SIGNED BY

SEOW GIM SHEN (Malaysian National Registration Identity Card No.: 820918-07-5051)

By:

SIGNED BY

EDDIE TAN CHEE WEI (Malaysian National Registration Identity Card No.: 770923-07-6291)

By:

CERTIFICATE OF AUTHENTICATION

I, ___________________________, *(Magistrate, Justice of the Peace, Land Administrator, Notary Public, Commissioner for Oaths, Bank Official or Advocate and Solicitor of the High Court in Malaya practising at Kuala Lumpur), hereby certify that the signature written of the donor above, was in my presence on this _______________________ day of _______________________ 2024, and is, to my own personal knowledge, the true signature of Eddie Tan Chee Wei (NRIC No. 770923-07-6291), who has acknowledged to me that he is of full age and that he has voluntarily executed this instrument.

Witness my hand

SIGNED BY

KOAY CHEE LEONG (Malaysian National Registration Identity Card No.: 880904-07-5215)

By:

CERTIFICATE OF AUTHENTICATION

I, ___________________________, *(Magistrate, Justice of the Peace, Land Administrator, Notary Public, Commissioner for Oaths, Bank Official or Advocate and Solicitor of the High Court in Malaya practising at Kuala Lumpur), hereby certify that the signature written of the donor above, was in my presence on this _______________________ day of _______________________ 2024, and is, to my own personal knowledge, the true signature of Koay Chee Leong (NRIC No. 880904-07-5215), who has acknowledged to me that he is of full age and that he has voluntarily executed this instrument.

Witness my hand

SIGNED BY

KONG CHIEN HOI (Malaysian National Registration Identity Card No.: 850608-07-5539)

By:

CERTIFICATE OF AUTHENTICATION

I, ___________________________, *(Magistrate, Justice of the Peace, Land Administrator, Notary Public, Commissioner for Oaths, Bank Official or Advocate and Solicitor of the High Court in Malaya practising at Kuala Lumpur), hereby certify that the signature written of the donor above, was in my presence on this _______________________ day of _______________________ 2024, and is, to my own personal knowledge, the true signature of Kong Chien Hoi (NRIC No. 850608-07-5539), who has acknowledged to me that he is of full age and that he has voluntarily executed this instrument.

Witness my hand

GCS

SIGNED BY

GOH CHEE SIONG (Malaysian National Registration Identity Card No.: 820713-07-5605)

By:

CERTIFICATE OF AUTHENTICATION

I, ___________________________, *(Magistrate, Justice of the Peace, Land Administrator, Notary Public, Commissioner for Oaths, Bank Official or Advocate and Solicitor of the High Court in Malaya practising at Kuala Lumpur), hereby certify that the signature written of the donor above, was in my presence on this _______________________ day of _______________________ 2024, and is, to my own personal knowledge, the true signature of Goh Chee Siong (NRIC No. 820713-07-5605), who has acknowledged to me that he is of full age and that he has voluntarily executed this instrument.

Witness my hand

BSKE

SIGNED FOR AND ON BEHALF OF

BSKE LTD.

By:
Name:	Seow Gim Shen
Title:	Director

TTNP

SIGNED FOR AND ON BEHALF OF

TITAN PHARMACEUTICALS, INC.

By:
Name:
Title:

Schedule A

No.	Name of Shareholder	Shares in KESB
1	Seow Gim Shen	275,000
2	Eddie Tan Chee Wei	75,000
3	Koay Chee Leong	75,000
4	Kong Chien Hoi	75,000

EXHIBIT B

Form of Surviving Corporation Charter

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

[TITAN PHARMACEUTICALS, INC.]

Titan Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the Corporation is “Titan Pharmaceuticals, Inc.”

2. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 7, 1992.

3. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of State of the State of Delaware on January 23, 1996 (as amended, the “Amended and Restated Certificate”).

4. This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”), which amends and restates the provisions of the Amended and Restated Certificate, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended from time to time (the “DGCL”).

5. This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of the State of Delaware.

6. The text of the Amended and Restated Certificate is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the corporation is [Titan Pharmaceuticals, Inc.] (hereinafter called the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 3411 Silverside Road, Tatnall Building #104, in the City of Wilmington, in the County of New Castle, Delaware 19810. The name of its Registered Agent at such address is Corporate Creations Network Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares which the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.0001 per share.

FIFTH: The business and affairs of the Corporation shall be managed by, or under the direction of, the Board of Directors. The number of directors comprising the Board of Directors shall be fixed and may be increased or decreased from time to time in the manner provided in the bylaws of the Corporation.

SIXTH: The election of directors need not be by written ballot unless the bylaws so provide.

SEVENTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to this reservation. The Board of Directors of the Corporation is authorized and empowered from time to time in its discretion to make, alter, amend or repeal bylaws of the Corporation, except as such power may be restricted or limited by the DGCL.

EIGHTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the DGCL order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

NINTH: The Corporation shall to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, indemnify any and all directors and officers when it shall have the power to indemnify under said Section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which any person may be entitled under any bylaw, resolution of stockholders, resolution of directors, agreement or otherwise, as permitted by said Section, as to actions of such person in any capacity in which he or she served at the request of the Corporation.

TENTH: Anything to the contrary in this Certificate of Incorporation notwithstanding, no director shall be liable personally to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided however, that nothing in this Article Tenth shall eliminate or limit the liability of a director (i) for any breach of such directors duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit. The modification or repeal of this Article Tenth shall not affect the restriction hereunder of a directors personal liability for any act or omission occurring prior to such modification or repeal.

ELEVENTH: No stockholder or former stockholder, in such capacity (“plaintiff”), shall commence any derivative action or other action against the Corporation or any of its directors, officers, employees, accountants, attorneys, financial advisors, placement agents, or underwriters, in which wrongdoing is alleged for which the Corporation could be liable or with respect to which the Corporation might have an indemnification obligation (“stockholder action”), unless plaintiff and its counsel have entered a written agreement with the Corporation that: (a) plaintiff will not pay or agree to pay, and plaintiff’s counsel will not seek, any fee in respect of such stockholder action, whether plaintiff prevails in such stockholder action, in settlement thereof, or otherwise, except a fee determined solely upon actual and reasonable time expended, at reasonable hourly rates set forth in the agreement, subject to customary periodic rate increases, of which plaintiff’s counsel shall advise the Corporation in advance, but in any case not exceeding rates prevailing for ordinary commercial litigation; (b) neither plaintiff nor plaintiff’s counsel shall pay or agree to pay any consultant, expert, or witness in connection with such stockholder action any compensation or reimbursement, other than on a flat-fee or hourly basis, at customary rates agreed in advance of the engagement of such consultant, expert, or witness; and (c) plaintiff’s counsel shall provide the Corporation, at least monthly, a report of the time expended each day by each of its professionals in connection with the stockholder action during the period reported upon, describing the activities in reasonable detail and the dollar amount chargeable in connection therewith, summaries of time and charges with respect to each professional for such period and since inception, and expenses, including consultant, expert, and witness compensation and expenses, accrued or incurred during such period and since inception, provided that no confidential communication or attorney work product must be disclosed. Neither the Corporation nor any person acting on the Corporation’s behalf shall make or agree, conditionally or otherwise, to make any payment in respect of plaintiff’s counsel fees or expenses, including consultant, expert, and witness compensation and expenses, in connection with such stockholder action, except insofar as this Article Eleventh and the agreement required hereby have been complied with.

[Signature page follows]

IN WITNESS WHEREOF, Titan Pharmaceuticals, Inc. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

[Titan Pharmaceuticals, Inc.]

By:
Name:
Title:

EXHIBIT C

Form of Surviving Corporation Bylaws

AMENDED AND RESTATED BYLAWS

OF

[TITAN PHARMACEUTICALS, INC.]

ARTICLE I
OFFICES

SECTION 1. Principal Office. The registered office of [Titan Pharmaceuticals, Inc.] (the “Corporation”) shall be located in such place as may be provided from time to time in the Certificate of Incorporation.

SECTION 2. Other Offices. The Corporation may also have offices at such other places both within and outside the State of Delaware as the Board of Directors (the “Board”) may from time to time determine or as the business of the Corporation may require.

ARTICLE II
STOCKHOLDERS

SECTION 1. Annual Meetings. The annual meeting of the stockholders of the Corporation may be held wholly or partially by means of remote communication or at such place, within or outside the State of Delaware, on such date and at such time as may be determined by the Board and as shall be designated in the notice of said meeting.

SECTION 2. Special Meetings. Special meetings of the stockholders for any purpose or purposes, unless otherwise prescribed by statute, law or the Certificate of Incorporation, may be held wholly or partially by means of remote communication or at any place, within or outside the State of Delaware, and may be called by resolution of the Board, or by the President, or by the holders of not less than a majority of all of the shares entitled to vote at the meeting.

SECTION 3. Notice and Purpose of Meetings. Written or printed notice of the meeting stating the place, day and hour of the meeting and, in case of a special meeting, stating the purpose or purposes for which the meeting is called, and in case of a meeting held by remote communication stating such means, shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally, or by facsimile or other electronic means, by or at the direction of the President, the Secretary, or the persons calling the meeting, to each stockholder of record entitled to vote at such meeting. Such notice shall be deemed to be given at the time of receipt thereof if given personally or at the time of transmission thereof if given by facsimile or other electronic means.

SECTION 4. Quorum. The holders of a majority of the shares of capital stock issued and outstanding and entitled to vote, represented in person or by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute, law or the Certificate of Incorporation. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders present in person or represented by proxy shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

SECTION 5. Voting Process. If a quorum is present or represented, the affirmative vote of a majority of the shares of stock present or represented at the meeting, by ballot, proxy or electronic ballot, shall be the act of the stockholders unless the vote of a greater number of shares of stock is required by law, the Certificate of Incorporation or these bylaws. Each outstanding share of stock having voting power, shall be entitled to one vote on each matter submitted to a vote at a meeting of stockholders. A stockholder may vote either in person, by proxy executed in writing by the stockholder or by his, her, or its duly authorized attorney-in-fact, or by an electronic ballot from which it can be determined that the ballot was authorized by a stockholder or proxyholder. The term, validity and enforceability of any proxy shall be determined in accordance with the General Corporation Law of the State of Delaware.

SECTION 6. Written Consent of Stockholders Without a Meeting. Whenever the stockholders are required or permitted to take any action by vote, such action may be taken without a meeting, without prior notice and without a vote, if a written consent or electronic transmission, setting forth the action so taken, shall be signed or e-mailed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting called for such purpose.

ARTICLE III
DIRECTORS

SECTION 1. Powers. The business affairs of the Corporation shall be managed by the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statue, law, the Certificate of Incorporation or these bylaws directed or required to be exercised or done by the stockholders. The Board may adopt such rules and regulations, not inconsistent with the Certificate of Incorporation, these bylaws or applicable laws, as it may deem proper for the conduct of its meetings and the management of the Corporation.

SECTION 2. Number, Qualifications, Term. The Board shall consist of one or more members. The number of directors shall be determined by resolution of the Board or of the stockholders. Directors need not be residents of the State of Delaware nor stockholders of the Corporation. The directors shall be elected at the annual meeting of the stockholders, and each director elected shall serve until the next succeeding annual meeting and until his or her successor shall have been duly elected and qualified.

SECTION 3. Vacancies. Vacancies and newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, though less than a quorum, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified. A vacancy created by the removal of a director by the stockholders may be filled by the stockholders.

SECTION 4. Place of Meetings. Meetings of the Board, regular or special, may be held within or outside the State of Delaware.

SECTION 5. First Meeting. The first meeting of each newly elected Board shall be held immediately following and at the place of the annual meeting of stockholders and no other notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting, provided a quorum shall be present, or it may convene at such place and time as shall be fixed by the consent in writing of all the directors.

SECTION 6. Regular Meetings. Regular meetings of the Board may be held upon such notice, or without notice, and at such time and at such place as shall from time to time be determined by the Board.

SECTION 7. Special Meetings. Special meetings of the Board may be called by the President or by the number of directors who then legally constitute a quorum. Notice of each special meeting shall be delivered to each director at least twenty-four (24) hours prior to the meeting, either personally, or by facsimile or other electronic means.

SECTION 8. Notice; Waiver. Attendance of a director at any meeting shall constitute a waiver of notice of such meeting, except where a director attends for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

SECTION 9. Quorum. A majority of the directors then in office shall constitute a quorum for the transaction of business unless a greater number is required by law, the Certificate of Incorporation or these bylaws. If a quorum shall not be present at any meeting of the Board, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

SECTION 10. Action Without A Meeting. Any action required or permitted to be taken at a meeting of the Board may be taken without a meeting if a consent in writing or by electronic transmission, setting forth the action so taken, shall be signed by all of the directors entitled to vote with respect to the subject matter thereof. In addition, meetings of the Board may be held by means of conference telephone or voice communication as permitted by the General Corporation Law of the State of Delaware.

SECTION 11. Action. Except as otherwise provided by law, the Certificate of Incorporation or these bylaws, if a quorum is present, the affirmative vote of a majority of the members of the Board of Directors present at any meeting is required for any action.

SECTION 12. Removal of Directors. Any director may be removed, either for or without cause, at any time by action of the holders of a majority of the outstanding shares of stock entitled to vote thereon, either at a meeting of the holders of such shares or, whenever permitted by law, without a meeting by their written consents thereto.

ARTICLE IV
COMMITTEES

SECTION 1. Executive Committee. The Board may, by resolution adopted by a majority of the whole Board, designate one or more of its members to constitute members or alternate members of an Executive Committee.

SECTION 2. Powers and Authority of Executive Committee. The Executive Committee shall have and may exercise, between meetings of the Board, all the powers and authority of the Board in the management of the business and affairs of the Corporation, including, the right to authorize the purchase of stock, except that the Executive Committee shall not have such power or authority in reference to amending the Certificate of Incorporation; adopting an agreement of merger or consolidation; recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets; recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution; or amending the bylaws of the Corporation or authorizing the declaration of a dividend.

SECTION 3. Other Committees. The Board may, by resolution adopted by a majority of the whole Board, designate one or more other committees, each of which shall, except as otherwise prescribed by law, have such authority of the Board as shall be specified in the resolution of the Board designating such committee. A majority of all the members of such committee may determine its action and fix the time and place of its meeting, unless the Board shall otherwise provide. The Board shall have the power at any time to change the membership of, to fill all vacancies in and to discharge any such committee, either with or without cause.

SECTION 4. Procedure; Meetings; Quorum. Regular meetings of the Executive Committee or any other committee of the Board, of which no notice shall be necessary, may be held at such times and places as shall be fixed by resolution adopted by a majority of the members thereof. Special meetings of the Executive Committee or any other committee of the Board shall be called at the request of any member thereof. So far as applicable, the provisions of Article III of these bylaws relating to notice, quorum and voting requirements applicable to meetings of the Board shall govern meetings of the Executive Committee or any other committee of the Board. The Executive Committee and each other committee of the Board shall keep written minutes of its proceedings and circulate summaries of such written minutes to the Board before or at the next meeting of the Board.

ARTICLE V
OFFICERS

SECTION 1. Number. The Board at its first meeting after each annual meeting of stockholders shall choose one or more Presidents and a Secretary, none of whom need be a member of the Board. The Board may also choose a Chairman from among the directors, one or more Executive Vice Presidents, one or more Vice Presidents, Assistant Secretaries, Treasurers and Assistant Treasurers. The Board may appoint such other officers and agents as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The same person may hold two or more offices.

SECTION 2. Compensation. The salaries or other compensation of all officers of the Corporation shall be fixed by the Board. No officer shall be prevented from receiving a salary or other compensation by reason of the fact that he or she is also a director.

SECTION 3. Term; Removal; Vacancy. Each officer of the Corporation shall hold office until his or her successor is duly chosen and qualified. Any officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board. Any vacancy occurring in any office of the Corporation shall be filled by the Board.

SECTION 4. Chairman. The Chairman shall, if one be elected, preside at all meetings of the Board.

SECTION 5. President. The President, shall preside at all meetings of the stockholders and the Board in the absence of a Chairman, shall have general supervision over the business of the Corporation and shall see that all directions and resolutions of the Board are carried into effect.

SECTION 6. Vice President. The Vice President shall, in the absence or disability of the President(s), perform the duties and exercise the powers of the President(s) and shall perform such other duties and have such other powers as the Board may from time to time prescribe. The Vice President shall, in the absence or disability of the President, perform the duties and exercise the powers of the President and shall perform such other duties and have such other powers as the Board may from time to time prescribe. If there shall be more than one Vice President, the Vice Presidents shall perform such duties and exercise such powers in the absence or disability of the President, in the order determined by the Board.

SECTION 7. Secretary. The Secretary shall attend all meetings of the Board and all meetings of the stockholders and record all the proceedings of the meetings of the Corporation and the Board in a book to be kept for that purpose. He or she shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board or President, under whose supervision he shall be. He shall have custody of the corporate seal of the Corporation and he or she, or an Assistant Secretary, shall have the authority to affix the same to an instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature.

SECTION 8. Assistant Secretary. The Assistant Secretary, if there shall be one, or if there shall be more than one, the Assistant Secretaries in the order determined by the Board, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such powers as the Board may from time to time prescribe.

SECTION 9. Treasurer. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board. He or she shall disburse the funds of the Corporation as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the Chairman, the President and the Board, at its regular meetings, or when the Board so requires, an account of all of his or her transactions as Treasurer and of the financial condition of the Corporation.

SECTION 10. Assistant Treasurer. The Assistant Treasurer, if there shall be one, or, if there shall be more than one, the Assistant Treasurers in the order determined by the Board, shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

ARTICLE VI
CAPITAL STOCK

SECTION 1. Form. The shares of the capital stock of the Corporation may be represented by certificates in such form as shall be approved by the Board and shall be signed by the President, a Vice President, the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation, and may be sealed with the seal of the Corporation or a facsimile thereof.

SECTION 2. Lost and Destroyed Certificates. The Board may direct a new certificate to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost or destroyed. When authorizing such issue of a new certificate, the Board, in its discretion and as a condition precedent to the issuance thereof, may prescribe such terms and conditions as it deems expedient, and may require such indemnities as it deems adequate, to protect the Corporation from any claim that may be made against it with respect to any such certificate alleged to have been lost or destroyed.

SECTION 3. Transfer of Shares. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate representing shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, a new certificate shall be issued to the person entitled thereto, and the old certificate cancelled and the transaction recorded upon the books of the Corporation.

ARTICLE VII
INDEMNIFICATION

SECTION 1. (a) The Corporation shall indemnify, subject to the requirements of subsection (d) of this Section 1, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(b) The Corporation shall indemnify, subject to the requirements of subsection (d) of this Section 1, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

(c) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this Section 1, or in defense of any claim, issue or matter therein, the Corporation shall indemnify him or her against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this Section 1 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsections (a) and (b) of this Section 1. Such determination shall be made (1) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders.

(e) Expenses incurred by a director, officer, employee or agent in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Section 1. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Section 1 shall not limit the Corporation from providing any other indemnification or advancement of expenses permitted by law nor shall they be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

(g) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Section 1.

(h) For the purposes of this Section 1, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 1 with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this Section 1, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he or she reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Section 1.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section 1 shall, unless otherwise provided when authorized or ratified by the Board, continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the heirs executors and administrators of such a person.

ARTICLE VIII
GENERAL PROVISIONS

SECTION 1. Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board may from time to time designate.

SECTION 2. Fiscal Year. The fiscal year of the Corporation shall be determined, and may be changed, by resolution of the Board.

SECTION 3. Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

ARTICLE IX
AMENDMENTS

SECTION 1. These bylaws may be altered, amended, supplemented or repealed or new bylaws may be adopted (a) at any regular or special meeting of stockholders at which a quorum is present or represented, by the affirmative vote of the holders of a majority of the shares entitled to vote, provided notice of the proposed alteration, amendment or repeal be contained in the notice of such meeting, or (b) by a resolution adopted by a majority of the whole Board at any regular or special meeting of the Board. The stockholders shall have authority to change or repeal any bylaws adopted by the directors.